                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only
[X]  Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             TRAK AUTO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Trak Auto Corporation Common Stock, par value $0.01 per share
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          5,909,179 shares of Trak Auto Corporation Common Stock, par value $0.01 per share
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          Trak Auto Corporation, HalArt, L.L.C., and HalArt (Delaware), Inc. have entered into an Agreement and Plan of Merger, dated as of March 11, 1999. The filing fee has been calculated in accordance with Rule 0-11 under the Exchange Act and is equal to 1/50 of 1% of the product of the following (1) the aggregate number of shares to which the transaction applies, multiplied by (2) $9.00, the amount that each stockholder will receive per share.
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $53,182,611.00
          ----------------------------------------------------------------------

     (5)  Total fee paid:

          $10,636.52 (Fee paid by wire transfer on March 26, 1999, Reference No. 004985)
          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials:

     $10,636.52 (Fee paid by wire transfer on March 26, 1999, Reference No. 004985)
     ---------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     ---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
     ---------------------------------------------------------------------------
     (3)  Filing Party:
     ---------------------------------------------------------------------------
     (4)  Date Filed:
     ---------------------------------------------------------------------------

                             TRAK AUTO CORPORATION
                                3300 75TH AVENUE
                            LANDOVER, MARYLAND 20785

                                 APRIL 28, 1999

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

     You are cordially invited to a special meeting of stockholders of Trak Auto Corporation, a Delaware corporation ("Trak"), to be held on May 27, 1999 at 10:00 a.m., local time, at Trak's headquarters located at 3300 75th Avenue, Landover, Maryland 20785.

     At the special meeting, you will be asked to consider a proposal to: (1) approve and adopt the Agreement and Plan of Merger, dated as of March 11, 1999, relating to the merger of a wholly-owned subsidiary of HalArt, L.L.C. ("HalArt") with and into Trak, the merger, and the other transactions described in the merger agreement, and (2) amend the Certificate of Incorporation and Bylaws of Trak as contemplated by the merger agreement. If the merger is consummated, Trak will become a wholly-owned subsidiary of HalArt and each share of Trak common stock will be converted into the right to receive $9.00 in cash, without interest, for each share of Trak common stock that you own. Treasury shares which Trak owns, shares which HalArt and its subsidiaries own and shares owned by stockholders who perfect appraisal rights under Delaware corporate law, however, will not be converted into the right to receive the $9.00 in cash, without interest.

     Your Board of Directors has unanimously approved and adopted a merger agreement with HalArt and the transactions related thereto and has concluded that the proposed merger and related transactions are advisable and in the best interests of Trak's stockholders. The Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the merger, as well as for the other matters to be voted upon at the special meeting.

[TRAK AUTO LOGO]

     HalArt and Dart Group Corporation ("Dart"), the beneficial owner of approximately 67% of the outstanding shares of Trak common stock, have entered into an agreement that requires Dart to vote its shares in favor of approval and adoption of the merger agreement and the merger unless, prior to the special meeting, the Trak Board of Directors: (1) recommends that Trak stockholders approve and adopt a proposal that is superior to the merger with HalArt; or (2) withdraws, amends or modifies its favorable recommendation of the merger agreement and the merger in a manner which is adverse to HalArt. As a result of the voting agreement, Trak expects that its stockholders will approve and adopt the merger agreement and the merger. Nevertheless, I urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. The proposed merger is an important step for Trak and its stockholders.

     In the materials accompanying this letter, you will find a Notice of Special Meeting, a Proxy Statement relating to the actions to be taken by Trak's stockholders at the special meeting and a proxy card. The proxy statement provides you with detailed information about the proposed merger. I encourage you to read the proxy statement and notice carefully. Should you have any questions about the merger, please contact David B. MacGlashan, Senior Vice President and Chief Financial Officer of Trak, at 301-226-1090.

     On behalf of your Board of Directors, I thank you for your support and urge you to vote for approval and adoption of the merger agreement and the merger, as well as for the other matters to be voted upon at the special meeting.

                                                   Sincerely,
                                                   /s/ R. KEITH GREEN
                                                   -----------------------------
                                                   R. Keith Green
                                                   President and Director

                             TRAK AUTO CORPORATION
                                3300 75TH AVENUE
                            LANDOVER, MARYLAND 20785
--------------------------------------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1999
--------------------------------------------------------------------------------

To Our Stockholders:

     Notice is hereby given that a special meeting of stockholders of Trak Auto Corporation, a Delaware corporation ("Trak"), will be held on May 27, 1999 at 10:00 a.m., local time, at Trak's headquarters located at 3300 75th Avenue, Landover, Maryland 20785, for the following purposes:

     1. to consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 11, 1999, among Trak, HalArt, L.L.C. ("HalArt"), and HalArt (Delaware), Inc., a wholly-owned subsidiary of HalArt that was created to complete the merger, to approve and adopt the merger and the other transactions described in the merger agreement, and to amend the Certificate of Incorporation and Bylaws of Trak as contemplated by the merger agreement. Trak is providing you with the full text of the merger agreement as Annex A to the accompanying proxy statement; and

     2. to transact any other business that may properly come before the special meeting and any adjournments thereof, including adjournments or postponements of the special meeting for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

     The close of business on April 16, 1999 has been fixed as the record date for determining which stockholders are entitled to notice of and to vote at the special meeting and at any postponement or adjournment of the special meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE RETURN POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

     If you attend the special meeting, you may vote your shares in person, which will revoke any previously executed proxy. If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the special meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                             By Order of the Board of Directors,

                                             /s/ Elliot Arditti
                                             ----------------------
                                             Elliot R. Arditti, Esq.
                                             Secretary

                                             Landover, Maryland
                                             April 28, 1999

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................  iii
SUMMARY.....................................................    v
FORWARD-LOOKING STATEMENTS..................................   xi
THE SPECIAL MEETING.........................................    1
     When and Where the Special Meeting will be Held........    1
     What Will be Voted Upon................................    1
     Number of Shares that Must be Present for a Vote to be
      Taken.................................................    1
     Votes Required for Approval............................    2
     Voting Your Shares and How Proxies are Counted.........    2
     Revocability of Proxy..................................    3
     Solicitation of Proxies................................    3
     Independent Public Accountants.........................    3
INFORMATION ABOUT THE MERGER................................    4
     The Companies..........................................    4
     General................................................    4
     Background of the Merger...............................    4
     Recommendation of the Board of Directors and Reasons
      for the Merger........................................    7
     DLJ Fairness Opinion...................................    8
SUMMARY OF THE MERGER AGREEMENT.............................   16
     Structure and Effective Time...........................   16
     Merger Consideration...................................   16
     Payment Procedures.....................................   16
     Stock Options..........................................   16
     Appraisal Rights.......................................   17
     Representations and Warranties.........................   18
     Conduct Prior to the Effective Time....................   18
     Additional Agreements..................................   19
     Conditions to the Merger...............................   20
     Termination of the Merger Agreement....................   21
     Termination Fee........................................   22
     Payment of Fees and Expenses...........................   23
     Amendments and Waivers.................................   23
     Consequences of the Merger.............................   23
     Agreements Pertaining to Warehouse Leases..............   23
     Voting Agreement.......................................   24
     HalArt's Source of Funds...............................   25
     Interest of Trak's Directors and Executive Officers and
      Dart in the Merger....................................   25
     Accounting Treatment...................................   26
     Federal Income Tax Consequences of the Merger to
      Stockholders and Option Holders.......................   26
     Regulatory Approvals...................................   26
DESCRIPTION OF TRAK'S BUSINESS..............................   28
     Operations.............................................   28
     Sales and Closing of Stores............................   30
     Relationship with Dart.................................   30
     Competition............................................   30
     Seasonality............................................   30
     Employees..............................................   31

PROPERTIES..................................................   31
LEGAL PROCEEDINGS...........................................   32
MARKET PRICE AND DIVIDEND INFORMATION.......................   33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   34
     Five Percent Beneficial Owners.........................   34
     Beneficial Ownership of Directors and Executive
      Officers..............................................   35
     Changes in Control.....................................   36
SELECTED FINANCIAL AND PER SHARE DATA.......................   37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   38
     Outlook................................................   38
     Liquidity and Capital Resources........................   38
     Results of Operations..................................   39
     Year 2000 Compliance...................................   42
     Effects of Inflation...................................   43
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................   43
OTHER MATTERS...............................................   43
WHERE YOU CAN FIND MORE INFORMATION.........................   44
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               ANNEXED DOCUMENTS
ANNEX A  --   AGREEMENT AND PLAN OF MERGER................................  A-1
ANNEX B  --   OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES
              CORPORATION.................................................  B-1
ANNEX C  --   VOTING AGREEMENT............................................  C-1
ANNEX D  --   SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.........  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL I RECEIVE FOR MY SHARES IN THE MERGER?

A: At the special meeting, holders of Trak Auto Corporation ("Trak") common stock will consider a proposal to approve and adopt the merger of HalArt (Delaware), Inc. ("Merger Sub"), a wholly-owned subsidiary of HalArt, L.L.C. ("HalArt"), with and into Trak, with Trak surviving as a subsidiary of HalArt. If the merger is consummated, holders of Trak common stock will be entitled to receive the merger consideration of $9.00 per share in cash, without interest, in exchange for each share of Trak common stock that they own.

Q:  WHY IS THE TRAK BOARD OF DIRECTORS RECOMMENDING THE MERGER AGREEMENT?

A: In the opinion of the Board of Directors (the "Board"), the merger offers you the best opportunity to realize value from your investment in Trak. The Board received a fairness opinion from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Trak's financial advisor, that the merger consideration is fair to holders of Trak common stock from a financial point of view. The merger consideration of $9.00 per share represents a 29% premium over the closing price of Trak common stock on the Nasdaq National Market ("Nasdaq") on the last trading day prior to the announcement of the merger.

Q:  WHEN DO YOU EXPECT THE MERGER WILL BE COMPLETED?

A: We hope to complete the merger promptly after the Trak stockholders approve and adopt the merger agreement and the merger at the special meeting. The special meeting is scheduled for May 27, 1999. However, the merger may be delayed if other closing conditions (including governmental antitrust approvals) have not been satisfied by that time.

Q:  WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: If you are subject to federal income tax, you may be taxed on your receipt of the merger consideration to the extent that the amount you receive exceeds your tax basis in your Trak common stock. Additionally, in the event that your tax basis in your Trak common stock exceeds the merger consideration, the resulting loss may have an effect on your federal income tax liability. However, tax matters are complicated, and tax results may vary among stockholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

Q: WHAT IS THE REQUIRED VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER?

A: The affirmative vote of a majority of the outstanding shares of Trak common stock entitled to vote is required to approve and adopt the merger agreement and the merger.

     Dart Group Corporation ("Dart"), the beneficial owner of approximately 67% of the outstanding shares of Trak common stock, has entered into a voting agreement with HalArt. Under the voting agreement, Dart has agreed to vote all of its shares of Trak common stock in favor of adoption of the merger agreement unless, prior to the special meeting, Trak's Board: (1) recommends that Trak stockholders approve and adopt a proposal that is superior to the merger with HalArt; or (2) withdraws, amends or modifies its favorable recommendation of the merger agreement and the merger in a manner which is adverse to HalArt. As a result of the voting agreement, Trak expects that Trak's stockholders will adopt and approve the merger agreement and the merger at the special meeting.

     THE TRAK BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

Q:  WILL I HAVE APPRAISAL RIGHTS?

A: Any stockholder who does not wish to accept the merger consideration has the right under Delaware law to have the "fair value" of his or her shares determined by the Delaware Chancery Court. This "appraisal right" is subject to a number of restrictions and technical requirements.

Q:  WHAT DO I NEED TO DO NOW?

A: PLEASE VOTE. You should mail your completed, signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions that will tell you how to exchange your stock certificates for the merger consideration. Please hold your certificates until you receive our instructions.

Q:  HOW DO I VOTE SHARES HELD IN MY BROKER'S NAME?

A: If your broker holds your shares of Trak common stock in his or her name (or in what is commonly called "street name"), then you should give your broker written instructions on how to vote. Your broker will not vote your shares if you do not give these instructions.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time (before your proxy is voted) in any one of the following three ways:

    - by filing a written notice of revocation;

    - by completing and submitting a new, later-dated proxy card; or

    - by attending the special meeting and voting in person.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about the proposed merger, please call David B. MacGlashan, Senior Vice President and Chief Financial Officer of Trak, at
    (301) 226-1090.

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposed merger to be voted upon at the special meeting fully, and for a more complete description of the terms of the merger, you should read carefully the entire proxy statement, the annexed documents and the other available information referred to in "Where You Can Find More Information" (page 32). The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE SPECIAL MEETING

DATE, TIME AND PLACE (PAGE 1)

     The special meeting will be held on May 27, 1999 at 10:00 a.m., local time at the headquarters of Trak Auto Corporation ("Trak") located at 3300 75th Avenue, Landover, Maryland 20785.

PURPOSE (PAGE 1)

     Holders of Trak common stock will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger and to amend Trak's Certificate of Incorporation and Bylaws as contemplated by the merger agreement. Upon the terms and subject to the conditions of the merger agreement, HalArt (Delaware), Inc. ("Merger Sub"), a wholly-owned subsidiary of HalArt, L.L.C. ("HalArt"), will be merged with and into Trak, with Trak surviving as a wholly-owned subsidiary of HalArt.

     The attorneys-in-fact named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

RECORD DATE AND VOTING POWER (PAGE 1)

     You are entitled to vote at the special meeting if you owned shares of Trak common stock at the close of business on April 16, 1999, the record date for the special meeting. You will have one vote at the special meeting for each share of Trak common stock you owned on the record date. As of the record date, there were 5,909,179 shares of Trak common stock entitled to be voted at the special meeting.

VOTES REQUIRED (PAGE 2)

     The transaction of business at the special meeting requires a quorum, which means the presence in person or by proxy of the holders of a majority of the outstanding shares of Trak common stock entitled to vote at the special meeting.

     If a quorum is present, approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Trak common stock.

     As a result of a voting agreement between HalArt and Dart Group Corporation ("Dart"), beneficial owner of approximately 67% of the shares of Trak common stock, Trak expects that its stockholders will approve and adopt the merger agreement and the merger. Nevertheless, the Board of Directors (the "Board") urges all Trak stockholders to vote "FOR" approval and adoption of the merger agreement and the merger.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (PAGE 34)

     As of the record date, the current directors and executive officers of Trak owned less than 1.5% of the shares of Trak common stock entitled to vote at the special meeting. Each of them has advised Trak that he plans to vote all his shares in favor of approval and adoption of the merger agreement and the merger.

REVOCABILITY OF PROXY (PAGE 3)

     Any stockholder who executes and returns a proxy may revoke that proxy at any time before it is voted in any one of the following three ways:

  - filing a written notice of revocation, bearing a later date than the proxy, with the corporate secretary of Trak at or before the special meeting;

  - duly executing a proxy relating to the same shares of Trak common stock, bearing a later date than the proxy you wish to revoke, and delivering it to the corporate secretary of Trak at or before the special meeting; or

  - attending the special meeting and voting in person.

     Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

THE MERGER

STRUCTURE (PAGE 16)

     Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Trak, with Trak surviving as a wholly-owned subsidiary of HalArt.

EFFECTIVE TIME (PAGE 16)

     We presently expect that the merger will become effective promptly after approval and adoption of the merger agreement and the merger at the special meeting, which is scheduled to take place on May 27, 1999. A number of conditions must be satisfied prior to the completion of the merger (including governmental antitrust approvals). If these conditions are not satisfied in a timely manner, the closing may be delayed or the merger agreement may be terminated.

MERGER CONSIDERATION (PAGE 16)
     At the effective time of the merger, each outstanding share of Trak common stock will be converted into the right to receive the merger consideration equal to $9.00 in cash, without interest. Shares which Trak owns, shares which HalArt and its subsidiaries own and shares owned by stockholders who perfect appraisal rights under Delaware corporate law, however, will not be converted into the right to receive the merger consideration.

PAYMENT PROCEDURES (PAGE 16)

     Prior to the effective time, HalArt will select a bank or trust company to serve as the paying agent. Upon completion of the merger, each holder of certificates representing shares of Trak common stock outstanding immediately prior to the effective time of the merger will, by surrendering those certificates to the paying agent, be entitled to receive the appropriate merger consideration. The paying agent will mail a letter of transmittal with instructions to all record holders of Trak common stock as of the effective time for use in surrendering their certificates in exchange for the merger consideration. You should not surrender your certificates until you have received the letter of transmittal and instructions.

APPRAISAL RIGHTS (PAGE 17 AND ANNEX D)

     Under Delaware law, Trak stockholders who do not vote for approval and adoption of the merger agreement and the merger and who comply with the other statutory requirements may elect to receive, in cash, the judicially determined appraised value of their shares of Trak common stock.

STOCK OPTIONS (PAGE 16)

     Since the exercise price for all outstanding stock options issued pursuant to the Trak stock option plan is greater than the merger consideration, Trak does not expect that any option holders will elect to exercise their options. The merger agreement provides that all outstanding stock options issued pursuant to the Trak stock option plan will become vested and fully exercisable and, if not previously exercised, will be cancelled and extinguished when the merger becomes effective.

OUR RECOMMENDATIONS TO STOCKHOLDERS AND REASONS FOR THE MERGER (PAGE 7)

     The Board believes that the merger is advisable and in your best interests and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the merger.

     The Board based its determination to approve and adopt the merger agreement and the merger on a number of considerations, including the following:

  - the history of Trak's discussions with other parties, including, without limitation, (1) the extensive efforts of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to assist Trak in exploring strategic initiatives to enhance stockholder value, (2) the fair and ample opportunity provided to other parties to submit proposals to Trak, (3) the absence of alternative proposals, and (4) the extensive arms-length negotiations between Trak and HalArt that resulted in the $9.00 per share price;

  - the recommendation of a special committee of the Board, comprised solely of directors who are not employees of Trak, Dart or Dart's parent corporation, that the Board approve and adopt the merger agreement and the merger;

  - the terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the limited ability of HalArt and Merger Sub to terminate the merger or the merger agreement and the provision requiring payment of the merger consideration in cash;

  - Trak's declining results of operations and profitability and its eroding market share;

  - Trak's prospects if it were to remain independent and the risks inherent in remaining independent, including competitive risks;

  - the high rate of turnover among Trak's management-level personnel;

  - the increasing competitiveness of the industry in which Trak competes and the financial resources available to Trak's competitors;

  - the value of the merger consideration as opposed to the recent trading price of shares of Trak common stock on Nasdaq, including the fact that the merger consideration to be paid represents a premium of approximately 29% over the $7.00 closing sale price for the shares on March 11, 1999, the last trading day prior to the public announcement of the merger;

  - the oral presentation that DLJ delivered to the Board on February 27, 1999 and DLJ's March 11, 1999 written fairness opinion which concluded that, as of the date of the opinion, the $9.00 per share cash consideration that Trak stockholders would receive in the merger was fair to Trak stockholders from a financial point of view (DLJ presented an updated oral presentation to the Board on April 26, 1999 and delivered an updated written opinion on April 28, 1999);

  - that the merger agreement permits the Board, in the exercise of its fiduciary duties, to furnish information and data, and to enter into discussions and negotiations, in connection with an unsolicited acquisition proposal that is superior to the merger agreement and to recommend an unsolicited, superior acquisition proposal to Trak's stockholders;

  - the merger agreement permits the Board, in the exercise of its fiduciary duties, to terminate the merger agreement in favor of an alternative, superior acquisition proposal, subject to the obligation to pay HalArt a termination fee of $1.25 million, plus up to

     $500,000 of HalArt's reasonable actual out-of-pocket expenses; and

  - the assessment that HalArt has the financial commitments necessary for it to consummate the merger.

DLJ FAIRNESS OPINION (PAGE 8 AND ANNEX B)

     On March 11, 1999, DLJ delivered its opinion to the Board, which opinion DLJ updated on April 28, 1999, to the effect that, as of that date, the $9.00 per share cash consideration that Trak stockholders would receive in the merger was fair to Trak stockholders from a financial point of view. The opinion does not constitute a recommendation as to how any Trak stockholder should vote with respect to the adoption of the merger agreement. You are urged to read the DLJ fairness opinion, attached as Annex B hereto, in its entirety.

INTERESTS OF TRAK'S EXECUTIVE OFFICERS AND DIRECTORS AND DART IN THE MERGER AND POSSIBLE CONFLICTS OF INTEREST (PAGE 25)

     In considering the recommendation of the Board that you vote "FOR" the adoption and approval of the merger agreement and the merger, Trak stockholders should be aware that a number of Trak's directors and executive officers have interests in the merger that are or may be different from other Trak stockholders.

     The merger agreement contemplates that the directors of Merger Sub will become the directors of Trak following the merger, but that Trak's executive officers prior to the merger will remain as Trak's executive officers following the merger. In the event that HalArt decides to terminate Trak's current executive officers, the termination would trigger rights that some executive officers hold pursuant to their respective employment contracts. These rights include the right to receive severance payments.

     Three members of the Board, John E. Stokely, John C. Belknap, and Alec C. Covington, are employees of Dart's parent corporation. Dart's interests in the merger may not necessarily coincide with those of other Trak stockholders. Dart has entered into a voting agreement with HalArt which, among other things, requires Dart to vote its shares of Trak common stock in favor of approving and adopting the merger agreement and the merger, unless certain exceptions become applicable.

CONDITIONS TO THE MERGER (PAGE 20)

     Trak and HalArt will not complete the merger unless a number of conditions are satisfied or waived. The conditions to both parties' obligations include:

  - the approval and adoption of the merger agreement and the merger by Trak's stockholders;

  - the absence of any order, decree or injunction enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority which prohibits the completion of the merger;

  - the termination or expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act");

  - the representations and warranties of each party must be true and correct on and as of the effective time of the merger (except any representation or warranty which speaks as of a specific date, which must be true and correct as of the specific date), except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on the other party; and

  - each party must have performed its obligations under the merger agreement, except for such failures to perform that will not reasonably be expected to have a material adverse effect on the other party.

     In addition, HalArt's obligation to effect the merger is dependent upon the effectiveness of agreements which amend, or otherwise govern the understanding of the parties to, leases pursuant to which Trak leases warehouse space in Ontario, California; Bridgeview, Illinois; and Landover, Maryland.

REGULATORY APPROVALS (PAGE 26)

     The completion of the merger is conditioned upon the expiration or termination of all applicable waiting periods under the HSR Act.

NO SOLICITATION (PAGE 19)

     Trak has agreed not to initiate or engage in any negotiations or discussions with another party regarding a business combination with another party while the merger is pending. However, Trak may engage in negotiations or discussions regarding an alternative proposal if Trak did not solicit, initiate or encourage the alternative proposal and the Board determines in good faith that the negotiations or discussions could reasonably lead to a proposal that is superior to the merger agreement. The Board also may withdraw or modify its recommendation in favor of the merger and may recommend or enter into an agreement with respect to a proposal that is superior to the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (PAGE 21)

     Trak and HalArt can mutually agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either company can terminate the merger agreement if:

   - a governmental authority prohibits the merger;

   - Trak's stockholders do not approve and adopt the merger agreement and the merger at the special meeting; or

   - the merger has not been completed on or before October 15, 1999.

     Trak can also terminate the merger agreement if:

   - the Board decides to enter into an agreement with another party with respect to a proposal that is superior to the merger agreement; or

   - HalArt or Merger Sub materially breaches any of their respective representations, warranties, covenants or agreements and fails to cure the breach within 20 business days following notice of the breach.

     HalArt can also terminate the merger agreement if:

   - the Board fails to recommend that Trak's stockholders adopt and approve the merger agreement and the merger or if the recommendation is made and subsequently withdrawn, modified or amended in any manner materially adverse to HalArt; or

   - Trak materially breaches any of its representations, warranties, covenants or agreements and fails to cure the breach within 20 business days following notice of the breach.

TERMINATION FEE (PAGE 22)

     HalArt is entitled to a termination fee of $1.25 million plus up to $500,000 of reasonable actual out-of-pocket expenses if Trak terminates the merger agreement because the Board has decided to enter into an agreement with another party with respect to a proposal that is superior to the merger agreement.

VOTING AGREEMENT (PAGE 24 AND ANNEX C)

     Dart, the beneficial owner of 3,962,245 shares of Trak common stock, representing approximately 67% of the outstanding shares of Trak common stock as of the date of this proxy statement, has agreed with HalArt to vote all of its shares of Trak common stock in favor of approval and adoption of the merger agreement and the merger unless, prior to the special meeting, the Trak Board:
(1) recommends that Trak stockholders approve and adopt a proposal that is superior to the merger agreement; or (2) withdraws, amends or modifies its favorable recommendation of the merger agreement and the merger in a manner which is adverse to HalArt. The voting agreement is expected to result in approximately 67% of the outstanding shares of Trak common stock being voted in favor of approval and adoption of the merger agreement and the merger. Thus, Trak expects that the merger agreement and the merger will be adopted and approved at the special meeting, even if no other Trak stockholder votes in favor of the proposal.

FEDERAL INCOME TAX CONSEQUENCES
(PAGE 26)

     If you are subject to federal income tax, you may be taxed on your receipt of the merger consideration to the extent that the amount you receive exceeds your tax basis in your Trak common stock. Additionally, in the event that your tax basis in your Trak common stock exceeds the merger consideration, the resulting loss may have an effect on your federal income tax liability. However, tax matters are complicated, and tax results may vary among stockholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

                           FORWARD-LOOKING STATEMENTS

     Statements in this proxy statement that are not historical in nature, including references to beliefs, anticipations or expectations, are forward-looking (as that term is defined in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are subject to a wide variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation:

     - the effect of increased competition in the markets in which Trak operates;

     - Trak's ability to open new stores and close other stores;

     - the sufficiency of recorded reserves for store closings;

     - the availability of capital to fund operations;

     - the effect of national and regional economic conditions;

     - changes in laws and regulations to which Trak is subject; and

     - other risks and uncertainties contained in or incorporated by reference in this proxy statement.

     For these and other forward-looking statements, Trak claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Trak does not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements, which revisions may be made to reflect any future events or circumstances, other than through its regular quarterly and annual financial statements, and through the accompanying discussion and analysis contained in Trak's Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

                             TRAK AUTO CORPORATION
                                3300 75TH AVENUE
                            LANDOVER, MARYLAND 20785

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

                              THE SPECIAL MEETING

     This proxy statement is being furnished to the stockholders of Trak Auto Corporation, a Delaware corporation ("Trak"), in connection with the solicitation of proxies by Trak for use at the special meeting of stockholders and at any adjournment or postponement of that meeting.

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD

     The special meeting will be held at 10:00 a.m., local time, on May 27, 1999, at Trak's headquarters located at 3300 75th Avenue, Landover, Maryland 20785.

WHAT WILL BE VOTED UPON

     At the special meeting, Trak stockholders will be asked to:

     1. consider a proposal to (1) approve and adopt the Agreement and Plan of Merger, dated as of March 11, 1999, among Trak, HalArt, L.L.C. ("HalArt") and HalArt (Delaware), Inc. ("Merger Sub"), relating to the merger of Merger Sub with and into Trak, the merger and other transactions described in the merger agreement, and (2) amend Trak's Certificate of Incorporation and Bylaws, as contemplated by the merger agreement; and

     2. transact any other business that may properly come before the special meeting and any adjournments thereof, including adjournments or postponements of the special meeting for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

ONLY STOCKHOLDERS OF RECORD AS OF APRIL 16, 1999 ARE ENTITLED TO VOTE AT THE SPECIAL MEETING

     The Trak Board of Directors (the "Board") has fixed the close of business on April 16, 1999 as the record date. Only Trak stockholders of record on the record date are entitled to notice of and to vote at the special meeting. As of the record date, Trak had 5,909,179 shares of common stock outstanding and entitled to vote at the special meeting.

     This proxy statement and the accompanying form of proxy were first mailed to stockholders on April 28, 1999.

NUMBER OF SHARES THAT MUST BE PRESENT FOR A VOTE TO BE TAKEN

     At the special meeting, inspectors of election will determine the presence of a quorum. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Trak common stock entitled to vote at the special meeting is necessary to constitute a quorum for all matters.

VOTES REQUIRED FOR APPROVAL

     Under Delaware corporate law, the affirmative vote of the holders of a majority of the issued and outstanding shares of Trak common stock is required for approval and adoption of the merger agreement and the merger. Dart Group Corporation ("Dart"), the beneficial owner of approximately 67% of the shares of Trak common stock, has entered into an agreement with HalArt providing that Dart will vote in favor of approval and adoption of the merger agreement and the merger unless, prior to the special meeting, the Board either: (1) recommends that Trak stockholders approve and adopt a proposal that is superior to the merger agreement; or (2) withdraws, amends or modifies its favorable recommendation of the merger agreement and the merger in a manner which is adverse to HalArt. THUS, WHILE TRAK EXPECTS THAT THE MERGER AGREEMENT AND THE MERGER WILL BE APPROVED AND ADOPTED AT THE SPECIAL MEETING, ALL TRAK STOCKHOLDERS ARE URGED TO VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The affirmative vote of the holders of a majority of the shares of Trak common stock present, either in person or by proxy, at the special meeting is necessary for the approval of other matters that may properly come before the special meeting.

VOTING YOUR SHARES AND HOW PROXIES ARE COUNTED

     All shares of Trak common stock represented by properly executed proxies received before or at the special meeting and not revoked will be voted as instructed on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted in favor of the approval and adoption of the merger agreement and the merger and related transactions. The proxy also confers discretionary authority on the attorneys-in-fact named in the proxy to vote the shares of stock represented by the proxy on any other matter that may properly come before the special meeting. Other matters may include consideration of a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

     Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the special meeting. Broker non-votes occur when a broker holding shares of Trak common stock in "street name" (i.e., as nominee for the beneficial owner) returns an executed proxy (or voting directions) that indicates that the broker does not have discretionary authority to vote on a proposal. Under Delaware law, broker non-votes and abstentions are counted as present for quorum purposes. Therefore, because the approval and adoption of the merger agreement and the merger require the affirmative vote of a majority of the issued and outstanding shares of Trak common stock, broker non-votes and abstentions will have the effect of votes against the proposal to approve and adopt the merger agreement and the merger. Trak stockholders who vote for approval and adoption of the merger agreement and the merger are not eligible to exercise appraisal rights under Delaware law. See "Appraisal Rights."

     If a Trak stockholder does not return a signed proxy, the stockholder's shares will not be voted, unless the stockholder attends the special meeting and votes in person. Returning a signed proxy will not affect a stockholder's right to attend the special meeting and vote in person. Trak stockholders are urged to mark the appropriate box on the form of proxy enclosed with this proxy statement to indicate how their shares are to be voted.

     As of the date of this proxy statement, Trak does not know of any other matters to be presented for action by Trak stockholders at the special meeting. If, however, other matters not now known are properly brought before the special meeting, the attorneys-in-fact named in the accompanying proxy will vote the proxies upon the other matters according to their discretion and best judgment.

REVOCABILITY OF PROXY

     Any Trak stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following three ways:

     - filing a written notice of revocation, bearing a later date than the proxy, with the corporate secretary of Trak at or before the special meeting;

     - duly executing a proxy relating to the same shares of Trak common stock, bearing a later date than the proxy you wish to revoke, and delivering it to the corporate secretary of Trak at or before the special meeting; or

     - attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Pursuant to the merger agreement, the entire cost of Trak's solicitation of proxies will be borne by Trak. In addition to solicitations by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Trak has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation for a fee of $3,500 plus expenses.

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Arthur Andersen LLP, Trak's independent public accountants, are expected to be present at the special meeting and will have the opportunity to make a statement and respond to appropriate questions.

                          INFORMATION ABOUT THE MERGER

THE COMPANIES

     Trak. Trak operates retail discount auto parts stores in the metropolitan areas of Washington, D.C.; Richmond, Virginia; Chicago, Illinois; and Milwaukee, Wisconsin, and in central Pennsylvania. Trak is engaged in the retail sale of a wide range of automobile parts and accessories for the do-it-yourself market. Trak's products include hard parts (such as alternators, starters, shock absorbers, fan belts, spark plugs, mufflers, thermostats and wheel bearings), as well as motor oil, oil filters, headlights, batteries, waxes, polishes, anti-freeze and windshield wipers. Trak does not sell tires and does not provide automotive service or installation. The headquarters and principal executive offices of Trak are located at 3300 75th Avenue, Landover, Maryland 20785, and its telephone number is 301-226-1200.

     HalArt. HalArt is an entity formed to pursue a "roll-up" strategy in the auto parts retailing market. It intends to combine Trak with other auto parts companies it is seeking to acquire in the Midwest, Northeast and Mid-Atlantic regions, including Forest City Auto Parts, Inc. ("Forest City"), which HalArt acquired on March 26, 1999. The headquarters and principal executive offices of HalArt are located at 1520 Surria Court, Bloomfield Hills, Michigan 48304 and its telephone number is 248-593-4996.

     Merger Sub. Merger Sub is a wholly-owned subsidiary of HalArt incorporated solely to effect the merger with Trak. Merger Sub has had no prior business and, upon consummation of the merger, its separate corporate existence will cease. The headquarters and principal executive offices of Merger Sub are located at 1520 Surria Court, Bloomfield Hills, Michigan 48304 and its telephone number is 248-593-4996.

GENERAL

     The discussion in this proxy statement of the merger and the description of the principal terms of the merger agreement are qualified by reference to the merger agreement and to the other annexes to this proxy statement, including the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the voting agreement, and Section 262 of the Delaware General Corporation Law attached as Annexes B, C and D, respectively.

BACKGROUND OF THE MERGER

     On April 9, 1998, Dart, Richfood Holdings, Inc. ("Richfood") and DGC Acquisition, Inc. ("DGC"), a wholly-owned subsidiary of Richfood, entered into an Agreement and Plan of Merger pursuant to which (1) Richfood caused DGC Acquisition, Inc. to commence a tender offer for all of the outstanding common stock, par value $1.00 per share, of Dart at a price of $160.00 per share, net to the seller in cash, and (2) DGC merged with and into Dart with Dart as the surviving corporation. As a result of the tender offer and the merger, Dart became a wholly-owned subsidiary of Richfood and, consequently, Richfood became the beneficial owner of approximately 67% of the outstanding shares of Trak common stock.

     In Richfood's filings with the SEC in relation to its tender offer for the outstanding shares of Dart common stock and in its press release announcing the transaction, Richfood expressed its intent to cause Dart to divest its ownership of Trak as soon as practicable. On May 26, 1998, Richfood issued a press release in which it reaffirmed its intent to cause Dart to divest its ownership of Trak and stated that the transaction would take one or more of the following forms:
(1) a sale of Dart's equity interest in Trak, or a distribution of Dart's equity interest in Trak to Richfood followed by a spin-off of the equity interest in Trak to Richfood's shareholders; (2) a sale of all of Trak's outstanding equity pursuant to a merger, tender offer or share exchange; (3) a sale of all or substantially all of Trak's assets, followed by a distribution of the net proceeds thereof to the respective stockholders of the company; (4) a recapitalization of Trak; or (5) a liquidation of Trak.

     On June 1, 1998, Trak's Board held a special meeting and resolved to retain DLJ to assist Trak in the evaluation of alternatives for maximizing stockholder value. On June 19, 1998, Trak issued a press release to announce that it had taken these steps. Trak's management and DLJ subsequently prepared a confidential memorandum containing information about Trak.

     During June 1998, DLJ initiated contacts with over 100 parties that it believed might have a potential interest in Trak. Some of these parties were major strategic competitors in the auto parts retailing industry and others were financial buyers, including financial buyers interested in retail or turnaround situations. Over 60 potential buyers received summary information describing Trak and 30 potential buyers signed confidentiality agreements. Upon signing confidentiality agreements, these parties received non-public evaluation materials regarding Trak's operations and performance and copies of the DLJ confidential memorandum describing Trak.

     Trak requested that interested parties submit preliminary bids on July 30, 1998. Trak, however, did not receive any bids before the initial deadline passed. During August, however, two of the 30 parties that signed confidentiality agreements submitted preliminary, non-binding indications of interest. DLJ and Trak evaluated the indications of interest and concluded that, although both indications of interest contained aspects that raised questions as to valuation and/or transaction structure, DLJ and Trak would release additional information regarding Trak to these potential buyers. Accordingly, Trak provided the two potential buyers with access to a management presentation containing additional information regarding Trak and a data room containing, among other items, materials pertaining to Trak's corporate governance, employees and material contracts, copies of management reports and financial and operating data. Trak's management also made itself available for question and answer sessions. While the two potential buyers performed due diligence on Trak, DLJ continued to contact potential strategic and financial buyers.

     Trak requested that binding bids be submitted before the end of November 1998. Each of the two potential buyers indicated that they were not in a position to submit binding bids at that time and requested additional time to analyze a potential transaction. Trak extended the deadline for revised bids to December 1998.

     On December 8, 1998, HalArt contacted DLJ regarding Trak. HalArt was in the process of purchasing Forest City Auto Parts, Inc. ("Forest City"), another discount retailer of auto parts. HalArt believed that a combination of Trak and Forest City would provide substantial cost saving opportunities and could improve Trak's profitability. After HalArt signed a confidentiality agreement, it received the materials that Trak previously had provided to the 30 other parties that had signed confidentiality agreements, as well as access to the same information previously provided to the other two bidders.

     On December 4 and 18, 1998, each of the two potential buyers respectively submitted subsequent non-binding proposals for the acquisition of Trak. DLJ and the Board believed that each of the proposals were disadvantageous to Trak's stockholders as a result of low valuation, problematic transaction structure and/or low probabilities of closing due to insufficient access to capital and/or other constraints.

     On January 29, 1999, after reviewing the materials related to Trak, HalArt submitted an acquisition proposal reflecting a valuation of $50 million ($8.46 per share) for all of the shares of Trak common stock. DLJ, on behalf of Trak, conducted subsequent negotiations with HalArt, which resulted in HalArt increasing its offer to $53.2 million ($9.00 per share) subject to the negotiation of other terms and conditions of the transaction, including the financing. As part of these discussions, Dart and HalArt agreed in principal that, in conjunction with any merger agreement, they would enter separate agreements that would amend, or otherwise govern the interpretation of, three leases pursuant to which Trak rents warehouse space from Dart-owned entities. The agreements pertaining to the leases contain rent concessions and other terms that are favorable to Trak.

     As negotiations with HalArt progressed, DLJ contacted the two other potential buyers that had submitted bids. DLJ informed them that Trak was negotiating with a third potential buyer and that the other potential buyers would need to improve the terms of their respective offers. Each of the other potential buyers declined to improve its bid.

     On February 8, 1999, the Board convened via telephone to discuss the status of discussions with HalArt, review key terms of HalArt's proposal, including the agreements pertaining to the warehouse leases, and to receive advice of its advisors. At the meeting, the Board reached a consensus that DLJ should continue discussions and negotiations with HalArt. On February 10, 1999, Trak delivered the first draft of the merger agreement to HalArt.

     On February 19, 1999, a special telephonic meeting of the Board was convened at which DLJ and Trak's counsel reviewed for the Board the status of negotiations and the terms of the proposed merger agreement with HalArt. The Board resolved to appoint a special committee comprised of directors who were not employees of Trak, Dart or Richfood to address any matters that may present a conflict of interest between Trak and Dart. The special committee met to discuss the proposed transaction immediately after the Board meeting.

     On February 21, 1999, the special committee met via telephone with representatives from DLJ and legal counsel. The special committee discussed certain provisions in the merger agreement. Additionally, DLJ reviewed for the special committee the chronology of events leading up to HalArt's offer and discussed its preliminary views as to the value of Trak.

     Also on February 21, 1999, representatives of Trak, HalArt and Dart met to further negotiate the contract and discuss additional concessions designed to induce HalArt to enter into the merger agreement at a valuation of $9.00 per outstanding share of Trak common stock. At this meeting, Dart indicated that it would lend HalArt up to $3 million to fund a portion of the merger consideration in the event that Trak's inventory and/or cash fall below specified levels.

     On February 27, 1999, the special committee met and reviewed the status of the merger agreement and HalArt's proposed financing of the acquisition. Immediately following the special committee meeting, the Board also met to review the status of the merger agreement and HalArt's proposed financing of the acquisition, and to receive a presentation from representatives of DLJ regarding the fairness of the proposed merger consideration to the stockholders from a financial point of view. The Board discussed the advantages and disadvantages of the proposed transaction and posed various questions to management and Trak's legal and financial advisors. The Board then authorized Trak's management and advisors to continue negotiations.

     From February 27 to March 10, 1999, the parties, along with their respective legal and financial advisors, engaged in numerous conference calls to resolve the remaining open issues with respect to the proposed transaction, including HalArt's proposed financing, and by the evening of March 10, 1999, the terms of the proposed transaction were substantially finalized.

     On March 11, 1999, the special committee met and discussed the final version of the merger agreement and the commitment letter which HalArt had received with regard to the establishment of a new senior secured credit facility to be used to finance the merger. At the conclusion of its meeting, the special committee recommended that the Board enter into the merger agreement. Following the special committee meeting, the Board held a special meeting to review the final version of the merger agreement and the commitment letter. DLJ also reaffirmed the fairness opinion that it had orally delivered to the Board at the February 27, 1999 meeting. The Board discussed the proposed transaction and posed various questions to management and its legal and financial advisors. The Board then unanimously resolved:

     - that the merger agreement and the merger are advisable, fair and in the best interests of Trak and its stockholders;

     - to approve and adopt the merger agreement and the merger;

     - to recommend that the merger agreement and the merger be adopted by Trak's stockholders; and

     - to authorize other actions that would further the process of completing the merger.

     Trak and HalArt executed the merger agreement after the close of business on March 11, 1999. The parties issued a press release announcing the transaction before the opening of the market on March 12, 1999.

     On April 26, 1999, the Board met via telephone to receive an updated presentation from representatives of DLJ regarding the fairness of the proposed merger considerations to Trak's stockholders from a financial point of view. At the meeting, DLJ reaffirmed its fairness opinion. DLJ's updated fairness opinion was delivered in writing on April 28, 1999.

     Accordingly, the Board unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement, the merger and the transactions related thereto. Some members of the Board and of the management of Trak have interests that may present conflicts of interest in connection with the merger. See "Interests of Trak's Directors & Executive Officers and Dart in the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The Board believes that the merger is advisable and in your best interests and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the merger. The Board based its determination to approve and adopt the merger agreement and the merger on a number of considerations, including the following:

     - the history of Trak's discussions with other parties, including, without limitation, (1) the extensive efforts of DLJ to assist Trak in exploring strategic initiatives to enhance stockholder value, (2) the fair and ample opportunity provided to other parties to submit proposals to Trak, (3) the absence of alternative proposals, and (4) the extensive arms-length negotiations between Trak and HalArt that resulted in the $9.00 per share price;

     - the recommendation of a special committee of the Board, comprised solely of directors who are not employees of Trak, Dart or Dart's parent corporation, that the Board approve and adopt the merger agreement and the merger;

     - the terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the limited ability of HalArt and Merger Sub to terminate the merger or the merger agreement and the provision requiring payment of the merger consideration in cash;

     - Trak's declining results of operations and profitability and its eroding market share;

     - Trak's prospects if it were to remain independent and the risks inherent in remaining independent, including competitive risks;

     - the high rate of turnover among Trak's management-level personnel;

     - the increasing competitiveness of the industry in which Trak competes and the financial resources available to Trak's competitors;

     - the value of the merger consideration as opposed to the recent trading price of Trak common stock on Nasdaq, including the fact that the merger consideration to be paid represents a premium of approximately 29% over the $7.00 closing sale price for the shares on March 11, 1999, the last trading day prior to the public announcement of the execution of the merger agreement;

     - the oral presentation that DLJ delivered to the Board on February 27, 1999 and DLJ's March 11, 1999 written fairness opinion, which concluded that, as of the date of the opinion, the $9.00 per share cash consideration that Trak stockholders would receive in the merger was fair to Trak stockholders from a financial point of view (DLJ presented an updated oral presentation to the Board on April 26, 1999 and delivered an updated written opinion on April 28, 1999);

     - that the merger agreement permits the Board, in the exercise of its fiduciary duties, to furnish information and data, and to enter into discussions and negotiations, in connection with an unsolicited acquisition proposal that is superior to the merger agreement and to recommend an unsolicited, superior acquisition proposal to Trak's stockholders;

     - the merger agreement permits the Board, in the exercise of its fiduciary duties, to terminate the merger agreement in favor of an alternative, superior acquisition proposal, subject to the obligation to pay HalArt a termination fee of $1.25 million, plus up to $500,000 of HalArt's reasonable actual out-of-pocket expenses; and

     - the assessment that HalArt has the financial commitments necessary for it to consummate the merger.

DLJ FAIRNESS OPINION

     In its role as financial advisor to Trak, DLJ was asked by Trak to render an opinion as to the fairness from a financial point of view to the Trak stockholders of the consideration to be received by the stockholders pursuant to the terms of the merger agreement. Pursuant to the merger agreement, each share of common stock held by Trak stockholders will be converted into the right to receive a cash payment per share equal to $9.00 without interest. On February 27, 1999, DLJ delivered its oral opinion, which DLJ updated orally on April 26, 1999, and, on March 11, 1999, DLJ delivered its written opinion, which was updated in writing on April 28, 1999, to the effect that, as of such dates and based upon and subject to the assumptions, limitations and qualifications set forth in the written opinion, the consideration that Trak stockholders would receive pursuant to the terms of the merger agreement is fair to the stockholders from a financial point of view.

     DLJ's written opinion is attached as Annex B to this proxy statement. Trak urges stockholders to read the opinion carefully in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by DLJ in connection with the written opinion.

     DLJ's opinion was prepared for the Board (and a special committee of the Board formed to evaluate certain aspects of the merger) and addresses only the fairness of the consideration to be received by Trak stockholders from a financial point of view. DLJ's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the merger. DLJ was not retained as an adviser or agent to Trak stockholders or any other person, other than as an advisor to Trak. Trak did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     Trak selected DLJ on the basis of DLJ's experience and expertise in transactions similar to the merger and its reputation in the retail and investment communities. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In arriving at its opinion, DLJ reviewed various drafts of the merger agreement, including the draft dated March 10, 1999, and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or that Trak furnished to it, including information provided during discussions with Trak's management. Included in the information provided during discussions with Trak's management were certain financial projections of Trak that Trak management prepared. In addition, DLJ compared certain financial and securities data of Trak with similar data of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Trak common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that Trak or its representatives provided to it, or that DLJ otherwise reviewed, including pro forma financial statements provided by Trak. With respect to the financial projections supplied to DLJ, DLJ assumed that management's projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of Trak's management as to Trak's future operating and financial performance. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information it reviewed. DLJ relied on advice of counsel to Trak as to certain legal matters.

     DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

     The following is a summary of the presentation made by DLJ to the Board at its February 27, 1999 meeting, as updated at the April 26, 1999 Board meeting, setting forth certain factors and the principal financial analyses that DLJ performed in order to arrive at its opinion. This summary reflects the basis for DLJ's opinion as updated at the April 26, 1999 Board meeting. This summary does not purport to be a complete description of the analyses DLJ performed. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances. Included in the following discussion are tabular summaries of certain statistical information that appears in the discussion. While these tables are presented for the purpose of clarity and ease of reference, they are not substitutes for, and must be read along with, all of the information appearing under the captions immediately preceding them as well as all of the information under the caption "DLJ Fairness Opinion."

     Valuation Methodology and Certain Qualitative Factors Regarding Trak. As part of its fairness analysis, DLJ considered that Trak had generated declining financial performance for the last five consecutive fiscal years, with flat to declining sales growth and deteriorating earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income. Moreover, DLJ's review of Trak's financial projections indicated that Trak's ability to reverse the current downward trend in its operating performance was partially dependent upon its ability to undertake a series of new store openings in highly competitive markets despite having a depleted management team, particularly in the accounting and real estate areas. DLJ compared Trak's historical operating performance to various performance metrics in the auto parts retailing industry. Among the items DLJ considered were comparable store sales growth, store level contribution and EBITDA margins, as well as market share statistics. Trak generated negative comparable store sales growth in 10 of the past 11 quarters. In addition, Trak's store level EBITDA margins substantially underperformed various industry averages. At the same time, Trak's major competitors, which are larger in terms of both sales base and capitalization, have been penetrating Trak's primary regional markets of Chicago, Illinois and Washington, D.C., resulting in market share erosion.

     In selecting ranges of valuation multiples for the various valuation methodologies utilized, DLJ considered that Trak was performing well below the median and, in many cases, the poorest of the companies and transactions DLJ analyzed for comparative purposes. In selecting valuation metrics, DLJ also considered the extensive sales process that it and Trak had undertaken (see "Background of the Merger"). Accordingly, DLJ believes that the appropriate ranges of valuation multiples for Trak should be significantly below the ranges of multiples calculated for such other companies and transactions selected for comparative purposes. In addition, DLJ elected to use three-year average statistics for Trak for valuation purposes. DLJ considered a three-year average to be more representative of Trak's past and future performance than statistics that would value Trak compared to its comparables for the last year alone, as the last year represented the worst financial performance in Trak's history.

     Historical Stock Price Performance. DLJ examined the historical closing prices of Trak common stock for the period from March 11, 1997 to March 11, 1999, the last trading day prior to the public announcement of the merger agreement. DLJ presented the information in the table below to provide the Board with background regarding the price of Trak common stock during the indicated periods.

               SUMMARY OF TRAK COMMON STOCK TRADING PRICE HISTORY

     CONSECUTIVE TRADING DAYS ENDING ON MARCH 11, 1999         HIGH      LOW
     -------------------------------------------------        ------    -----
10 days.....................................................  $ 7.06    $6.75
20 days.....................................................  $ 7.53    $6.75
30 days.....................................................  $ 8.13    $6.75
60 days.....................................................  $ 8.59    $6.75
90 days.....................................................  $ 8.59    $6.75
One year....................................................  $12.50    $6.25
Two years...................................................  $14.69(1) $6.25(2)

-------------------------
(1) October 16, 1997.
(2) September 16, 1998 and September 22, 1998.

     In addition, to provide comparative market data, DLJ compared the performance of Trak common stock from March 11, 1997 through March 11, 1999, to
(1) the S&P 400 Industrials Index, and (2) an index comprised of the other four publicly traded do-it-yourself auto parts retailers that have traded for at least two years (the "Auto Parts Retailer Composite Index"). The Auto Parts Retailer Composite Index consisted of AutoZone, Inc., Discount Auto Parts, Inc., O'Reilly Automotive, Inc. and The Pep Boys -- Manny, Moe & Jack. During the two years ended March 11, 1999, Trak's common stock substantially underperformed the S&P 400 Industrials Index and the Auto Parts Retailer Composite Index. The following table compares cumulative total returns (assuming reinvestment of dividends) on Trak common stock, the S&P 400 Industrials Index and the Auto Parts Retailer Composite Index for the two-year period ending March 11, 1999. This analysis assumes that the value of the investment in Trak common stock and each index was 100.00 on March 11, 1997.

                 COMPARISON OF TWO YEAR CUMULATIVE TOTAL RETURN
                      FOR THE PERIOD ENDED MARCH 11, 1999

                                             S&P 400            AUTO PARTS
                                           INDUSTRIALS           RETAILER
                                TRAK          INDEX           COMPOSITE INDEX
                                ----       -----------        ---------------
March 11, 1997...............  100.00        100.00               100.00
March 11, 1998...............  82.65         131.64               120.10
March 11, 1999...............  57.14         164.59               121.74

     Comparable Transaction Analysis. DLJ reviewed 11 comparable auto parts retailing merger and acquisition transactions announced between March 1, 1995 and April 23, 1999, and selected five of the 11 transactions ("Primary Comparable Transactions"), which DLJ viewed to be most comparable to the merger, as the basis for its analysis. For purposes of the comparable transaction analysis, DLJ calculated transaction value as the aggregate purchase price of equity (in the case of stock purchases), or the aggregate purchase price of the assets (in the case of asset purchases), plus total debt and preferred equity less cash and cash equivalents. DLJ reviewed the consideration paid in such transactions in terms of the total transaction value as a multiple of the number of stores, latest twelve months ("LTM") revenues and LTM EBITDA of the acquired entity prior to its acquisition. In its analysis, DLJ compared the acquired businesses to Trak on the basis of respective operating performance and also evaluated the direct comparability of each transaction, in part, based on the prevailing market factors at the time of each transaction. The high end of the valuation range was based on companies that were EBITDA positive. DLJ was also influenced in its judgment by its knowledge of HalArt's then pending acquisition of Forest City, which had not yet been publicly announced. Forest City had been marketed for a prolonged period of time but was, in contrast to Trak, generating positive EBITDA. DLJ selected valuation ranges ("DLJ M&A Selected Range") in view of the factors described in "Valuation Methodology and Certain Qualitative Factors Regarding Trak," above and DLJ's review of the Primary Comparable Transactions. The analyses resulted in (1) a DLJ selected range of $275,000 to $375,000 per store (implying a price per share of Trak's common stock of $9.01 to $11.96), (2) a DLJ selected range of 0.20x to 0.35x total enterprise value to three-year average revenues (implying a price per share of Trak's common stock of $8.55 to $14.28), and (3) a DLJ selected range of 5.0x to 8.0x total enterprise value to three-year average EBITDA (implying a price per share of Trak's common stock of $5.88 to $8.85).

                   SUMMARY OF COMPARABLE TRANSACTION ANALYSIS

                                                                LOW        HIGH
                                                                ---        ----
Transaction Value/Number of Stores
  Primary Comparable Transactions...........................  $265,000   $491,000
  DLJ M&A Selected Range....................................  $275,000   $375,000
Transaction Value/Revenues
  Primary Comparable Transactions...........................     0.21x      0.48x
  DLJ M&A Selected Range....................................     0.20x      0.35x
Transaction Value/EBITDA
  Primary Comparable Transactions...........................      4.2x       9.9x
  DLJ M&A Selected Range....................................      5.0x       8.0x

     No transaction used in this analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Trak and the companies involved in the selected transactions and other factors that could affect the acquisition value of the companies to which Trak is being compared. DLJ believes that mathematical analysis, such as determining the mean, is not in itself a meaningful method of using comparable transactions data.

     Break-Up/Liquidation Valuation. DLJ analyzed the possibility of selling Trak's stores located in its principal markets (the Washington, D.C., Chicago, Illinois and Milwaukee, Wisconsin markets) in one or more asset-based transactions. In conducting this analysis, DLJ examined two cases. In the first case ("Low Case"), DLJ assumed that the 158 stores in Trak's principal markets would be sold for $275,000 per store and that inventory would have a liquidation value of 40% of cost. In the second case ("High Case"), DLJ assumed that the 158 stores in Trak's principal markets would be sold for $375,000 per store and that inventory would have a liquidation value of 50% of cost. In both cases, it was assumed that the inventory held by the 16 stores in Trak's other markets (central Pennsylvania and Richmond, Virginia), which are not profitable, would approximate the cost of store closures and future lease obligations. Trak's management assessed the value of Trak's other assets in a liquidation scenario and determined that the other assets have little or no value. Additionally, certain substantial tax assets of Trak would have no value were Trak to cease to exist as an ongoing entity. However, substantially all of Trak's approximately $82 million of liabilities would remain. In the Low Case, the proceeds received from the sale of stores and Trak's cash and cash equivalents after settlement of all claims against Trak's assets would result in a value of $1.48 per share for Trak stockholders. In the High Case, after the settlement of all claims against Trak's assets, Trak stockholders would receive $4.44 per share.

               SUMMARY OF BREAK-UP/LIQUIDATION VALUATION ANALYSIS

                                                                LOW           HIGH
                                                                ---           ----
Assumed per Store Value.....................................  $275,000      $375,000
Assumed Inventory Recovery..................................      40.0%         50.0%
Implied Value per Share of Common Stock.....................     $1.48         $4.44

     Analysis of Selected Publicly Traded Comparable Companies. DLJ analyzed Trak's operating performance relative to the five other publicly traded do-it-yourself auto parts retailers ("Auto Parts Public Comparables"). The Auto Parts Public Comparables consisted of AutoZone, Inc., CSK Auto Corporation, Discount Auto Parts, Inc., O'Reilly Automotive, Inc. and The Pep Boys -- Manny, Moe & Jack. DLJ compared certain market trading statistics for Trak with the Auto Parts Public

Comparables (based on reported closing prices for the Auto Parts Public Comparables on April 23, 1999), including total enterprise value (defined as market value of common equity plus book value of total debt less cash and cash equivalents) as a multiple of LTM EBITDA, and price to LTM earnings per share ("EPS"). In its analysis, DLJ compared the Auto Parts Public Comparables to Trak on the basis of respective operating performance and also evaluated the direct comparability of each company. All of the Auto Parts Public Comparables are larger in sales base and capitalization, and are substantially EBITDA positive, as compared to Trak. As a result, in light of the factors described in "Valuation Methodology and Certain Qualitative Factors Regarding Trak," above, DLJ did not deem any of the Auto Parts Public Comparables to be directly comparable to Trak. In addition, DLJ focused on the valuation multiples of Discount Auto Parts, Inc., which represented the low end of the valuation multiples of the Auto Parts Public Comparables. Discount Auto Parts, Inc. is larger in terms of sales base and capitalization and is more profitable than Trak and was viewed by DLJ on a comparative basis to represent a high valuation for Trak. This analysis resulted in (1) a DLJ selected range of 6.0x to 8.0x total enterprise value to three-year average EBITDA (implying a price per share of Trak's common stock of $6.87 to $8.85) and (2) a DLJ selected range of 10.0x to 15.0x price to three-year average EPS (implying a price per share of Trak's common stock of $0.42 to $0.64).

            SUMMARY OF COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS

                                                               LOW   HIGH
                                                               ---   ----
Enterprise Value/EBITDA
  Publicly Traded Comparable Companies......................   8.5x  17.2x
  Discount Auto Parts, Inc..................................   8.5x   8.5x
  DLJ's Selected Range......................................   6.0x   8.0x
Price/EPS
  Publicly Traded Comparable Companies......................  12.7x  26.3x
  Discount Auto Parts, Inc..................................  12.7x  12.7x
  DLJ's Selected Range......................................  10.0x  15.0x

     No company used in this analysis is identical to Trak. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Auto Parts Retailers Comparable Companies and Trak and other factors that could affect the public trading value of the Auto Parts Retailers Comparable Companies. DLJ believes that mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable publicly traded companies data.

     Discounted Cash Flow Analyses. For purposes of this analysis, DLJ performed two discounted cash flow analyses for Trak which differed based on whether Trak's Fleet Services program was included or excluded in the analysis. The discounted cash flow analyses are on a stand-alone basis using management's estimates of future performance and future results of operations. Fleet Services is a new initiative by management that generated approximately $1 million of Trak's total sales during fiscal 1999, but is projected to grow to represent approximately $21 million of Trak's sales during fiscal 2004. However, the ability of Trak management to successfully implement the Fleet Services program is uncertain at this time, particularly due to recent management departures. Accordingly, one of the discounted cash flow analyses includes Trak's Fleet Services program ("Includes Fleet Operations"), while the second excludes this program ("Excludes Fleet Operations"). In each case, in performing its analysis, DLJ calculated the estimated "Free Cash Flow" based on stand-alone projected unleveraged operating income adjusted for: (1) taxes; (2) certain projected non-cash items (e.g., depreciation and amortization); (3) projected changes in working capital; and (4) projected capital expenditures. DLJ analyzed the projections and discounted the stream of Free Cash Flows from fiscal 2000 to fiscal 2004 provided in such projections, back to January 31, 1999 using discount rates ranging from 15.0% to 20.0%. DLJ selected the appropriate range of discount rates in comparison to the discount rates for the Auto Parts Public Comparables, which ranged from approximately 11.0% to 15.0%. To estimate the terminal value of Trak on a stand-alone basis at the end of the forecast period, DLJ applied terminal multiples of 6.0x to 8.0x projected fiscal 2004 EBITDA in the Includes Fleet Operations case and applied per store values of $300,000 to $400,000 in the Excludes Fleet Operations case and then, in both cases, discounted the value estimates back to January 31, 1999 using the discount rates range. DLJ then aggregated the present values of the Free Cash Flows and the present values of the terminal values to derive a range of implied enterprise values for Trak on a stand-alone basis for both cases. The range of stand-alone implied enterprise values was then adjusted for Trak's net debt to yield implied equity values of Trak on a stand-alone basis for both cases. The range of equity values was then divided by the number of fully diluted shares to determine a range of equity values per share for Trak on a stand-alone basis for both cases. Based on the foregoing, the analysis indicated the following ranges of implied equity values:

                    SUMMARY OF DISCOUNTED CASH FLOW ANALYSES

                                                         IMPLIED RANGE OF
                                                        PRESENT VALUE PER
                                                      SHARE OF COMMON STOCK
                                             ----------------------------------------
                                                 LOW                         HIGH
                                                 ---                         ----
Includes Fleet Operations..................     $6.64                       $10.20
Excludes Fleet Operations..................     $5.30                       $ 8.12

     Comparable Premiums Paid Analysis. DLJ reviewed publicly available information to determine the premiums paid in 37 merger and acquisition transactions ranging in size from approximately $30 million to approximately $80 million completed between January 1, 1997 and April 23, 1999. None of the preceding merger and acquisition transactions are directly comparable to the merger. For such merger and acquisition transactions, DLJ reviewed the percentage premium in each transaction represented by the transaction price over the trading price one day, one week and four weeks prior to the announcement date of each respective transaction compared to similar statistics for Trak on March 12, 1999, the date of the press release announcing that Trak and HalArt had entered into the merger agreement.

                  SUMMARY OF COMPARABLE PREMIUMS PAID ANALYSIS

                                                               PREMIUM OF OFFER
                                                            PRICE TO CLOSING PRICE
                                                             FOR PERIODS PRIOR TO
                                                               INDICATED DATES
                                                            ----------------------
                                                            1 DAY  1 WEEK  4 WEEKS
                                                            -----  ------  -------
Announcement Date: March 12, 1999.........................  28.6%  32.1%    22.0%
Median of 37 Selected Transactions........................  25.0%  33.3%    36.8%

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentations made by DLJ to the Board on February 27, 1999 and April 26, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses.

     Pursuant to an engagement letter dated May 29, 1998, DLJ provided financial advisory services and a financial fairness opinion in connection with the merger, and Trak agreed to pay DLJ a fee of approximately $0.8 million in connection with the merger if the merger is completed. This fee was calculated based on a percentage of the aggregate value of the transaction. Trak also agreed to reimburse DLJ for out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. DLJ also has rendered various investment banking and other advisory services to Richfood, which through Dart is the beneficial owner of approximately 67% of the outstanding shares of Trak common stock, and affiliates of Richfood in the past and is expected to continue to render such services in the future, for which it has received and will continue to receive customary compensation from Richfood and its affiliates.

     In the ordinary course of business, DLJ may actively trade the securities of Trak for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                        SUMMARY OF THE MERGER AGREEMENT

     The description of the merger agreement contained in this proxy statement is not complete and is qualified in its entirety by reference to the merger agreement itself, the full text of which is attached to this proxy statement as Annex A, and which is incorporated herein by reference. Stockholders are urged to read the full text of the merger agreement carefully.

STRUCTURE AND EFFECTIVE TIME

     The merger agreement provides for the merger of Merger Sub with and into Trak. Trak will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of HalArt. The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State, which shall occur as soon as practicable on or after the second business day following satisfaction or waiver of the conditions to the merger set forth in the merger agreement. The time that the merger becomes effective is referred to in this proxy statement as the "effective time." The effective time is expected to occur promptly after the Trak stockholders approve and adopt the merger agreement and the merger at the special meeting. The special meeting is scheduled for May 27, 1999. However, the effective time of the merger may be delayed if other closing conditions have not been satisfied by that time.

     Trak's Certificate of Incorporation and Bylaws following the merger are attached as Annex 1 and Annex 2 to the merger agreement, which is attached as Annex A to this proxy statement. The directors of Merger Sub immediately before the effective time will be the initial directors of Trak following the merger. The officers of Trak immediately before the effective time will serve as Trak's initial officers following the merger.

MERGER CONSIDERATION

     The merger agreement provides that each share of Trak common stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive $9.00 in cash per share, without interest, from HalArt. However, all shares owned by Trak, HalArt or any of their direct or indirect wholly-owned subsidiaries will, at the effective time, be cancelled and retired and no payment will be made for such shares. Additionally, if appraisal rights for any shares are perfected, those shares will be treated as described under "Appraisal Rights."

PAYMENT PROCEDURES

     HalArt will appoint a paying agent who will make payment of the merger consideration in exchange for certificates representing shares of Trak common stock. HalArt will make cash available to the paying agent in order to permit the payment of the merger consideration. Promptly after the effective time, the paying agent will send Trak stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the paying agent. Checks for the appropriate merger consideration (minus any withholding taxes required by law) will be mailed to stockholders promptly following the paying agent's receipt and processing of stock certificates and properly completed transmittal documents.

STOCK OPTIONS

     The merger agreement provides that notice will be given to holders of outstanding Trak stock options issued pursuant to the Trak stock option plan that all options will accelerate at the effective time and, if not exercised prior to the effective time, will be cancelled. As the exercise price of all outstanding Trak stock options is greater than the merger consideration, Trak does not anticipate that any option holder will elect to exercise any option to acquire Trak common stock prior to the effective time.

APPRAISAL RIGHTS

     Section 262 of the Delaware General Corporation Law provides that Trak stockholders who do not wish to accept the merger consideration may elect to have the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, determined by the Delaware Chancery Court. This amount would then be paid to the stockholder in cash, together with a fair rate of interest. The following summary of Section 262 is qualified in its entirety by reference to the full text of Section 262, which is attached to this proxy statement as Annex D.

     STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS OR TO PRESERVE THEIR APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX D. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 IN A TIMELY MANNER MAY RESULT IN THE LOSS OF THE APPRAISAL RIGHT. BECAUSE OF THE COMPLEXITY OF THESE PROCEDURES, STOCKHOLDERS ARE URGED TO SEEK THE ADVICE OF LEGAL COUNSEL IF THEY ARE CONSIDERING EXERCISING THEIR APPRAISAL RIGHTS.

     Stockholders who wish to exercise their appraisal rights under Section 262 must satisfy each of the following conditions:

     - The stockholder must not vote in favor of the merger.

     - The stockholder must deliver to Trak a written demand for appraisal before the vote on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Merely voting against, abstaining from voting, or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

     - The stockholder must continuously hold the shares for which appraisal is sought from the date of the demand through the effective time. Appraisal rights will be lost if the shares are transferred before the effective time.

     - The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time.

     Demands for appraisal must be made in writing and must be mailed or delivered to: Elliot R. Arditti, Secretary, Trak Auto Corporation, 3300 75th Avenue, Landover, Maryland 20785.

     STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE DLJ OPINION IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262.

     If a stockholder demands appraisal of shares under Section 262 and fails to perfect, withdraws or loses the appraisal right, the stockholder's shares will be converted into the right to receive the merger consideration of $9.00 per share in cash, without interest. Stockholders may withdraw a demand for appraisal by delivering to Trak a written withdrawal of the demand and acceptance of the merger consideration. However, Trak must consent to any withdrawal request made more than 60 days after the effective time.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of representations and warranties by Trak, HalArt and Merger Sub. These representations and warranties were made as of the date of the merger agreement, and it is a condition to the merger that they must be true and correct in all material respects as of the date of the merger agreement and as of the effective time (except representations and warranties which speak as of a specific date, which must be true and correct as of the specific date). The representations and warranties will not, however, survive the effective time. Trak, HalArt and Merger Sub each made representations and warranties regarding, among other things, the respective party's corporate organization, authorization of the merger agreement and the merger, no conflicts, consents and approvals, information supplied to be included in the proxy statement and fees and expenses of brokers and others. HalArt and Merger Sub also made representations and warranties relating to, among other things, HalArt's receipt of commitment letters from lenders to provide the funds to pay the merger consideration and related fees and expenses. Trak also made representations and warranties relating to, among other things, Trak's capitalization, Securities and Exchange Commission ("SEC") filings, financial statements, litigation, material contracts, labor matters, employee benefits, tax matters, compliance with law, the absence of undisclosed liabilities, and the receipt by the Board of a fairness opinion regarding the merger from DLJ.

     With respect to the merger, Trak made representations and warranties that Trak's Board of Directors: (1) approved the merger agreement and the merger; (2) resolved to elect not to be subject to any state anti-takeover law that is or purports to be applicable to the merger and has taken or will take all steps necessary to render Section 203 of the Delaware General Corporation Law inapplicable to the merger agreement and the merger; and (3) subject to the fiduciary duties of the Board of Directors applicable from time to time, resolved to recommend that the Trak stockholders approve and adopt the merger agreement and the merger.

CONDUCT PRIOR TO THE EFFECTIVE TIME

     Until the effective time, the terms of the merger agreement require Trak and its wholly-owned subsidiaries and partnerships to comply with a number of interim operating covenants. In general, Trak, on behalf of itself and its wholly-owned subsidiaries and partnerships, agreed to operate during the period in the ordinary and usual course in all material respects in the same manner as previously operated and to use their respective reasonable best efforts to preserve intact their respective business organizations. Trak also agreed to refrain from taking a number of actions, such as significant acquisitions or incurring indebtedness other than in the ordinary course of business, without HalArt's prior consent (which consent may not be unreasonably withheld or delayed). Trak's covenants to operate its businesses in the ordinary course relate primarily to the following:

     - the issuance of securities and dividends;

     - changes in governing documents;

     - employee compensation and benefit plans;

     - accounting methods;

     - tax matters;

     - material agreements;

     - capital expenditures;

     - holding stockholder meetings; and

     - taking any actions that would or are reasonably likely to result in any of the conditions to the merger not being satisfied.

     HalArt and Trak each appointed representatives to act as liaisons between the parties with regard to requests for consents. If HalArt's representatives do not respond within three business days of a request for a consent, HalArt is deemed to have consented.

ADDITIONAL AGREEMENTS

     The merger agreement contains a number of additional agreements of HalArt, Merger Sub and Trak regarding the completion of the merger and related transactions, including:

     Special Meeting and Proxy Materials. Trak agreed to prepare this proxy statement, mail it to Trak stockholders and call and hold a special meeting of its stockholders to vote on the merger agreement and the merger. Trak also agreed that, unless the Board concludes that the proposal of another party is superior to HalArt's proposal, the Board will unanimously recommend that the Trak stockholders vote in favor of approving and adopting the merger agreement and the merger and will include that recommendation in this proxy statement.

     No Solicitation. Trak agreed that it will not, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage the submission of proposals, offers or expressions of interest from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in (including by way of a tender offer), Trak or any subsidiary of Trak. Trak also agreed not to participate in any negotiations or discussions regarding any proposal, offer or expression of interest by another party and not to facilitate or encourage another party to make a proposal, offer or expression of interest. Trak also agreed to cease and terminate any existing discussions or negotiations with any person other than HalArt or Merger Sub.

     However, if the Board determines in good faith that an acquisition proposal could reasonably lead to a superior proposal, the merger agreement provides that the Board and Trak management may furnish information and engage in negotiations or discussions concerning an unsolicited acquisition proposal received in writing after the date of the merger agreement. A "superior proposal" means a bona fide acquisition proposal that the Board concludes, after consultation with its financial advisors, is more favorable, from a financial point of view, to Trak's stockholders than the proposal in the merger agreement.

     Trak has agreed not to engage in negotiations with, or disclose any nonpublic information to, any person making an acquisition proposal, unless it receives a confidentiality agreement executed by the person making the acquisition proposal that contains terms substantially similar to the confidentiality agreement between Trak and HalArt, dated as of December 8, 1998. Trak will notify HalArt within 48 hours of the receipt of any acquisition proposal that could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the merger and the other transactions contemplated in the merger agreement in a manner adverse to Merger Sub. The notice must include the identity of the person making the acquisition proposal and the terms and conditions of the acquisition proposal.

     Indemnification and Insurance. For six years after the effective time, HalArt has agreed to cause Trak and its wholly-owned subsidiaries to maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of the present and former directors, officers, employees and agents of Trak and its wholly-owned subsidiaries on terms no less favorable than those provided in the Certificates of Incorporation and Bylaws of Trak and its wholly-owned subsidiaries on the date of the merger agreement with respect to matters occurring prior to the effective time. In addition, HalArt has agreed to cause each of Trak and its subsidiaries (or any of their successors) to perform all of their respective obligations under indemnification agreements between Trak and present and former directors and officers of Trak.

     For six years after the effective time, HalArt has agreed to maintain in effect the current or comparable policies for directors' and officers' liability insurance maintained by Trak with respect to matters occurring prior to the effective time, to the extent that the current insurance is available to HalArt in the market. If such insurance is not available to HalArt in the market, HalArt agreed to provide the same level of insurance as is then provided to directors and officers of HalArt. HalArt also has agreed that in the event that it consolidates with or merges into any other person, or causes Trak to consolidate or merge into any other person, or either HalArt or Trak transfers all or substantially all of its properties and assets to any person, proper provision shall be made so that the successors and assigns of HalArt or Trak, as the case may be, honor these indemnification obligations.

     Y2K Issue. The parties reached an agreement as to the procedures Trak will implement to address the need to adapt its computer software and hardware systems that are date dependent to accurately process date data, including dates in the twentieth and twenty-first centuries (the "Y2K Issue"). As both Trak and HalArt have obtained systems that are designed to remedy the Y2K Issue, the parties agreed to test each of their systems to determine which would be most beneficial for Trak. If the results of the testing indicate that Trak should implement HalArt's system rather than its own, HalArt has agreed to reimburse Trak for its resulting additional expenses.

     Antitrust Filings. Trak and HalArt agreed to file their respective pre-merger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") as soon as practicable after the signing of the merger agreement. Trak and HalArt each filed their respective pre-merger notification and report forms under the HSR Act on March 31, 1999. It is anticipated that the waiting period specified under the HSR Act will expire or be earlier terminated not later than April 30, 1999, unless a request for additional information is made.

     In addition to the agreements summarized above, Trak made covenants relating to, among other things, confidentiality, access to information, public disclosure, cooperation to complete the merger, notice of certain events, third party consents and regulatory filings.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of Trak, HalArt and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - Trak stockholders must have approved and adopted the merger agreement and the merger by a vote of the majority of outstanding shares entitled to vote at the special meeting;

     - the merger must not be prevented by any order, decree or injunction by a United States court or governmental authority; and in the event that a United States court or governmental authority issues an order, decree or injunction that prevents the merger, the parties agreed to use their best efforts to have the order, decree or injunction vacated or reversed; and

     - any waiting periods under the HSR Act for the transactions contemplated by the merger agreement must have expired or been earlier terminated.

     Conditions to the Obligations of Trak to Effect the Merger. The obligation of Trak to effect the merger also is subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of HalArt and Merger Sub must have been true and correct as of the date of the merger agreement and must be true and correct in all material respects as if made as of the effective time (except for representations and warranties which speak as of a specific date, which must be true and correct as of the specific date), except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on HalArt; and

     - HalArt and Merger Sub must have performed in all respects their obligations under the merger agreement, except for any failure to perform that would not reasonably be expected to have a material adverse effect on HalArt.

     Conditions to the Obligations of HalArt and Merger Sub to Effect the Merger. The obligations of HalArt and Merger Sub to effect the merger also are subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of Trak must have been true and correct as of the date of the merger agreement and must be true and correct in all material respects as if made as of the effective time (except for representations and warranties which speak as of a specific date, which must be true and correct as of the specific date), except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Trak and its subsidiaries;

     - Trak must have performed in all respects its obligations under the merger agreement, except for any failure to perform that would not reasonably be expected to have a material adverse effect on Trak and its subsidiaries; and

     - the agreements pertaining to Trak's leases for its Ontario, California; Bridgeview, Illinois; and Landover, Maryland warehouses, which were executed along with the merger agreement on March 11, 1999, must be in full force and effect.

     For purposes of the merger agreement, a "material adverse effect" means with respect to any entity or group of entities, a material adverse effect on the business, financial condition or results of operations of the entity or group of entities taken as a whole, other than any change, circumstance or effect (1) relating to the economy or securities markets in general, (2) relating to the industries in which Trak or HalArt operate and not specifically relating to Trak or HalArt, (3) set forth or described in Trak's SEC filings or
(4) resulting from the execution of the merger agreement, the announcement of the merger agreement and the transactions contemplated thereby or any change in the value of Trak's common stock relating to the execution or announcement of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

     Trak and HalArt can mutually agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either party can terminate the merger agreement if:

     - the effective time shall not have occurred on or before October 15, 1999 (provided that the right to terminate under this provision shall not be available to any party whose failure to fulfill any obligation under the merger agreement caused or resulted in the failure of the effective time to occur on or before October 15, 1999);

     - any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action that restrains, enjoins or otherwise prohibits the merger shall have become final and nonappealable; or

     - merger agreement and the merger are not approved and adopted by the required vote of stockholders of Trak at the special meeting, including any postponement or adjournment of the special meeting.

     HalArt can also terminate the merger agreement if:

     - Trak has materially breached any representation, warranty, covenant or agreement set forth in the merger agreement and fails to cure the breach within twenty (20) business days after HalArt provides notice of the breach; or

     - the Board fails to recommend that its stockholders approve the transactions contemplated by the merger agreement, including the merger, or if the Board's recommendation shall have been made and subsequently withdrawn, modified or amended in any manner materially adverse to HalArt.

     Trak can also terminate the merger agreement if:

     - HalArt or Merger Sub has materially breached any representation, warranty, covenant or agreement set forth in the merger agreement, and HalArt or Merger Sub fails to cure the breach within twenty (20) business days following notice to HalArt of such breach; or

     - prior to the effective time, Trak receives a superior proposal, so long as (1) if a component of the superior proposal is cash consideration, then the party making the superior proposal has cash on hand or financing in place to provide cash consideration, which financing is committed and/or underwritten substantially to the same extent as HalArt's financing was on the date of the merger agreement and (2) the Board intends to enter into a definitive agreement relating to the superior proposal immediately following the termination of the merger agreement.

TERMINATION FEE

     Termination Fee. HalArt is entitled to a termination fee of $1.25 million plus up to $500,000 of reasonable actual out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement if Trak terminates the merger agreement because of the receipt of a superior proposal and Trak was not entitled to terminate the merger agreement due to (1) a court or other governmental authority issuing an order, decree or ruling or taking any other action restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action has become final and nonappealable or (2) a material breach by HalArt or Merger Sub of any representation, warranty, covenant or agreement set forth in the merger agreement, which breach has not been cured within twenty (20) business days following notice to HalArt of the breach.

     Y2K Reimbursement. If the merger agreement is terminated for any reason other than (1) by HalArt after there has been a breach by Trak that is not cured within twenty (20) business days following notice to Trak of the breach and the breach would reasonably be expected to have a material adverse effect on Trak, or (2) by Trak, if Trak has terminated the merger agreement due to the receipt of a superior proposal, HalArt and Merger Sub have jointly and severally agreed to indemnify and hold harmless Trak and its directors, officers, employees, affiliates, agents and assigns from any or all losses arising from the costs associated with the testing of the parties' respective Y2K systems, the present value of the difference between the costs associated with implementing HalArt's Y2K system and the estimated costs that would have resulted from implementing Trak's Y2K system, and any and all losses resulting from the failure of HalArt's system to adequately address the Y2K Issue.

PAYMENT OF FEES AND EXPENSES

     All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring the expenses, whether or not the merger is consummated.

AMENDMENTS AND WAIVERS

     The merger agreement may be amended by action taken by the parties thereto at any time before or after approval of the merger by the stockholders of Trak. However, after any approval by Trak's stockholders, the parties may not amend the merger agreement without the approval of Trak's stockholders if the amendment (1) alters or changes the merger consideration, (2) alters or changes Trak's Certificate of Incorporation, or (3) alters or changes the terms and conditions of the merger agreement in a manner that is adverse to Trak's stockholders. The merger agreement may be amended only by a written instrument signed on behalf of all parties to the amendment. At any time prior to the effective time, HalArt and Merger Sub on the one hand, and Trak on the other hand, may:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties contained therein or in any document, certificate or writing delivered pursuant thereto by the other party; or

     - waive compliance with any of the agreements or conditions contained in the merger agreement by the other party.

Any agreement on the part of any party to any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party.

CONSEQUENCES OF THE MERGER

     After the merger, Trak stockholders will no longer have any interest in Trak or its future earnings or growth. Trak will no longer be registered as a reporting company under the federal securities laws, and shares of Trak common stock will no longer be quoted on Nasdaq or listed on any other exchange.

AGREEMENTS PERTAINING TO WAREHOUSE LEASES

     The merger agreement required that Trak execute agreements that amended, or otherwise governed the interpretation of, leases for its Ontario, California; Bridgeview, Illinois; and Landover, Maryland warehouses.

     - Agreement with Respect to the Ontario, California Warehouse. Under the agreement pertaining to the lease for the currently vacant Ontario, California warehouse, Dart has agreed to indemnify Trak against any and all liabilities and obligations including, without limitation, obligations to pay rent, perform maintenance, make repairs or otherwise perform any non-rent obligations for the remainder of the lease's term, provided that Trak (1) vacates the warehouse and (2) transfers to Dart any economic benefits derived from any sublease or license with a third party related to the property as an offset against Dart's indemnification obligation. In the event that a wholly-owned subsidiary of Dart acquires title to the warehouse and prepays or refinances a mortgage note executed by the current owner of the warehouse, the lease will be terminated. In consideration of Dart's indemnity and agreement to terminate the lease HalArt has agreed to cause Trak to pay Dart a lease termination fee in an amount equal to twelve months of current base rent on the first anniversary of the effective time. The agreement provides that the agreement will in no way impair the value of the lease as a source of security for a successor lender to the current mortgage holder in the event that the note has not been prepaid in full prior to its maturity date. The agreement will only become effective if the merger is consummated.

     - Agreement with respect to the Bridgeview, Illinois Warehouse. The amendment to the lease for the Bridgeview, Illinois warehouse, removed rent escalator provisions from the lease and fixed Trak's rent at the current level of $754,000 per year through the remainder of the lease, which expires in 2014. The amendment also provides that Bridgeview Warehouse, L.L.C., which is wholly-owned by Dart and which is the landlord under the lease, may terminate the lease at any time upon at least six months' notice to Trak. The amendment will only become effective if the merger is consummated.

     - Agreement with respect to the Landover, Maryland Warehouse. Under the amended lease for the Landover, Maryland warehouse, Trak agreed to vacate the warehouse and the lease will be terminated six months after the effective time. Dart will defer receipt of rent and other payments otherwise due under the lease for a period of twelve months from the effective time. In addition to the rent and other payments that Dart had deferred, HalArt will cause Trak to pay Dart a lease termination fee equal to six months' of base rent on the first anniversary of the effective time. The amendment will only become effective if the merger is consummated.

The lease amendments have been delivered in escrow to Trak and will become effective as of the effective time.

VOTING AGREEMENT

     The description of the voting agreement between Dart and HalArt contained in this proxy statement is only a summary and is qualified in its entirety by reference to the agreement itself. The full text of the voting agreement is attached to this proxy statement as Annex C, and is incorporated herein by reference.

     As a condition to executing the merger agreement, HalArt required that Dart, the beneficial owner of 3,962,245 shares of Trak common stock, representing approximately 67% of the outstanding Trak common stock as of the date of this proxy statement, execute a voting agreement pursuant to which Dart agreed to vote in favor of adoption of the merger agreement at the special meeting. The voting agreement, however, does not require Dart to vote in favor of the merger agreement and the merger if, prior to the special meeting (1) the Board recommends that Trak stockholders approve and adopt a superior proposal, or (2) in the exercise of its fiduciary duties, the Board withdraws, amends or modifies its favorable recommendation of the merger agreement and the merger in a manner that is adverse to HalArt. The voting agreement is expected to result in approximately 67% of the outstanding shares of Trak common stock being voted in favor of adoption of the merger agreement. Thus, it is expected that the merger agreement will be approved and adopted at the special meeting, even if no other Trak stockholder votes to adopt the merger agreement.

     Dart also agreed not to sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer any of its voting rights, except to a person who is a party to an identical voting agreement with HalArt. The voting agreement terminates if the merger agreement is terminated prior to the effective time. The existence of the voting agreement could discourage other parties from attempting to acquire Trak.

HALART'S SOURCE OF FUNDS

     HalArt intends to consummate the transactions contemplated by the merger agreement using:

     - funds expected to be available under a new senior secured credit facility; and

     - Trak's available cash as of the effective date.

     HalArt has obtained a commitment letter from Congress Financial Corporation (Central) ("Congress Financial") to provide a senior secured credit facility of up to $36 million for the purpose of funding, in part, the payments to Trak stockholders and to provide working capital. The commitment letter contains numerous conditions that are not in the merger agreement, including:

     - a solvency certificate from Trak's chief financial officer;

     - the on-going provision of up-to-date information by Trak to Congress Financial; and

     - the absence of a material adverse change in Trak's business, operations or profits.

     In addition, the commitment letter is conditioned upon there being at least $4 million in excess available borrowings under the credit facility after the payment of the merger consideration. The determination of the available amount will be based on the lending formulas described in the commitment letter. The lending formulas are based on levels of inventory and cash. In the event that inventory and/or cash fall below specified levels, Dart has agreed to lend HalArt up to $3 million to fund a portion of the merger consideration. The commitment letter expires on June 30, 1999, subject to an obligation of Congress Financial to use its reasonable best efforts to extend the commitment to October 15, 1999. There can be no assurance that the conditions to the financing will be satisfied and that the financing will be consummated.

INTEREST OF TRAK'S DIRECTORS AND EXECUTIVE OFFICERS AND DART IN THE MERGER

     Some Trak officers and directors own Trak common stock. To that extent, their interest in the merger may be considered to be the same as other Trak stockholders. For information concerning ownership by Trak's officers and directors, see "Security Ownership of Certain Beneficial Owners and Management." However, in considering the recommendation of the Board that the merger agreement and merger be approved and adopted, Trak stockholders should be aware that a number of Trak officers and directors have interests in the merger that are, or may be, different from other Trak stockholders.

     The merger agreement contemplates that the directors of Merger Sub prior to the merger will be the directors of Trak following the merger, but that the executive officers of Trak prior to the merger will remain the executive officers of Trak following the merger. In the event that HalArt decides to terminate Trak's current executive officers, the termination would trigger rights that some executive officers hold pursuant to their respective employment contracts. These rights include the right to receive severance payments.

     HalArt also has agreed to indemnify each Trak officer and director against losses arising from his or her service as a director or officer of Trak and to continue to maintain directors' and officers' liability insurance for each Trak officer and director. See "Summary of the Merger Agreement Additional Agreements -- Indemnification and Insurance."

     As a controlling stockholder, Dart's interests in the merger may not necessarily coincide with those of other Trak stockholders.

ACCOUNTING TREATMENT

     The merger will be accounted for using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired, and Trak's results will be included in HalArt's consolidated financial statements from and after the effective time.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS AND OPTION HOLDERS

     The receipt of cash by a Trak stockholder in the merger or as a result of the exercise of appraisal rights may be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder's adjusted basis in the shares. If the shares constitute a capital asset in the stockholder's hands, the rate at which any gain is taxed for federal income tax purposes will depend on how long the stockholder has held the shares on the date of the merger.

     A stockholder who is a nonresident alien individual, a foreign corporation, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership with certain types of partners may not be subject to federal income tax with respect to any gain or loss on the sale of Trak common stock. However, this exemption is subject to a number of complex limitations that depend on a stockholder's particular circumstances.

     In general, holders of options to purchase Trak common stock will be required to report as ordinary taxable income any cash they receive in exchange for cancellation of the options. In addition, any cash payable to an option holder will be reduced by the amount of any taxes required to be withheld on ordinary income.

     This summary describes some of the federal income tax consequences of the merger for Trak stockholders. It does not discuss all potentially relevant federal income tax matters or the consequences to any stockholders or option holders subject to special tax treatment, or any state or local tax consequences of the merger. The tax consequences to particular Trak stockholders will depend on their specific circumstances.

     TRAK STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER TO THEM.

REGULATORY APPROVALS

     Under the HSR Act and the rules of the Federal Trade Commission (the "FTC") relating to the HSR Act, the merger cannot be completed until pre-merger notification and request forms have been filed and required information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC, and a specified waiting period has expired or been earlier terminated. Trak and HalArt each filed their respective pre-merger notification and report forms under the HSR Act on March 31, 1999. It is anticipated that the waiting period specified under the HSR Act will expire or be earlier terminated not later than April 30, 1999, unless a request for additional information is made.

     The merger agreement provides that all waiting periods under the HSR Act must have expired or been earlier terminated in order to complete the merger. The merger agreement also conditions the merger on the absence of any action by a government entity to make the merger illegal or otherwise prohibit its completion.

     At any time before or after the effective time, the Antitrust Division or the FTC could, if deemed necessary or desirable to do so, act under the federal antitrust laws and seek to enjoin completion of the merger or seek the divestiture of substantial assets of HalArt or Trak. At any time before or after the effective time, and notwithstanding that the HSR Act waiting period has expired, any state attorney general of a state where Trak or HalArt has operations also could take action under its state antitrust laws to enjoin completion of the merger or seek the divestiture of substantial assets. Private parties also may take legal action under federal and/or state antitrust laws under certain circumstances.

     Trak and HalArt believe that the merger will comply with federal and state antitrust laws. However, there can be no assurance that a challenge to the merger will not be made or that, if made, Trak and HalArt would prevail or would not be required to accept conditions, including divestitures, in order to complete the merger.

     Other than the expiration or earlier termination of the relevant waiting periods under the HSR Act (and the acceptance of the certificate of merger), there are no regulatory approvals from any governmental entities required to complete the merger.

                         DESCRIPTION OF TRAK'S BUSINESS

     Trak was incorporated in Delaware in 1983 and operates retail discount auto parts stores in the United States. Trak is the parent company of four wholly-owned subsidiaries: Riverdale Trak Acquisition, Inc., Super Trak Corporation, Trak Corporation and Trak DHC Corporation. Richfood, through its wholly-owned subsidiary, Dart, is the beneficial owner of approximately 67% of Trak's outstanding common stock.

OPERATIONS

     Trak operates retail discount auto parts stores in the metropolitan areas of Washington, D.C.; Richmond, Virginia; Chicago, Illinois; Milwaukee, Wisconsin; and in central Pennsylvania. During the fiscal year ended January 31, 1998, Trak sold its operations in the Los Angeles, California market and closed its Pittsburgh, Pennsylvania operations.

     Trak is engaged in the retail sale of a wide range of automobile parts and accessories for the do-it-yourself market. Trak's products include hard parts (such as alternators, starters, shock absorbers, fan belts, spark plugs, mufflers, thermostats and wheel bearings), as well as motor oil, oil filters, headlights, batteries, waxes, polishes, anti-freeze and windshield wipers. Trak does not sell tires and does not provide automotive service or installation.

     Trak characterizes its stores as Classic Trak stores, Super Trak stores and Super Trak Warehouse stores. The different types of stores have the following characteristics.

     - Classic Trak stores are typically between 5,000 and 6,000 square feet.

     - Super Trak stores are typically between 6,000 and 11,000 square feet and utilize the additional square feet to carry a broader selection of hard parts. Additionally, Super Trak stores feature special order services that permit customers to access virtually any automotive part, including engines. The stores also offer extensive technical assistance through computerized parts look-up, instruction for repairs, free use of specialized tools and factory trained parts personnel.

     - Super Trak Warehouse stores are typically between 11,000 and 24,000 square feet and carry more product items than either Classic Trak or Super Trak stores.

     Trak's stores use modern fixtures and equipment and the interiors have been standardized, so that the interiors of new stores can be assembled quickly. The stores are open seven days a week. No store contributed more than 2.0% to Trak's consolidated sales during the fiscal year ended January 30, 1999.

     Trak believes that Super Trak stores represent the strongest segment of its business. Since 1993, Trak has successfully opened or converted 91 Super Trak stores excluding Super Trak stores in the Los Angeles and Pittsburgh markets. Trak anticipates that all new stores will be Super Trak stores in existing and possibly new markets.

     Trak generally purchases merchandise directly from a large number of manufacturers and suppliers. Trak's distribution system is computerized, utilizing an automated replenishment and perpetual inventory system to generate shipments of product from distribution centers in Landover, Maryland and Bridgeview, Illinois. The required items are generally assembled and packaged for delivery in the order in which they will be unpacked and displayed on the shelves at the retail stores, promoting store efficiency. Inventories are monitored both at the stores and in the distribution centers to determine purchase requirements. Trak has a computerized point-of-sale ("POS") register system in every store. Trak uses POS scanners to identify most merchandise at the register and uses a price look-up function to price the sale. Most merchandise is pre-labeled with bar codes provided by the manufacturers. As these systems are subject to the Y2K Issue, Trak will need to make additional capital expenditures to ensure that the systems are operational as of January 1, 2000.

     Trak's merchandising philosophy is to develop strong consumer recognition and acceptance of its name by use of mass-media advertising to promote a broad selection of products at low prices. Trak emphasizes quality customer service through knowledgeable personnel and advanced technology such as electronic parts look-up, POS and computerized do-it-yourself aids in all stores.

     This table shows the number of Trak's stores in each location and cumulatively for each of the last five fiscal years.

                    NUMBER OF STORES AT END OF FISCAL YEAR:

                   METROPOLITAN AREA                      1999   1998   1997   1996   1995
                   -----------------                      ----   ----   ----   ----   ----
Chicago, Illinois.......................................    75     81     82     79     86
Los Angeles, California.................................    --     --     93     96    104
Pittsburgh, Pennsylvania................................    --     --     16     14     --
Central Pennsylvania....................................     7      7      2     --     --
Richmond, Virginia......................................     9      9      9     10     11
Milwaukee, Wisconsin....................................     9      8      7     --     --
Washington, D.C.........................................    75     76     77     77     81
Total...................................................   175    181    286    276    282

     This table shows the number of Classic Trak, Super Trak, and Super Trak Warehouse stores, respectively, that were opened, closed or remodeled during each of the last five fiscal years, as well as the total number of stores open as of the end of each of the last five fiscal years.

                   SUPER TRAK STORES                      1999   1998   1997   1996   1995
                   -----------------                      ----   ----   ----   ----   ----
Opened during year......................................     6      9     14     17     34
Closed or converted to Super Trak Warehouse during the
  year..................................................     2     12      5     10      1
Sold during the year....................................    --     32     --     --     --

              SUPER TRAK WAREHOUSE STORES                 1999   1998   1997   1996   1995
              ---------------------------                 ----   ----   ----   ----   ----
Opened during year......................................    --      1     14     23      7
Closed or converted to Super Trak during the year.......    --      5     --     --     --
Sold during the year....................................    --     14     --     --     --

                  CLASSIC TRAK STORES                     1999   1998   1997   1996   1995
                  -------------------                     ----   ----   ----   ----   ----
Opened during year......................................    --     --     --     --     --
Closed or converted to Super Trak or Super Trak
  Warehouse during the year.............................    10     16     13     36     72
Sold during the year....................................    --     36     --     --     --

               TOTAL OPEN AT END OF YEAR                  1999   1998   1997   1996   1995
               -------------------------                  ----   ----   ----   ----   ----
Super Trak Stores.......................................    91     87    122    113    106
Super Trak Warehouse Stores.............................    26     26     44     30      7
Classic Trak Stores.....................................    58     68    120    133    169

SALES AND CLOSING OF STORES

     Pursuant to an October 6, 1997 purchase agreement between Trak and CSK Auto, Inc. ("CSK"), Trak sold its interest in its California operations, including inventory, store fixtures, and store leases to CSK. Trak and CSK consummated the transaction on December 8, 1997 for an aggregate purchase price of approximately $32.8 million. Trak realized a pre-tax loss of $8.2 million (net of a reduction in the LIFO reserve of approximately $2.3 million) on the sale to cover losses associated with the sale of assets and exposure under remaining lease obligations. While Trak remains liable as a party to store leases that it assigned to CSK, CSK has agreed to honor the terms of the leases.

     On January 31, 1998, Trak closed 15 stores in the Pittsburgh, Pennsylvania market. The stores were closed as a result of disappointing operating results and Trak recorded a loss of approximately $14.9 million, primarily as a closed store reserve. During fiscal 1999, Trak reversed approximately $6.8 million of this reserve as a result of negotiating favorable lease terminations.

RELATIONSHIP WITH DART

     Dart currently provides Trak with in-house legal and financial reporting services. Trak compensates Dart for these services on a negotiated basis. Prior to Richfood's acquisition of Dart, Dart also provided additional services to Trak. In addition, Trak provides services to Dart including payroll and building security on a negotiated basis. Dart also pays certain "common expenses" for Trak, including, but not limited to, insurance, repairs and maintenance, utilities, and real estate taxes for Trak's headquarters in Landover, Maryland, telecommunications and certain information technology systems, as well as casualty, liability and property insurance. As a result of Richfood's acquisition of Dart, these charges are being eliminated as Trak contracts for these services directly with third parties.

COMPETITION

     The business in which Trak engages is highly competitive. Trak competes with local, regional and national retail sellers of automobile parts and accessories. To some extent, Trak competes with garages, service stations, automobile dealers, supermarkets, and department, hardware and other stores. Trak's competitors include, without limitation, Advance Auto, AutoZone, Inc., The Pep Boys -- Manny, Moe & Jack and Wal-Mart. Trak does not offer installation services, which some of these competitors provide to their customers. Additionally, many of these competitors have greater market share and financial resources, which allows them to exert significantly greater purchasing leverage on suppliers than Trak is able to exert.

SEASONALITY

     Trak's business is somewhat seasonal in nature, with the highest sales occurring in the second and third fiscal quarters (May through October). Sales for the combined second and third quarters in fiscal years 1999 and 1998 were 52% and 55%, respectively, of total annual sales. Weather conditions also affect Trak's business. Extremely hot or cold weather tends to enhance sales by causing a higher incidence of parts failure, thus increasing sales of seasonal products. Rain and snow, however, tend to reduce sales by causing deferral of elective maintenance.

EMPLOYEES

     On January 30, 1999, Trak employed approximately 1,200 full-time and 1,100 part-time persons engaged in retail, warehouse and administrative operations. Trak considers its relationship with its employees to be good.

                                   PROPERTIES

     Trak subleases from Dart 210,000 square feet of a distribution center and office facility, located in Landover, Maryland, which it shares with Crown Books Corporation ("Crown Books"), a majority-owned subsidiary of Dart. The original sublease commenced in 1985 with a term of 30 years and six months and provides for rent increases of approximately 15% every five years over the term of the sublease. Trak's current annual rental is $1,647,000. In addition, the sublease requires the payment of maintenance, utilities, insurance and real estate taxes allocable to the space subleased. Under the terms of the sublease amendment described above, Trak agreed to vacate the warehouse and the lease will be terminated six months after the effective time. Dart will defer receipt of rent and other payments otherwise due under the sublease for a period of twelve months from the effective time. In addition to the rent and other payments that Dart had deferred, HalArt will cause Trak to pay Dart a lease termination fee equal to six months of base rent on the first anniversary of the effective time. The amendment will only become effective if the merger is consummated.

     Trak has an agreement with Dart to use space in a warehouse facility located adjacent to the above distribution center and office facility on a month-to-month basis. The warehouse is owned by a wholly-owned subsidiary of Dart. The rental is variable and depends on the amount of square footage utilized by Trak. In fiscal 1999, the rental was approximately $207,000. The agreement also requires Trak to pay its pro-rata share of maintenance, utilities and real estate taxes.

     Trak leases a 176,000 square foot distribution center located in Bridgeview, Illinois from a wholly-owned subsidiary of Dart. The original lease, which commenced in 1984, is for thirty years and six months and provides for rent increases of approximately 15% every five years over the term of the lease. The current annual rental is $754,000. The lease also requires Trak to pay maintenance, utilities, insurance and real estate taxes on the warehouse. Upon the effectiveness of the lease amendment described above, the rent will become fixed at $754,000 per year for the remainder of the term of the lease and Trak will agree to vacate the premises on six months' notice.

     Trak leases a 317,000 square foot distribution center located in Ontario, California from a partnership that Ronald S. Haft, a former Dart shareholder, controls. The property has been vacant since April 1998 as a result of the sale of Trak's California operations to CSK in December, 1997. The lease, which commenced in 1989, is for 20 years and provides for increasing rental payments, based upon the Consumer Price Index for the Los Angeles area, over the term of the lease. The current annual rental is $1,516,000. The lease also requires Trak to pay for maintenance, utilities, insurance and real estate taxes on the distribution center. As part of a settlement with Ronald S. Haft, Mr. Haft agreed to transfer the Ontario, California office and distribution center to Dart (or a subsidiary). The transfer is subject to contingencies, including bankruptcy court and mortgagee approval. Upon the effectiveness of the agreement relating to the Ontario, California warehouse, Dart will indemnify Trak against any and all liabilities and obligations including, without limitation, obligations to pay rent, perform maintenance, make repairs or otherwise perform any non-rent obligations provided that Trak (1) vacates the warehouse and (2) transfers to Dart any economic benefits derived from any sublease or license with a third party related to the property as an offset against Dart's indemnification obligation. In the event that a wholly-owned subsidiary of Dart acquires title to the warehouse and prepays or refinances a mortgage note executed by the current owner of the warehouse, the lease will be terminated. HalArt has agreed to cause Trak to pay Dart a lease termination fee in an amount equal to twelve months of current base rent on the first anniversary of the effective time. The agreement provides that the agreement will in no way impair the value of the lease as a source of security for a successor lender to the current mortgage holder in the event that the note has not been prepaid in full prior to its maturity date.

     Trak leases, or has license agreements covering, the spaces where its 175 retail stores are located. As of January 30, 1999, the total remaining minimum annual payments for Trak's retail stores (excluding closed stores) were $82,995,000 to the lease expiration dates and (including closed stores) were $86,495,000 to the lease expiration dates. The lease and license expiration dates (without regard to renewal options) range from 1999 to 2013.

     One of Trak's stores is subleased from Crown Books and one is subleased from Shoppers Food Warehouse Corp., a wholly-owned subsidiary of Dart. These two subleases provide for various termination dates that range from 1999 to 2020 and require the payment of future minimum rentals aggregating $3,890,000 (including renewal options) at January 30, 1999. These sublease agreements also require payment of a percentage of sales in excess of a stated minimum.

     Annual fees and rentals paid to Dart and/or its subsidiaries for stores and office and warehouse space was $4,304,000 in fiscal 1999.

                               LEGAL PROCEEDINGS

AMEZCUA V. TRAK AUTO CORPORATION/TETT V. TRAK AUTO CORPORATION

     In January 1998, Trak was named as a defendant in two class action lawsuits (Amezcua v. Trak Auto Corp., Superior Court of the State of California, Action No. BC183900 and Tett v. Trak Auto Corp., Superior Court of the State of California, Action No. BC186931) involving former California employees of Trak who alleged that Trak engaged in improper wage-and-hour practices. The suits claimed that former salaried employees should have been paid overtime.

     Trak entered into a settlement agreement pursuant to which Trak's maximum exposure to members of the classes in both class action lawsuits was $4.5 million. During August 1998, Trak funded $4.5 million to an escrow account for payments to class members of these lawsuits, and, after payments to class members, approximately $183,000 of the escrow remains as of January 30, 1999. This amount is classified on the Consolidated Balance Sheets as Restricted Escrow Funds. In addition, Trak recorded a receivable of approximately $3.8 million at January 30, 1999 for recovery of these amounts from its insurance carriers and recorded a net provision of approximately $0.5 million during fiscal 1999 for the settlement, which has been recorded as Selling and Administrative Expenses on the Consolidated Statements of Operations. In March 1999, Trak received the $3.8 million insurance receivable.

OTHER

     In the normal course of business, Trak is involved in various claims and litigation. In the opinion of management, liabilities associated with the various claims and litigation, if any, will not have a material adverse effect upon Trak's consolidated financial condition and results of operations.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Trak common stock is listed and quoted on Nasdaq under the symbol "TRKA." This table shows the high and low sale prices per share of Trak common stock as reported by Nasdaq for each fiscal quarter indicated. Trak has not declared any dividends on its common stock during this period. The prices in this table do not include mark-ups, mark-downs or commissions.

                  Closing price per share                      High      Low
                  -----------------------                      ----      ---
Fiscal 1998:
  Quarter Ended:
     May 3, 1997............................................  $14.38    $10.63
     August 2, 1997.........................................   13.00     10.50
     November 1, 1997.......................................   16.75      9.00
     January 31, 1998.......................................   13.13     10.75
Fiscal 1999:
  Quarter Ended:
     May 2, 1998............................................  $12.00    $ 8.00
     August 1, 1998.........................................   12.50      9.00
     October 31, 1999.......................................   10.50      6.25
     January 30, 1999.......................................    8.63      6.88

     The last reported sales price per share of Trak common stock on March 11, 1999, the last trading day prior to the public announcement of the execution of the merger agreement, was $7.00, as reported by Nasdaq.

     As of April 16, 1999, there were approximately 104 record holders of Trak common stock.

     The last reported sales price per share of Trak common stock on April 27, 1999 was $8.63, as reported by Nasdaq. TRAK URGES ITS STOCKHOLDERS TO OBTAIN A CURRENT MARKET QUOTATION FOR TRAK COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

FIVE PERCENT BENEFICIAL OWNERS

     This table shows the stock ownership of all persons known by Trak to be the beneficial owners of more than 5% of the outstanding shares of Trak common stock as of April 27, 1999, unless otherwise indicated. Trak's knowledge is based upon
Schedule 13D or 13G reports filed with the SEC.

                                                              Shares of Trak Common Stock
                                                              or Common Stock Equivalents
                                                                 Beneficially Owned(1)
                                                              ---------------------------
           Name and Address of Beneficial Owner              Number     Percentage of Class
           ------------------------------------              ------     -------------------
Richfood Holdings, Inc....................................  3,962,245          67.05%
  4860 Cox Road
  Suite 300
  Glen Allen, VA 23060
Heartland Advisors, Inc.(2)...............................    965,900          16.35
  790 N. Milwaukee Street
  Milwaukee, WI 53203
Dimensional Fund Advisors, Inc.(3)........................    376,900           6.38
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

-------------------------
(1) Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if the owner, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares of Trak common stock beneficially owned.
(2) Based on holdings reported by Heartland Advisors, Inc. ("Heartland") on
    Schedule 13G/A filed February 9, 1999. Heartland is a registered investment advisor under the Investment Advisors Act of 1940. In its Schedule 13G/A, Heartland has reported that it has sole voting power over 360,800 shares of Trak common stock and sole dispositive power over 965,900 shares of Trak common stock.
(3) Based on holdings reported by Dimensional Fund Advisors, Inc. ("Dimensional") on Schedule 13G filed February 11, 1999. Dimensional is a registered investment advisor under the Investment Advisors Act of 1940. In its Schedule 13G, Dimensional has reported that it has sole voting power over 376,900 shares of Trak common stock and sole dispositive power over 376,900 shares of Trak common stock.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     This table shows, as of April 27, 1999, the direct and indirect beneficial ownership of shares of Trak and Richfood common stock by (1) individuals who have served as directors of Trak since February 1, 1998 (listed by name), (2) individuals who have served as Trak's chief executive officer or acted in a similar capacity since February 1, 1998, (3) each current executive officer of Trak, (4) Robert E. Brann, former Executive Vice President of Trak, and (5) all directors and executive officers as a group.

                                  Shares of Trak Common Stock  Shares of Richfood Common Stock
                                  or Common Stock Equivalents    or Common Stock Equivalents
                                     Beneficially Owned(1)          Beneficially Owned(1)
                                  ---------------------------  -------------------------------
                                                Percentage of                    Percentage of
    Name of Beneficial Owner        Number          Class         Number             Class
    ------------------------        ------      -------------     ------         -------------
John C. Belknap.................     None                       19,121(2)              *
Alec C. Covington...............     None                       55,129(3)              *
Ben Holcomb.....................     None                         None
Harold Linowes(4)...............   1,500(5)           *           None
Howard Metzenbaum(4)............   1,500(5)           *           None
Harlan Seymour..................     None                         1,000                *
John E. Stokely.................     None                      208,809(6)              *
Richard B. Stone(7).............     None                         None
R. Keith Green..................  49,998(8)           *           None
David B. MacGlashan.............  16,000(9)           *           None
Robert H. Thomas................  6,966(10)           *           None
Robert E. Brann(11).............     None                         None
All directors and executive
  officers as a group
  (12 people)...................  75,964(12)        1.29%      284,059(13)             *

-------------------------
* Less than 1%
(1) Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if the owner, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned.
(2) Includes exercisable options for 18,750 shares, 6,250 of which become exercisable on July 7, 1999.
(3)  Includes exercisable options for 53,750 shares.
(4) Harold Linowes and Howard Metzenbaum resigned as directors of Trak effective October 31, 1998.
(5)  Includes exercisable options for 1,500 shares.
(6)  Includes exercisable options for 102,375 shares.
(7) Richard B. Stone resigned as Chairman and Chief Executive Officer of Trak effective October 31, 1998.
(8)  Includes exercisable options for 44,998 shares.
(9)  Includes exercisable options for 16,000 shares.
(10) Includes exercisable options for 6,966 shares.
(11) Robert E. Brann resigned as Executive Vice President of Trak effective August 23, 1998.
(12) Includes exercisable options for 70,964 shares.
(13) Includes exercisable options for 179,125 shares, 6,250 of which become exercisable on June 7, 1999.

CHANGES IN CONTROL

     As a result of the tender offer and merger between Dart and a subsidiary of Richfood, as described above, Dart became a wholly-owned subsidiary of Richfood. On May 13, 1998, Richfood acquired approximately 96% of the then-outstanding Dart common stock through the tender offer at a purchase price of $160 per share, net to the seller in cash. Richfood acquired the remaining shares for the same consideration in a parent-subsidiary merger which was effective on May 18, 1998. Because Dart owns approximately 67% of the shares of Trak common stock, Richfood's acquisition of all of Dart's common stock resulted in the transfer of ultimate ownership of Dart's controlling interest in Trak to Richfood. The aggregate purchase price of the Dart common stock Richfood acquired pursuant to the tender offer and merger was $201,116,325, which was funded from borrowings under credit facilities provided by First Union National Bank, as lender and administrative agent for a syndicate of banks, in an aggregate amount equal to $450 million, $250 million of which is a five-year revolving credit facility and $200 million of which is an eighteen month term loan. Borrowings under the facilities bear interest at a variable rate per annum, which is initially equal to LIBOR plus 1%. The representations, warranties and covenants set forth in the credit facilities are substantially similar to those set forth in Richfood's previously existing credit facilities with First Union, as lender and administrative agent for a syndicate of banks. The credit facilities contain provisions requiring early repayment of the term loan with the net proceeds of new offerings of equity securities or senior debt by Richfood and with the net proceeds of any sale of Richfood's interest in (1) Trak, (2) Crown Books, (3) Total Beverage Corporation, a Delaware corporation, and (4) certain real estate assets.

     Pursuant to its voting agreement with HalArt, Dart has agreed to vote all of its shares in favor of the adoption of the merger agreement. The voting agreement is expected to result in 67% of the outstanding Trak common stock being voted in favor of adoption of the merger agreement. Thus, it is expected that the merger agreement will be approved and adopted at the special meeting, which would effect a change in control of Trak. See "Voting Agreement."

                     SELECTED FINANCIAL AND PER SHARE DATA

                                                             Fiscal Year
                                         ----------------------------------------------------
                                           1999       1998       1997       1996       1995
                                           ----       ----       ----       ----       ----
                                          (in thousands, except per share and sales % data)
INCOME STATEMENT DATA:
Sales (a)..............................  $221,584   $319,440   $345,984   $342,242   $348,599
Interest and other income..............     2,284      2,181      1,586      2,358      1,887
Cost of sales, store occupancy and
  warehousing..........................   171,095    246,632    262,472    253,582    256,210
Selling and Administrative.............    48,523     68,862     72,050     69,208     67,680
Provision for loss on sale of
  California operations................        --      8,193         --         --         --
Depreciation and Amortization..........     4,191      8,481      7,495      6,292      6,004
Interest expense.......................     3,749      3,753      3,705      3,638      3,849
Closed store provision (reversal)......    (6,821)    13,929        402        418      1,580
Impairment of fixed assets.............     1,203         --         --         --         --
Income (loss) before income taxes......     1,928    (28,229)     1,446     11,462     15,163
Net income (loss)......................     1,208    (17,673)     1,084      7,290     10,265
Per share data:
  Basic income (loss) per share........  $    .20   $  (2.99)  $    .18   $   1.24   $   1.69
  Diluted income (loss) per share......       .20      (2.99)       .18       1.23       1.67
  Book value per share.................     11.33
  Dividends per share..................        --
Weighted average common share and
  common share equivalents outstanding
  Basic................................     5,909      5,909      5,900      5,867      6,078
  Diluted..............................     5,909      5,909      5,942      5,928      6,139
Percentage increase (decrease) in sales
  Total stores.........................     (30.6)%     (7.7)%      1.1%      (1.8)%      4.1%
  Comparative stores...................      (2.2)%     (8.7)%     (1.7)%     (2.7)%      2.1%

                                                        At End of Fiscal Year
                                         ----------------------------------------------------
                                           1999       1998       1997       1996       1995
                                           ----       ----       ----       ----       ----
                                                        (dollars in thousands)
BALANCE SHEET DATA:
Current assets.........................  $106,648   $114,156   $136,813   $133,993   $137,306
Current liabilities....................    53,107     70,167     80,298     75,348     75,293
Working capital........................    53,541     43,989     56,515     58,645     62,013
Total assets...........................   148,592    173,506    192,220    187,595    187,649
Long-term obligation...................    28,537     37,597     28,509     30,064     31,797
Stockholders' equity...................    66,948     65,742     83,413     82,183     80,559

-------------------------
(a) Trak sold its California operations and closed its Pittsburgh, Pennsylvania operations during fiscal 1998. These stores represented approximately $85 million in sales in fiscal 1998. Trak has not restated its results of operations or provided proforma financial statements for fiscal 1998.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OUTLOOK

     Except for historical information, statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking. Actual results may differ materially due to a variety of factors, including, without limitation, the consummation of the merger, Trak's ability to open new stores and close other stores, the sufficiency of recorded reserves for store closings, the availability of capital to fund operations, the effect of national and regional economic conditions and other risks described from time to time in Trak's filings with the SEC. Trak undertakes no obligation and does not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

     The automotive aftermarket is highly competitive. As a result, the industry is consolidating, with independent operators and small chains that are either going out of business or being acquired by larger competitors. Additionally, the do-it-yourself customer base is shrinking due to the increased complexity of automobiles, the increased incidence of leasing, and the availability of well maintained leased vehicles entering the used car market. Management believes that the markets in which Trak operates will remain highly competitive in the foreseeable future.

     Reference to "fiscal 1999" means the 52 weeks ended January 30, 1999, "fiscal 1998" means the 52 weeks ended January 31, 1998, "fiscal 1997" means the 52 weeks ended February 1, 1997, and "fiscal 1996" means the 53 weeks ended February 3, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Cash, including short-term instruments, is Trak's primary source of liquidity. Cash, including short-term instruments, decreased by $0.9 million to $17.0 million at January 30, 1999 from $17.9 million at January 31, 1998. The decrease was primarily due to funding $4.5 million in escrow for settlement of class action litigation involving employees of Trak's former California operations and payments on fiscal 1998 year-end accounts payable balances related to the Trak's former operations in the California and Pittsburgh, Pennsylvania markets. The decrease was partially offset by funds received from Dart for loan repayments (see Note 5 to the Consolidated Financial Statements).

     Operating activities used $6.8 million of Trak's funds during fiscal 1999 compared to using $7.7 million during fiscal 1998. The $6.8 million consisted of $4.5 million deposited in escrow for settlement of the California class action litigation and final payments on fiscal 1998 year-end accounts payable balances related to Trak's former operations in the California and Pittsburgh, Pennsylvania markets.

     Investing activities provided $6.1 million to Trak during fiscal 1999, compared to providing $14.1 million during fiscal 1998. The $6.1 million consisted primarily of Dart's repayments of loans from Trak of approximately $7.2 million during fiscal 1999 partially offset by capital expenditures of $1.2 million. The $14.1 million resulted primarily from proceeds of the sale of Trak's California operations partially offset by loans to Dart and capital expenditures.

     Financing activities used $172,000 of Trak's funds during fiscal 1999 compared to $211,000 during fiscal 1998. These amounts were used for principal payments on capital lease obligations.

     Trak's primary capital requirements relate to remodelings and new store openings (including purchases of inventory and the costs of store fixtures and leasehold improvements). As of January 30,

1999, Trak had entered into an amendment to an existing store lease for additional space and had not entered into any agreements for new store locations. Trak funds its requirements for working capital and capital expenditures with net cash generated from operations, existing cash resources and, if necessary, borrowings under a revolving credit facility. Working capital increased $9.6 million to $53.5 million during fiscal 1999. The increase was primarily due to the reclassification to a current asset of the remaining $11.0 million balance due on the Dart loan. Working capital decreased $12.5 million to $44.0 million during fiscal 1998. The decrease was primarily due to funding the $15.0 million loan to Dart and was partially offset by cash received from the sale of Trak's California operations. On February 3, 1999, Trak received $7.5 million from Dart as a principal payment on the Dart loan, and on March 12, 1999, Trak received the remaining $3.5 million principal balance of the Dart loan. In addition, Trak received approximately $3.8 million from insurance carriers in March 1999 as a recovery of substantially all of the amounts expended pursuant to the settlement of the California class action litigation.

     In December 1996, Trak entered into a revolving credit facility with a finance company to borrow up to $25.0 million. The credit facility has an original term of three years. Borrowings are limited to eligible inventory levels and are secured by Trak's inventory, accounts receivable and proceeds from the sale of those assets. The credit facility contains certain restrictive covenants and an interest rate that fluctuates with Trak's ratio of funded debt to equity. Trak had not borrowed under the credit facility as of January 30, 1999.

RESULTS OF OPERATIONS

                                                      YEARS ENDED
                                       -----------------------------------------
                                       JANUARY 31,    JANUARY 31,    JANUARY 31,
  Analysis of Results of Operations       1999           1998           1997
-------------------------------------  -----------    -----------    -----------
                                                    (in thousands)
Sales................................   $221,584       $319,440       $345,984
Operating Income (Loss)..............     (2,225)        (4,535)         3,967
Adjusted Operating Income (Loss).....     (6,327)        (2,935)         3,967
Pretax Income (Loss).................      1,928        (28,229)         1,446

     Adjusted operating income (loss) has been included to reflect management's view of the run-rate operating income (loss) of Trak for fiscal 1999. Adjusted operating income (loss) equals operating income (loss) revised to reflect unusual settlements with vendors and changes in estimates which increased Trak's operating results during fiscal 1999. These one-time items net to $4.1 million in fiscal 1999 and consist of (1) settlements with merchandise vendors of $0.8 million and (2) $3.8 million, which includes settlements of real estate related issues, amounts due to non-merchandise vendors and a revision of the estimated cost to exit the Ontario, California warehouse partially offset by $0.5 million of litigation expenses, as further discussed in this Management's Discussion and Analysis of Financial Conditions and Results of Operations. Fiscal 1998's adjusted operating income (loss) reflects the elimination of $1.6 million of settlements of litigation involving Trak and members of the Haft family, former Dart Shareholders.

     Fiscal 1999 compared to Fiscal 1998

     During fiscal 1999, Trak opened six Super Trak stores, closed two Super Trak stores and closed or converted ten Classic Trak stores to the Super Trak format. As of January 30, 1999, Trak had 175 stores, including 91 Super Trak stores and 26 Super Trak Warehouse stores.

     For fiscal 1999, sales decreased by $97.8 million, or 30.6%, to $221.6 million compared to fiscal 1998 sales of $319.4 million. The decrease was primarily due to Trak's sale of its California operations (82 stores) in December 1997 and the closing of Trak's stores located in the Pittsburgh, Pennsylvania market (15 stores) on January 31, 1998. Comparable sales (stores open more than one year) decreased 2.2% in fiscal 1999 compared to fiscal 1998. The decrease in comparable sales was primarily due to an increase in competition in the markets in which Trak operates combined with unusually mild weather conditions during the first quarter of fiscal 1999. Sales for Super Trak and Super Trak Warehouse stores represented 73.6% of total sales during fiscal 1999 compared to 69.8% of total sales for fiscal 1998.

     Interest and other income increased by $0.1 million to $2.3 million during fiscal 1999 compared to fiscal 1998. The increase was primarily due to interest received from Dart on outstanding loan balances (see Note 5 to the Consolidated Financial Statements).

     Cost of sales, store occupancy and warehousing expenses as a percentage of sales were 77.2% in fiscal 1999 and fiscal 1998. During fiscal 1999, a decrease in store margins was offset by $0.8 million from settlements negotiated with merchandise vendors.

     Selling and administrative expenses as a percentage of sales were 21.9% in fiscal 1999 compared to 21.6% in fiscal 1998. The increase was primarily due to increased net advertising costs, the settlement of legal matters and $0.5 million of net cost to Trak to settle the California class action litigation partially offset by approximately $3.8 million, which includes settlements of real estate related issues, amounts due to non-merchandise vendors and a revision of the estimated cost to exit the Ontario, California warehouse that Trak vacated subsequent to the sale of its California operations. In addition, although actual corporate expenses were less than the prior year, corporate expenses increased as a percentage of sales.

     Operating loss totaled $2.2 million in fiscal 1999, compared to an operating loss of $4.5 million in fiscal 1998. The decrease was primarily attributable to unusual settlements with vendors and changes in estimates, which reduced Trak's operating loss during fiscal 1999, partially offset by reduced sales, discussed above, and higher net advertising costs. In addition, corporate expenses increased as a percentage of sales, as Trak was not able to reduce these costs in line with lower sales.

     Depreciation and amortization expenses decreased $4.3 million, or 50.6%, in fiscal 1999 compared to fiscal 1998. The decrease was primarily due to a decrease in depreciation expense related to the reduction in fixed assets as a result of the sale of the California operations and the closing of the stores located in the Pittsburgh, Pennsylvania market.

     During fiscal 1999, Trak reversed approximately $6.8 million of its closed store reserve as a result of negotiating favorable lease terminations for stores that it closed in the Pittsburgh, Pennsylvania market compared to recording a closed store expense of approximately $13.9 million in fiscal 1998.

     Trak recorded an impairment of fixed assets of approximately $1.2 million during fiscal 1999 for the net book value of the fixed assets at under performing stores.

     During fiscal 1999, Trak's effective income tax rate was 37.3%. Trak generated a net operating loss of approximately $13.6 million during fiscal 1999, of which $1.1 million can be carried back to prior tax years, subject to Alternative Minimum Tax limitations, and $12.5 million will be carried forward. The net operating loss carryforward will expire in fiscal year 2019. As a result of Richfood's acquisition of Dart, utilization of Trak's net operating loss carryforwards may be limited. If the merger is consummated, the tax carryforwards may be further limited as a result of the change in control. Management, however, believes that it is more likely than not that all tax carryforwards are realizable.

     Trak recorded net income for fiscal 1999 of $1.2 million compared to a net loss of $17.7 million during fiscal 1998. The net income for fiscal 1999 was primarily due to the reversal of Trak's closed store reserve partially offset by operating losses.

     Fiscal 1998 Compared to Fiscal 1997

     During fiscal 1998, Trak opened nine Super Trak stores and one Super Trak Warehouse store. Including the Pittsburgh, Pennsylvania store closings, Trak closed or converted 16 Classic Trak stores, closed or converted 12 Super Trak stores and closed or converted five Super Trak warehouse stores. As a result of the sale of its California operations, Trak reduced the number of Classic Trak stores by 36, Super Trak stores by 32 and Super Trak Warehouses by 14. At January 31, 1998, Trak had 181 stores, including 87 Super Trak stores and 26 Super Trak Warehouse stores.

     Sales of $319.4 million for fiscal 1998 decreased by $26.5 million or 7.7% compared to fiscal 1997. The decrease was primarily due to the mild winter conditions in the Midwest and East coast markets during the first quarter of fiscal 1998 as well as the sale of Trak's California operations and weak performance of the stores in the highly competitive Los Angeles market prior to the sale. Comparable sales (stores open more than one year) decreased 8.7% in fiscal 1998 compared to fiscal 1997. Sales for comparable Super Trak Warehouse stores decreased 6.2% in fiscal 1998. Sales for comparable Super Trak stores decreased 9.9% in fiscal 1998. Sales for comparable Classic Trak stores decreased 8.3% in fiscal 1998. Sales for Super Trak and Super Trak Warehouse stores represented 69.8% of total sales during fiscal 1998 compared to 64.6% for fiscal 1997.

     Interest and other income increased by $0.6 million in fiscal 1998 when compared to fiscal 1997. The increase was primarily due to increased recoveries resulting from audits of prior year vendor allowances and increased interest income.

     Cost of sales, store occupancy and warehousing expenses as a percentage of sales were 77.2% in fiscal 1998 compared to 75.9% in fiscal 1997. The increases were primarily due to higher store occupancy costs for larger stores with newer leases, and increased distribution costs due to broader geographical delivery areas and increased number of product items supplied to Super Trak Warehouse stores.

     Selling and administrative expenses as a percentage of sales were 21.6% in fiscal 1998 compared to 20.8% in fiscal 1997. The increase was primarily due to increased payroll costs, as a percentage of sales (actual payroll dollars in fiscal 1998 were less than fiscal 1997) and to payments for settlements with former stockholders of Dart and Trak (certain members of the Haft family) (see
Note 9 to the Consolidated Financial Statements).

     Operating loss totaled $4.5 million in fiscal 1998 compared to operating income of $4.0 million in fiscal 1997. The loss was primarily attributable to lower sales, as discussed above, resulting in reduced gross profit partially offset by reduced operating expenses.

     The provision for loss on sale of Trak's California operations of $8.2 million represents the loss associated with the sale of Trak's California assets (see Note 7 to the Consolidated Financial Statements).

     Depreciation and amortization expenses increased $1.0 million in fiscal 1998 compared to fiscal 1997. The increase was due to the write-off of favorable lease rights in conjunction with closing the Pittsburgh stores and was partially offset by a reduction in depreciation as a result of fixed assets becoming fully depreciated and fixed assets sold or taken out of service.

     Interest expense increased $48,000 in fiscal 1998 compared to fiscal 1997.

     Trak recorded a closed store provision of $13.9 million in fiscal 1998 primarily for the stores closed in the Pittsburgh, Pennsylvania market.

     The net loss of $17.7 million in fiscal 1998 compared to net income of $1.1 million in fiscal 1997 was a result of the foregoing factors, primarily the closed store reserve and loss from the sale of the California operations.

     The effective income tax rate was 37.4% in fiscal 1998 compared to 25.0% in fiscal 1997. The increase was primarily the result of a net operating loss generated and fully utilized while a permanent tax difference remained relatively unchanged.

YEAR 2000 COMPLIANCE

     The Y2K Issue is the result of computer systems and computer software using only two digits rather than four to define a year. As a result, systems that are date-sensitive may recognize the year "00" as the year 1900 rather than the year 2000. Unless remedied, the Y2K Issue could result in system failures, miscalculations and the inability to process necessary transactions or engage in normal business activity. In addition to computer systems and computer software, any equipment using embedded microchips, such as controllers and telephone exchanges, also could be at risk.

     Trak is currently conducting a review of the Y2K compliance of its computer systems and software and its impact on Trak's operations. The review has focused on three major areas: information technology systems ("IT"), embedded technology and other systems ("Non-IT"), and key third party relationships.

     Based on the results of this review to date, with respect to IT systems, Trak believes that its general ledger and accounts payable systems are Y2K compliant. Trak's warehouse distribution and merchandising system is not yet Y2K compliant and modification is required. Trak's point of sale system, both software and hardware, is not Y2K compliant and will need to be replaced. Based on discussions with its vendors, Trak believes that the remainder of its IT systems are Y2K compliant, including its primary computer hardware (AS400's) and related operating systems that process the software applications discussed above.

     Trak has plans to provide minimal disruption to its operations with respect to its IT Y2K compliance. The aggregate costs associated with the plans are estimated to be approximately $6.7 million. Trak has spent approximately $192,000, as of January 30, 1999, none of which has been capitalized. The plans include: (1) replacing store related hardware and software and (2) utilizing internal and third party contractors to modify for Y2K compliance and enhance the warehouse distribution and merchandising system.

     Accordingly, Trak has engaged a consulting firm to complete and test Y2K modifications and enhancements to the warehouse distribution and merchandising system, completion of which is in two phases, the first was completed in mid-January 1999, prior to the start of Trak's current fiscal year, and the second is anticipated to be completed in the fall of 1999.

     As described above, Trak and HalArt have agreed to conduct testing on systems that the respective companies have obtained that are designed to remedy the Y2K Issue for store systems. The results of this testing will determine whether Trak implements its Y2K system or HalArt's solution. As described above, the parties have entered into an arrangement whereby HalArt will fund increased expenditures that result if Trak implements HalArt's solution rather than its own. Additionally, HalArt has indemnified Trak against losses that may result from Trak's implementation of HalArt's system. Trak expects to fund any expenditures that it must make in order for it to become Y2K compliant by using cash flow from operations. No material information technology projects have been deferred as a result of Trak's Y2K plans.

     While management believes that it has taken appropriate steps to ensure that Trak becomes Y2K compliant, even in the event that the merger is not consummated, there is no guarantee that Trak will be successful in adopting its store systems plan or that such plan will be adopted in sufficient time to allow for the plan to be fully implemented and tested by the year 2000.

     The aforementioned costs are based on management's best estimates, which were derived from assumptions of future events, including the availability of resources, third parties and other factors.

There can be no assurance that these estimates will prove to be accurate, and actual results could vary due to uncertainties. There can be no guarantee that there will be sufficient time to fully implement the plans and complete testing by January 1, 2000. Trak currently has no contingency plans if the implementation is not complete.

     Trak believes that the majority of its Non-IT systems are currently Y2K compliant. Testing of all Non-IT systems is approximately 75% complete and is expected to be completed by the summer of 1999.

     Trak's review of Y2K compliance issues with key vendors, suppliers, customers and other third parties has not identified any providers that, in the event of their failure to become Y2K compliant, could materially impact Trak's results of operations. However, there can be no assurance that the failure of any unrelated third parties to become Y2K compliant in a timely manner would not have a material adverse effect on Trak's result of operations or financial condition. Trak uses third party vendors to process payroll and human resources functions. Through discussions with its payroll and human resource provider, Trak has determined that the current systems that the provider is using are not Y2K compliant and will require replacement. During 1999, Trak and the provider plan to convert these processes to a system that is Y2K compliant and is currently available from the provider.

     EFFECTS OF INFLATION

     Inflation in the past several years has not had a significant impact on Trak's business. Trak believes it will be able to recover future cost increases due to inflation by increasing selling prices.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Trak is exposed to market risk related to changes in interest rates. Trak had no derivative financial instruments held for speculative or trading purposes or any agreements for interest rates swaps during fiscal 1999 and fiscal 1998.

     Interest Rate Sensitivity. Trak is exposed to market risk from changes in interest rates, which could impact its results of operations and financial condition. Trak manages its exposure to these risks through its normal operating and financing activities. Trak currently invests its temporary cash in money market funds, United States Treasury Notes, and United States Agency Securities, which are sensitive to interest rate changes. Although Trak currently has no outstanding long-term debt, if Trak were to borrow against its outstanding credit facility, the resulting variable rate debt also would be sensitive to interest rate changes. If market interest rates average 1% less during fiscal 2000 than they did during fiscal 1999, Trak's interest income before income taxes would decrease by approximately $84,000. This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. The sensitivity analysis assumes no changes in Trak's financial structure and does not take into account the impact that would result from consummation of the merger.

                                 OTHER MATTERS

     As of the date of this proxy statement the Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the special meeting other than as discussed herein.

     Trak will hold an annual meeting of stockholders as soon as practicable after any termination of the merger agreement (except any termination in connection with a superior proposal). Trak will announce the date of any annual meeting promptly in the event it is scheduled. Any stockholder who wishes to submit a proposal for consideration at any annual meeting should submit the proposal in writing to Elliot R. Arditti, Secretary, Trak Auto Corporation, 3300 75th Avenue, Landover, Maryland 20785. All proposals must be received a reasonable time before Trak begins to print and mail its proxy materials.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, Trak files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Trak. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following SEC Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

     TRAK ANTICIPATES FILING ITS ANNUAL REPORT ON FORM 10-K FOR FISCAL 1999 ON OR ABOUT APRIL 30, 1999. IF YOU ARE A STOCKHOLDER OF TRAK AND WOULD LIKE TO RECEIVE A COPY OF TRAK'S ANNUAL REPORT ON FORM 10-K (WHICH WILL NOT INCLUDE ANY OF THE EXHIBITS TO THE ANNUAL REPORT), YOU SHOULD WRITE TO TRAK AUTO CORPORATION, 3500 75TH AVENUE, LANDOVER, MARYLAND 20785, ATTENTION: ELLIOT R. ARDITTI, ESQ., SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE ANNUAL REPORT, YOU SHOULD MAKE YOUR REQUEST BY MAY 10, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. TRAK HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION THAT IS DIFFERENT FROM THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 28, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS...........................   F-2
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7

                       CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO TRAK AUTO CORPORATION:

We have audited the accompanying consolidated balance sheets of Trak Auto Corporation (a Delaware corporation and a majority-owned indirect subsidiary of Richfood Holdings, Inc.) and subsidiaries as of January 30, 1999 and January 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trak Auto Corporation and subsidiaries as of January 30, 1999 and January 31, 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in fiscal 1997 the Company changed its method of accounting for cash equivalents and in fiscal 1998 changed its method of accounting for purchased computer software costs.

/s/ ARTHUR ANDERSEN LLP

Washington, D.C.
April 20, 1999

                     TRAK AUTO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              JANUARY 30,    JANUARY 31,
                                                                 1999           1998
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
                                 ASSETS
Current Assets:
  Cash......................................................   $  5,038       $  5,914
  Short-term instruments....................................     11,984         11,973
  Marketable debt securities................................        563            666
  Restricted escrow funds...................................        183             --
  Insurance receivable......................................      3,788             --
  Accounts receivable, net of allowance of $407 and $24,
    respectively............................................      6,942          8,653
  Note Receivable from Dart Group...........................     11,000          3,215
  Merchandise inventories...................................     57,840         67,027
  Prepaid income taxes......................................         --          3,670
  Deferred income taxes.....................................      6,481          9,844
  Other current assets......................................      2,829          3,194
                                                               --------       --------
    Total Current Assets....................................    106,648        114,156
                                                               --------       --------
Property and Equipment, at cost:
  Furniture, fixtures and equipment.........................     48,845         54,767
  Leasehold improvements....................................      7,349          9,970
  Property under capital leases.............................     22,032         22,032
                                                               --------       --------
                                                                 78,226         86,769
Accumulated Depreciation and Amortization...................     47,580         50,513
                                                               --------       --------
                                                                 30,646         36,256
Other Assets................................................         64             93
                                                               --------       --------
Note Receivable from Dart Group.............................         --         15,000
                                                               --------       --------
Deferred Income Taxes.......................................     11,234          8,001
                                                               --------       --------
Total Assets................................................   $148,592       $173,506
                                                               ========       ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable, trade...................................   $ 27,207       $ 41,325
  Accrued expenses
    Salaries and benefits...................................     11,026         11,177
    Taxes other than income.................................      3,966          5,518
    Other...................................................      9,829          9,601
  Current portion of closed store reserve...................        649          2,087
  Current portion of obligations under capital leases.......        338            282
  Due to affiliate..........................................         92            177
                                                               --------       --------
         Total Current Liabilities..........................     53,107         70,167
                                                               --------       --------
Obligations under Capital Leases............................     26,618         26,846
                                                               --------       --------
Reserve for Store Closings..................................      1,919         10,751
                                                               --------       --------
         Total Liabilities..................................     81,644        107,764
                                                               --------       --------
Commitments and Contingencies
Stockholders' Equity
  Common stock, par value $.01 per share; 15,000,000 shares
    authorized; 6,437,869 shares issued.....................         64             64
    Paid-in capital.........................................     46,481         46,481
    Accumulated other comprehensive income..................          5              7
    Retained earnings.......................................     29,125         27,917
    Treasury stock, 528,690 shares of common stock at
     cost...................................................     (8,727)        (8,727)
                                                               --------       --------
         Total Stockholders' Equity.........................     66,948         65,742
                                                               --------       --------
Total Liabilities and Stockholders' Equity..................   $148,592       $173,506
                                                               ========       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                     TRAK AUTO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           YEARS ENDED
                                                            -----------------------------------------
                                                            JANUARY 30,    JANUARY 31,    FEBRUARY 1,
                                                               1999           1998           1997
                                                            -----------    -----------    -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.....................................................   $221,584       $319,440       $345,984
Interest and other income.................................      2,284          2,181          1,586
                                                             --------       --------       --------
                                                              223,868        321,621        347,570
                                                             --------       --------       --------
Cost of sales, store occupancy and warehousing............    171,095        246,632        262,472
Selling and administrative................................     48,523         68,862         72,050
Provision for loss on sale of California operations.......         --          8,193             --
Depreciation and amortization.............................      4,191          8,481          7,495
Interest expense..........................................      3,749          3,753          3,705
Closed store (reversal) provision.........................     (6,821)        13,929            402
Impairment of fixed assets................................      1,203             --             --
                                                             --------       --------       --------
                                                              221,940        349,850        346,124
                                                             --------       --------       --------
Income (loss) before income taxes.........................      1,928        (28,229)         1,446
Income tax provision (benefit)............................        720        (10,556)           362
                                                             --------       --------       --------
Net income (loss).........................................   $  1,208       $(17,673)      $  1,084
                                                             ========       ========       ========
Per share data:
  Basic earnings (loss) per share.........................   $    .20       $  (2.99)      $    .18
  Diluted earnings (loss) per share.......................        .20          (2.99)           .18
Weighted average common share and common share equivalents
  outstanding
  Basic...................................................      5,909          5,909          5,900
  Diluted.................................................      5,909          5,909          5,942

 The accompanying notes are an integral part of these consolidated statements.

                     TRAK AUTO CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           YEARS ENDED
                                                            -----------------------------------------
                                                            JANUARY 30,    JANUARY 31,    FEBRUARY 1,
                                                               1999           1998           1997
                                                            -----------    -----------    -----------
                                                                         (IN THOUSANDS)
Common Stock:
  Balance, beginning and end of period....................    $    64       $     64        $    64
                                                              =======       ========        =======
Paid-in Capital:
  Balance, beginning of period............................    $46,481       $ 46,476        $46,236
  Stock options exercised.................................         --              5            240
                                                              -------       --------        -------
  Balance, end of period..................................    $46,481       $ 46,481        $46,476
                                                              =======       ========        =======
Accumulated Other Comprehensive Income:
  Balance, beginning of year..............................    $     7       $      3        $    97
  Realized gain on investments............................         (2)             4            (94)
                                                              -------       --------        -------
  Balance, end of year....................................    $     5       $      7        $     3
                                                              =======       ========        =======
Retained Earnings:
  Balance, beginning of period............................    $27,917       $ 45,590        $44,506
  Net income (loss).......................................      1,208        (17,673)         1,084
                                                              -------       --------        -------
  Balance, end of period..................................    $29,125       $ 27,917        $45,590
                                                              =======       ========        =======
Treasury Stock:
  Balance, beginning of period............................    $(8,727)      $ (8,720)       $(8,720)
  Common Stock repurchased................................         --             (7)            --
                                                              -------       --------        -------
  Balance, end of period..................................    $(8,727)      $ (8,727)       $(8,720)
                                                              =======       ========        =======
Comprehensive Income (Loss):
  Net income (loss).......................................    $ 1,208       $(17,673)       $ 1,084
  Reclassification adjustments............................         --             (2)            (1)
                                                              -------       --------        -------
  Comprehensive income (loss).............................    $ 1,208       $(17,675)       $ 1,083
                                                              =======       ========        =======
Common Stock Outstanding:
  Balance, beginning of period............................      5,909          5,909          5,888
  Stock Options Exercised.................................         --             --             21
                                                              -------       --------        -------
  Balance, end of period..................................      5,909          5,909          5,909
                                                              =======       ========        =======

 The accompanying notes are an integral part of these consolidated statements.

                     TRAK AUTO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED
                                                            -----------------------------------------
                                                            JANUARY 30,    JANUARY 31,    FEBRUARY 1,
                                                               1999           1998           1997
                                                            -----------    -----------    -----------
                                                                         (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income (loss).......................................   $  1,208       $(17,673)       $ 1,084
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization........................      4,191          8,481          7,495
     Provision for loss on sale of California
       operations.........................................         --          8,193             --
     Provision (reversal) for store closings..............     (6,821)        13,929            402
     Impairment of fixed assets...........................      1,203             --             --
     Provision for deferred taxes.........................        130         (5,315)          (525)
  Changes in assets and liabilities:
     Accounts receivable..................................     (2,077)        (1,812)        (2,132)
     Merchandise inventories..............................      9,187          7,338         (6,722)
     Restricted escrow....................................       (183)            --             --
     Prepaid income taxes.................................      3,670         (3,670)            --
     Other current assets.................................        365           (111)        (2,049)
     Other assets.........................................         29            309            285
     Accounts payable, trade..............................    (14,118)        (6,365)         1,259
     Accrued expenses.....................................        (65)        (7,397)         3,345
     Due to affiliate.....................................        (85)           159            (53)
     Income taxes payable.................................         --         (1,581)           883
     Reserve for closed stores............................     (3,449)        (2,187)        (2,245)
                                                             --------       --------        -------
     Net cash provided by (used in)
     operating activities.................................   $ (6,815)      $ (7,702)       $ 1,027
                                                             --------       --------        -------
Cash Flows from Investing Activities:
  Capital expenditures....................................   $ (1,194)      $ (2,288)       $(8,638)
  Proceeds from sale of California operations.............         --         32,828             --
  Sale/maturities of United States Treasury Bills.........         --             50          7,644
  Maturities of United States Treasury Notes..............         --          1,150             --
  Sale/maturities of marketable debt securities...........        101            552          5,994
  Proceeds from (payment for) notes receivable from Dart
     Group................................................      7,215        (18,215)            --
                                                             --------       --------        -------
     Net cash provided by investing activities............   $  6,122       $ 14,077        $ 5,000
                                                             --------       --------        -------
Cash Flows from Financing Activities:
  Principal payments under capital lease obligations......   $   (172)      $   (209)       $  (101)
  Purchase of treasury shares.............................         --             (7)            --
  Proceeds from exercises of stock options................         --              5            240
                                                             --------       --------        -------
     Net cash provided by (used in) financing
       activities.........................................   $   (172)      $   (211)       $   139
                                                             --------       --------        -------
Net Increase (Decrease) in Cash and Equivalents...........   $   (865)      $  6,164        $ 6,166
Cash and Equivalents at Beginning of Year (Note 2)........     17,887         11,723          5,557
                                                             --------       --------        -------
Cash and Equivalents at End of Year (Note 2)..............   $ 17,022       $ 17,887        $11,723
                                                             ========       ========        =======
Supplemental Disclosures of Cash Flow Information:
Cash paid (refunded) during the year for:
  Interest................................................   $  3,749       $  3,753        $ 3,705
  Income taxes............................................     (4,585)           178            450
Supplemental Disclosure of Noncash Activities:
Write-off book value of fixed assets to closed store
  reserves................................................         --       $  1,549        $    --

 The accompanying notes are an integral part of these consolidated statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     NOTE 1 -- ORGANIZATION

     The accompanying consolidated financial statements reflect the accounts of Trak, including its wholly-owned subsidiaries, for the fiscal year ended January 30, 1999 ("fiscal 1999"), the fiscal year ended January 31, 1998 ("fiscal 1998") and the fiscal year ended February 1, 1997 ("fiscal 1997"). All significant intercompany accounts and transactions have been eliminated. Trak is engaged in the business of operating specialty retail stores in the United States.

     As described above, Richfood's acquisition of Dart, which owns approximately 67% of Trak's outstanding common stock, resulted in Richfood obtaining control of Trak. Additionally, the consummation of the proposed merger of Trak with and into Merger Sub, with Trak becoming a wholly-owned subsidiary of HalArt, would result in HalArt obtaining control of Trak. The impact, if any, resulting from the merger has not been considered in these financial statements.

     NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

     Fiscal Year

     Trak's fiscal year ends on the Saturday nearest to January 31. All fiscal years presented include 52 weeks.

     Cash and Equivalents

     Effective in fiscal 1997, Trak changed its accounting policy to include only investments with a maturity of three months or less as cash equivalents. The impact of this change was to reclassify amounts previously presented in the accompanying consolidated balance sheets and statements of cash flows.

     Short-term Instruments and Marketable Debt Securities

     At January 30, 1999, Trak's short-term instruments are all money market funds. Marketable debt securities include United States Treasury Notes, and United States Agency Securities.

     Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities for which Trak does not have the intent or ability to hold to maturity are classified as available-for-sale. Securities classified as available-for-sale are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. At January 30, 1999, market value was $5,000 greater than cost, net of income taxes. At January 30, 1999, Trak had no investments that qualified as trading or held-to-maturity.

     The amortized cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income. Realized gains and losses are included in interest and other income. The cost of securities sold is based on the specific identification method. The securities have a contractual maturity of one year or less.

     Expected maturities may differ from contractual maturities because the issuers of securities may have the right to prepay obligations without prepayment penalties.

     Fair Value of Financial Instruments

     The fair values of current financial assets and liabilities are approximately the reported carrying amounts.

     Merchandise Inventories

     Trak's inventories are priced at the lower of last-in, first-out ("LIFO") cost or market. At January 30, 1999, and January 31, 1998, inventories determined on a first-in, first-out ("FIFO") basis would have been greater by $3,333,000, and $3,815,000, respectively. If inventories were determined on a FIFO basis, cost of goods sold would be greater by approximately $482,000 and $318,000 for fiscal 1999 and fiscal 1998, respectively, and would be reduced by $75,000 for fiscal 1997.

     Trak takes a physical count of its store inventories semiannually and uses a gross profit method combined with available perpetual inventory information to determine inventories for quarters when complete physical counts are not taken. Trak took a physical inventory for all stores during the quarter ended January 30, 1999.

     Property and Equipment

     Property and equipment are recorded at cost. Trak depreciates furniture, fixtures and most equipment generally over a ten-year period using the straight-line method. Computer equipment is depreciated over a five-year period using the straight-line method. Effective February 2, 1997, Trak changed its accounting policy from expensing purchased computer software costs in the year of acquisition to capitalizing and depreciating these costs over the estimated useful life, not to exceed five years. Management has determined that these costs benefit future periods. During fiscal 1999, Trak recorded amortization of purchased computer software of approximately $15,000 and, during fiscal 1998, Trak did not record any amortization of purchased computer software as no new computer software was placed in service. The effect of capitalizing purchased computer software was to increase Trak's net income by approximately $5,000 for fiscal 1999 and reduce Trak's net loss by approximately $198,000 ($.03 per share) for fiscal 1998, respectively, net of income taxes. All stores and some equipment are leased. Improvements to leased premises are amortized over a ten-year period or the term of the lease, whichever is shorter. Assets (primarily buildings) financed through asset-based financing arrangements are depreciated over the lives of the leases. Accumulated amortization for assets under capital lease was $10,093,000 and $9,173,000 as of January 30, 1999 and January 31, 1998, respectively.

     Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value should be assessed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. Trak has determined that as of January 30, 1999, there was approximately $1,203,000 of net book value of fixed assets at underperforming stores that had been impaired. Accordingly, Trak wrote-off the $1,203,000 for these assets in the accompanying statement of operations in fiscal 1999.

     Preopening Expenses

     All costs of a non-capital nature incurred in opening a new store are charged to expense as incurred.

     Advertising Expense

     Trak records the costs of advertising as expense as the costs are incurred.

     Self-Insurance Programs

     Trak is self-insured for certain levels of general liability, workers compensation and employee medical coverage. Estimated costs of these self-insurance programs are accrued at the expected value of projected settlements for known and anticipated claims.

     Concentration of Credit Risk

     Financial instruments that potentially subject Trak to credit risk consist primarily of short-term instruments, marketable debt securities and accounts receivable from vendors. Trak restricts investment of temporary cash investments to United States Treasury Bills and Notes and corporate notes and municipal securities with a high credit standing. Credit risk on accounts receivable is minimized as a result of deducting such receivables from amounts payable to the related vendors. Trak periodically reviews outstanding balances and records allowances for accounts receivable deemed uncollectable.

     Earnings Per Share

     The computation of diluted earnings per share is based on the weighted average number of shares of Trak common stock and common stock equivalents outstanding during the periods presented. Common stock equivalents were anti-dilutive for fiscal 1999 and fiscal 1998. Trak adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, in the fourth quarter of fiscal 1998 and has restated all previously presented earnings per share data. Dilutive stock options represent the only difference between basic and diluted earnings per share.

     Comprehensive Income

     Trak adopted SFAS No. 130, Reporting Comprehensive Income, in the first quarter of fiscal 1999. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     Reclassifications

     Certain reclassifications have been made to prior year statements to conform to current year presentation.

     NOTE 3 -- INCOME TAXES

     Trak accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This standard requires, among other things, recognition of future tax benefits and liabilities, measured by enacted tax rates, attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and for tax net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

     The provision (benefit) for income taxes consists of the following:

                                                                 FISCAL YEARS
                                                         ----------------------------
                                                          1999       1998       1997
                                                          ----       ----       ----
                                                            (DOLLARS IN THOUSANDS)
Current:
  Federal..............................................  $ (361)   $ (4,495)   $1,279
  State................................................      --        (681)       53
                                                         ------    --------    ------
                                                           (361)     (5,176)    1,332
Deferred:
  Federal..............................................   1,063      (5,315)     (730)
  State................................................      18         (65)     (240)
                                                         ------    --------    ------
     Total provision (benefit).........................  $  720    $(10,556)   $  362
                                                         ======    ========    ======

     The effective income tax rate is reconciled to the Federal statutory rate as follows:

                                                                  FISCAL YEARS
                                                            ------------------------
                                                            1999      1998      1997
                                                            ----    --------    ----
                                                             (DOLLARS IN THOUSANDS)
Federal statutory rate....................................    34%         34%     34%
Income taxes (benefit)at Federal statutory rate...........  $655    $ (9,598)   $492
Increase (decrease) in taxes resulting from:
  State income taxes, net of Federal income tax benefit...    12        (916)      4
  Tax exempt municipal bond interest income...............               (24)    (12)
  Utilization of former Trak West net operating loss......    --          --    (208)
  Travel and entertainment................................    10          54      26
  Other...................................................    43         (72)     60
                                                            ----    --------    ----
Income tax provision (benefit)............................  $720    $(10,556)   $362
                                                            ====    ========    ====
Effective tax rate........................................  37.3%       37.4%   25.0%
                                                            ====    ========    ====

     The effect of each type of temporary difference and carryforward that generates a significant portion of the net deferred tax assets is as follows:

                                                              JANUARY 30,    JANUARY 31,
                                                                 1999           1998
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Capitalized leases treated as operating leases for tax
     purposes...............................................    $ 2,295        $ 2,301
  Depreciation..............................................      3,484          2,981
  Uniform capitalization of inventory costs.................      1,180          1,372
  Reserve for stores closings...............................        993          5,980
  Accrued rent..............................................        598            531
  Preacquisition basis adjustment for Trak West.............         --            164
  Accrued vacation reserve..................................        795            576
  Accrued self-insurance reserve............................      3,027          2,717
  Deferred compensation.....................................        119            150
  Deferred income...........................................         33             49
  Bad debt reserve..........................................        148             --
  Asset impairment reserve..................................        238             --
  Other reserves............................................        242             --
  Asset disposal reserve....................................        580            983
  Capital loss carryforward.................................         78             64
  Net operating loss carryforward...........................      5,029             --
  Other.....................................................         83            246
                                                                -------        -------
     Deferred tax assets....................................     18,922         18,114
                                                                -------        -------
Deferred tax liabilities:
  Book basis of asset acquired as a result of involuntary
     conversion.............................................         --           (269)
  Deferred income-insurance claim...........................     (1,207)            --
                                                                -------        -------
Deferred tax liabilities....................................     (1,207)          (269)
                                                                -------        -------
Net deferred tax assets.....................................    $17,715        $17,845
                                                                =======        =======

     In the opinion of management, the deferred tax asset will be realized through future earnings. Trak has a $202,000 capital loss carryforward, which will expire in fiscal year 2011. During fiscal 1999, Trak incurred a tax net operating loss of approximately $13.6 million of which $1.1 million, subject to alternative minimum tax limitations, can be carried back to prior years and $12.5 million will be carried forward. The net operating loss carryforward will expire in fiscal year 2019. As a result of Richfood's acquisition of Dart, utilization of Trak's net operating loss carryforwards is limited. Management, however, believes that it is more likely than not that all tax carryforwards are realizable. If the merger is consummated, the tax carryforwards may be further limited as a result of the change in control.

     NOTE 4 -- CLOSED STORE CHARGES

     Trak continually evaluates its store operations and the need to close, relocate, or expand stores or convert existing Classic Trak stores into Super Trak or Super Trak Warehouse stores. Trak recognizes store closing costs when management decides to close a store. In prior years, Trak also has recognized the anticipated costs for closing, relocating, expanding and converting existing stores to the Super Trak and Super Trak Warehouse concept. The costs associated with store closings are primarily unrecoverable lease obligations (rent, real estate taxes and common area charges, net of estimated sublease income) and the book value of leasehold improvements as of the actual store closing date.

     As of January 30, 1999, Trak had a reserve of $2,568,000 for store closings. The reserve relates to eight stores that have been closed. The activity in the closed store reserve during the last two years is as follows:

                                                                   FISCAL YEARS
                                                              ----------------------
                                                                1999         1998
                                                                ----         ----
                                                              (DOLLARS IN THOUSANDS)
Reserves, beginning of year.................................   $12,838      $ 2,644
  Payments..................................................    (3,531)      (2,187)
  Additions.................................................        82       15,478
  Reversals.................................................    (6,821)      (3,097)
                                                               -------      -------
Reserves, end of year.......................................   $ 2,568      $12,838
                                                               =======      =======

     The increase in the closed store reserve during fiscal 1998 was primarily due to closing 15 stores in the Pittsburgh, Pennsylvania market as a result of the poor performance of the stores. During fiscal 1999, Trak was able to negotiate favorable lease terminations resulting in a reduction of the related reserves (see Note 7 -- California and Pittsburgh, Pennsylvania Operations).

     The closed store reserve as of January 30, 1999 is expected to be utilized as follows:

                       FISCAL
                        YEAR                               TOTAL
                       ------                              -----
                                                       (IN THOUSANDS)
2000.................................................      $  649
2001.................................................         391
2002.................................................         315
2003.................................................         209
2004.................................................         181
2005-2009............................................         823
                                                           ------
  Total..............................................      $2,568
                                                           ======

     The amount recorded for future lease obligations has been estimated at 95% of the total lease obligation after the closing date because Trak believes that certain alternatives (subleasing and favorable lease buy-outs) to abandonment may be available.

     Trak will continue to evaluate the performance and future viability of its stores and may close or convert additional stores in the future.

     NOTE 5 -- TRANSACTIONS WITH AFFILIATES

     Dart provided Trak with certain general and administrative services. In addition, Trak provided similar services to Dart and its other subsidiaries. In management's opinion, the intercompany charges for these services were equal to the costs incurred by Dart or Trak, as the case may be, to provide these functions. It is not practicable for Trak to estimate the cost it would have incurred for these services if it had operated as an unaffiliated entity.

     In addition to the intercompany charges for general and administrative services, Dart charged Trak, on a monthly basis, for actual expenses that related directly to Trak's operations. Substantially all such charges were supported by invoices from unrelated parties designating Trak as recipient of the related goods or services or were for matters related to all of Dart's affiliated companies and were allocated pro rata based on usage or square footage. Amounts receivable from or payable to affiliate relate to transactions made on behalf of Trak by Dart or on behalf of Dart by Trak.

     In Trak's opinion, the methods used for allocating costs described above constitute a reasonable basis on which to allocate such costs. As a result of Richfood's acquisition of Dart, these charges are being eliminated as Trak contracts for these services directly with third parties.

     The following table summarizes the intercompany transactions:

                                                                FISCAL YEARS
                                                        -----------------------------
                                                         1999       1998       1997
                                                         ----       ----       ----
                                                           (DOLLARS IN THOUSANDS)
Due to Affiliate,
  Beginning of year...................................  $   177    $    18    $    71
                                                        -------    -------    -------
Expense charges
  Direct rentals (Note 6).............................    2,608      1,826      1,625
  Salaries from Dart..................................    1,620      1,873      1,111
  Salaries to Dart....................................     (296)      (768)    (1,447)
  Interest on Dart loans..............................   (1,291)        --         --
  Other expenses......................................    3,384      4,121      4,529
                                                        -------    -------    -------
                                                          6,025      7,052      5,818
                                                        -------    -------    -------
Payments..............................................   (6,110)    (6,893)    (5,871)
                                                        -------    -------    -------
Due to Affiliate, End of year.........................  $    92    $   177    $    18
                                                        =======    =======    =======

     All transactions with Dart included above are free of interest and made under current payment terms that, in management's opinion, are comparable to those with unrelated parties. The average balances of amounts due to affiliate were $248,000, $163,000, and $73,000 for fiscal 1999, fiscal 1998 and fiscal
1997, respectively.

     Dart Group Corporation Loans

     Trak entered into a loan agreement on January 27, 1998 with Dart, which was subsequently amended on April 28, 1998. Under the terms of the loan agreement, as amended, Dart borrowed $15.0 million from Trak, the repayment of which was secured by the common stock of Trak owned by Dart. Interest on the loan was at a rate equal to the prime rate as set forth in The Wall Street Journal, plus one and one-half percent (1.5%). Interest was payable monthly and the principal was payable in two equal installments on February 3, 1999 and July 31, 1999. During August 1998, Dart paid Trak $4.0 million of the principal amount of this loan. On February 3, 1999, Dart paid the $7.5 million principal payment due on the loan, and on March 12, 1999, Dart paid the $3.5 million remaining balance of the loan.

     In addition, Trak advanced Dart approximately $3.2 million in November 1997, which was evidenced by a promissory note. Dart repaid this $3.2 million advance in August 1998.

     Also, see Note 6 -- Commitments -- Related Party Leases and License Agreements.

     NOTE 6 -- COMMITMENTS

     Lease Commitments

     Trak leases stores, warehouses, leasehold improvements, fixtures and equipment. Renewal options are available on the majority of leases. In some instances, store leases require the payment of contingent rentals and license fees based on sales in excess of specified minimums. Certain properties are subleased with various expiration dates. Certain capital leases have purchase options at fair market value at the end of the lease.

     The following is a schedule of future minimum payments under capital leases and non-cancelable operating leases and license agreements that have initial or remaining terms in excess of one year at January 30, 1999. The imputed interest rate on capital leases is 15.0% in the aggregate.

FISCAL                                                      CAPITAL LEASES          OPERATING
YEAR                                                  (SEE RELATED PARTY LEASES)     LEASES
------                                                --------------------------    ---------
                                                              (DOLLARS IN THOUSANDS)
2000................................................           $ 3,944                16,527
2001................................................             4,074                15,268
2002................................................             4,185                13,539
2003................................................             4,398                12,286
2004................................................             4,630                10,265
2005-2017...........................................            50,117                19,463
                                                               -------               -------
     Total..........................................            71,348               $87,348
                                                                                     =======
Less-Imputed interest...............................            44,392
                                                               -------
Present value of net minimum lease payments.........            26,956
Less-Current maturities.............................               338
                                                               -------
Long-term capital lease obligations.................           $26,618
                                                               =======

     The above table includes $3,500,000 for store operating leases where the store has been closed and a portion of the lease obligation has been accrued in the store closing reserve. Minimum operating lease obligations have not been reduced by total future minimum sublease rentals of $929,000 under noncancelable leases.

     Rent expense for store operating leases and license agreements are as follows:

                                                                FISCAL YEARS
                                                        -----------------------------
                                                         1999       1998       1997
                                                         ----       ----       ----
                                                           (DOLLARS IN THOUSANDS)
Minimum rentals.......................................  $15,368    $23,002    $21,963
Contingent rentals....................................      505        443        349
                                                        -------    -------    -------
Total.................................................  $15,873    $23,445    $22,312
                                                        =======    =======    =======

     Related Party Leases and License Agreements

     One of Trak's stores is subleased from Crown Books and one store is subleased from Shoppers Food Warehouse Corp., a wholly-owned subsidiary of Dart. These two sublease agreements provide for various termination dates which, assuming renewal options are exercised, range from 1999 to 2020, and require the payment of future minimum rentals aggregating $3,890,000 at January 30, 1999. These sublease agreements also require payment of a percentage of sales in excess of a stated minimum, and are included in the lease and license commitments table above as operating leases. Annual rentals for these subleases with Dart's subsidiaries was $180,000 in each of fiscal 1999, 1998, and 1997.

     Trak leases a 176,000 square foot distribution center located in Bridgeview, Illinois from Bridgeview Warehouse L.L.C., a wholly-owned subsidiary of Dart. The original lease, which commenced in 1984, is for thirty years and six months and provides for rent increases of approximately 15% every five years over the term of the lease. The current annual rental is $754,000. The lease also requires Trak to pay maintenance, utilities, insurance and real estate taxes on the warehouse. This lease agreement has been classified as a capital lease and is included under the Capital Leases caption of the lease commitment table above. If the merger is consummated, the lease for the Bridgeview facility will be amended. The amendment provides that the rent shall become fixed at $754,000 per year for the remainder of the term of the lease, and that Trak will vacate the premises on six months' notice.

     Trak subleases from Dart 210,000 square feet of a distribution center and office facility, located in Landover, Maryland, which it shares with Dart and Crown Books. The original sublease commenced in 1985 with a term of 30 years and six months and provides for rent increases of approximately 15% every five years over the term of the sublease. Trak's current annual rental is $1,647,000. In addition, the sublease requires the payment of maintenance, utilities, insurance and real estate taxes allocable to the space subleased. This lease agreement has been classified as a capital lease and is included under the Capital Leases caption of the lease commitment table above. Under the terms of an amendment to the sublease, that will only become effective if the merger is consummated, Trak agreed to vacate the warehouse and the lease will be terminated six months after the effective time. Dart will defer receipt of rent and other payments otherwise due under the sublease for a period of twelve months from the effective time. In addition to the rent and other payments that Dart deferred, HalArt will cause Trak to pay Dart a lease termination fee equal to six months' of base rent on the first anniversary of the effective time.

     Trak has an agreement with Dart to use space in a warehouse facility, located adjacent to the above described distribution center and office facility on a month-to-month basis. The warehouse is owned by a wholly-owned subsidiary of Dart. The rental is variable and depends on the amount of on square footage utilized by Trak. In fiscal 1999, the rental was approximately $207,000. The arrangement also requires Trak to pay a pro-rata share of utilities, real estate taxes and maintenance.

     Trak leases a 317,000 square foot distribution center located in Ontario, California from a partnership that Ronald S. Haft, a former Dart shareholder controls. The property has been vacant since April 1998 as a result of the sale of Trak's California operations in December 1997. The lease, which commenced in 1989, is for 20 years and provides for increasing rental payments, based upon the Consumer Price Index for the Los Angeles area, over the term of the lease. The current annual rental is $1,516,000. The lease also requires Trak to pay for maintenance, utilities, insurance and real estate taxes. This lease agreement has been classified as a capital lease and is included under the Capital Leases caption in the lease commitment table above. As part of a settlement with Ronald
S. Haft (see Note 9 -- Litigation), Mr. Haft agreed to transfer the Ontario, California distribution center to Dart (or a subsidiary). The transfer is subject to contingencies, including bankruptcy court and mortgagee approval. Dart and Trak have executed an agreement whereby Dart has agreed to indemnify Trak against any and all liabilities and obligations including, without limitation, obligations to pay rent, perform maintenance, make repairs or otherwise perform any non-rent obligations provided Trak (1) vacates the warehouse and (2) transfers to Dart any economic benefits derived from any sublease or license with a third party related to the property as an offset against Dart's indemnification obligation. In the event that a wholly-owned subsidiary of Dart acquires title to the warehouse and prepays or refinances a mortgage note executed by the current owner of the warehouse, the lease will be terminated. In consideration of Dart's indemnity and agreement to terminate the lease, HalArt has agreed to cause Trak to pay Dart a lease termination fee in an amount equal to twelve months of current base rent on the first anniversary of the effective time. The agreement will only become effective if the merger is consummated.

     Employment Arrangements

     Trak has entered into employment agreements with several key employees. The employment agreements are for one-year or two-year terms and are automatically extended one year or two years at the end of the fiscal year, unless the individual is terminated for cause. The agreements provide for annual compensation increases following review and performance appraisal by the Compensation Committee of the Board. Total commitments under employment agreements are approximately $1,207,000 at January 30, 1999.

     NOTE 7 -- CALIFORNIA AND PITTSBURGH, PENNSYLVANIA OPERATIONS

     Sale of California Operations

     Pursuant to an October 6, 1997, purchase agreement between Trak and CSK Auto, Inc. ("CSK"), Trak sold its interest in its California operations, including inventory, store fixtures and store leases, to CSK. Trak and CSK consummated the transaction in December 1997 for an aggregate purchase price of approximately $32.8 million. Trak realized a pre-tax loss of $8.2 million (net of a reduction in the LIFO reserve of approximately $2.3 million) on the sale to cover losses associated with the sale of assets and exposure under remaining lease obligations. Trak remains liable as a party to certain store leases that it assigned to CSK, however, CSK has agreed to honor the terms of these leases. Trak has recorded this loss in the accompanying Consolidated Statements of Operations. The total obligation for these leases was approximately $22.4 million at December 8, 1997 through the end of the then earliest termination date.

     Closure of Pittsburgh, Pennsylvania Operations

     On January 27, 1996, Trak acquired the inventory and fixed assets of 14 auto part stores in Pittsburgh, Pennsylvania for approximately $6,200,000. The purchase price included approximately $1,582,000 for favorable lease rights, which is being amortized over the primary term of the leases and any option periods beginning before February 1999.

     After two years of disappointing performance, Trak closed these stores and one additional store it had opened on January 31, 1998. Accordingly, Trak recorded a provision for closed stores of approximately $14.9 million for the unamortized leasehold improvements and lease rights (discussed above) and remaining lease obligations (see Note 4 -- Closed Store Charges). During fiscal 1999, Trak was able to negotiate favorable early terminations for a number of the store leases. Accordingly, during fiscal 1999, Trak reversed approximately $6.8 million of the closed store reserve.

     NOTE 8 -- BOARD OF DIRECTORS

     In October 1994, the Board established an Executive Committee comprised of the outside directors, to conduct the affairs of Trak with respect to matters that were the subject of disputes between the then Chairman of the Board and Chief Executive Officer of Trak, Herbert H. Haft, and the then President and Chief Operating Officer of Dart, Ronald S. Haft. In September 1994, Dart's Board of Directors had established an Executive Committee at Dart with membership and authority similar to that of Trak's Executive Committee. The disputes between Herbert H. Haft and Ronald S. Haft concerning issues involving both Dart and Trak were extensive. Accordingly, the respective Executive Committees assumed day-to-day involvement in these disputed issues and other matters affecting Dart and Trak, in particular, matters relating to litigation to which Dart or Trak was then a party. As a result of the settlement of litigation with certain members of the Haft family (see Note 9 -- Litigation), the Executive Committee no longer exists.

     Members of the Executive Committee were compensated at a rate of $275 per hour plus reimbursement of expenses. Compensation paid by Dart and its subsidiaries, including Trak, to members of the Executive Committees for their services on those committees were approximately $150,000, $1,137,000, and $1,299,000 in fiscal 1999, fiscal 1998 and fiscal 1997, respectively ($39,000, $379,000 and $438,000 paid by Trak in fiscal 1999, fiscal 1998 and fiscal 1997 respectively).

     NOTE 9 -- LITIGATION

     Employment Litigation

     In January 1998, Trak was named as a defendant in two class action lawsuits (Amezcua v. Trak Auto Corp., Superior Court of the State of California, Action No. BC183900 and Tett, v. Trak Auto Corp., Superior Court of the State of California, Action No. BC186931) involving former California employees of Trak who alleged that Trak engaged in improper wage-and-hour practices. The suits claimed that former salaried employees should have been paid overtime.

     Trak has entered into a settlement agreement pursuant to which the maximum exposure of Trak to members of the classes in both class action lawsuits was $4.5 million. During August 1998, Trak funded $4.5 million to an escrow account for payments to class members of these lawsuits and, after payments to class members, approximately $183,000 of the escrow remains as of January 30, 1999. This amount is classified on the Consolidated Balance Sheets as Restricted Escrow Funds. In addition, Trak recorded a receivable of approximately $3.8 million at January 30, 1999 for recovery of the amounts from its insurance carriers and recorded a net provision of approximately $0.5 million during fiscal 1999 for the settlement, which has been recorded as Selling and Administrative Expenses on the Consolidated Statements of Operations. In March 1999, Trak received the $3.8 million insurance receivable.

     Shareholder Litigation

     During fiscal 1998, Dart and Trak settled all litigation and disputes between Dart and Trak, on the one hand, and members of the Haft family (former stockholders of Dart and Trak), on the other hand and all related claims and litigation. As a result of these settlements, members of the Haft family no longer own common stock or options for common stock of Dart or Trak. In fiscal 1998, Trak paid approximately $1.6 million for its portion of these settlements.

     Other

     In the normal course of business, Trak is involved in various claims and litigation. In the opinion of management, liabilities, if any, will not have a material adverse effect upon Trak's consolidated financial condition and results of operations.

     Trak recorded legal expenses of approximately $1.2 million, $1.0 million and $1.7 million during fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

     NOTE 10 -- CREDIT AGREEMENT

     In December 1996, Trak entered into a revolving credit facility with a finance company to borrow up to $25.0 million. The credit facility has an original term of three years. As of January 30, 1999, Trak had not borrowed under the credit facility. Borrowings under the credit facility bear interest at rates ranging from prime rate minus 0.50% to prime rate plus 0.25%, for prime rate loans, and LIBOR plus 1.5% to LIBOR plus 2.25%, for LIBOR loans. Interest rates are based upon Trak's ratio of debt to tangible net worth. Borrowings are limited to eligible inventory levels, as defined, and are secured by Trak's inventory, accounts receivable, and proceeds from the sale of such assets. The credit facility contains certain restrictive covenants, including limitations on additional indebtedness and advances to affiliates.

     Interest on prime rate loans is payable monthly. Interest and principal on LIBOR loans is payable between one and six months from the borrowing date. LIBOR loans are subject to a prepayment penalty and may be continued for a subsequent one to six month period. LIBOR loans may be converted to prime rate loans and vice versa. The credit facility includes a facility fee of .25% per annum on the unused principal balance, as defined. No single advance may be outstanding for more than 36 months. Pursuant to a provision of the credit facility that allows Trak to terminate the credit facility upon 60-days prior written notice to the lender, Trak has notified the lender of its intent to terminate the credit facility. In the event that the facility is not terminated, the lender may terminate it as of December 18, 1999 or on any anniversary date thereafter upon 60-days prior written notice to Trak.

     NOTE 11 -- EMPLOYEES' BENEFIT PLANS

     Trak has a 401(k) Retirement Plan for all employees projected to work 1,000 hours per year after 90 days continuous employment. Trak is obligated to contribute an amount equal to 25% of the employees deferral up to 6% of each individual's deferral. Trak's contributions were approximately $187,000, $330,000 and $346,000 for fiscal 1999, 1998, and 1997, respectively.

     In March 1996, Trak established a nonqualified deferred compensation plan for certain officers and key employees of Trak. Trak contributes an amount equal to 25% of the employees deferral in the nonqualified deferred compensation plan and the 401(k) plan together up to 6%. The contribution was $10,000, $9,000 and $15,000 in fiscal 1999, fiscal 1998 and fiscal 1997.

     Trak maintains a non-contributory profit-sharing plan for all full-time employees with one year of continuous employment. Trak's annual contribution to the plan is based on a discretionary percentage of Trak's consolidated net income, as defined in the plan, and as determined by the Board. Trak's contribution was approximately $99,000 in fiscal 1997. There was no contribution in either fiscal 1999 or fiscal 1998.

     NOTE 12 -- STOCK OPTION PLANS

     Trak has a stock option plan and accounts for the plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, Trak's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                 FISCAL YEAR
                                                         ----------------------------
                                                          1999       1998       1997
                                                          ----       ----       ----
                                                            (DOLLARS IN THOUSANDS,
                                                            EXCEPT PER SHARE DATA)
Net Income (Loss):
  As Reported..........................................  $1,208    $(17,673)   $1,084
  Pro Forma............................................     797     (18,542)      737
Net Income (Loss) per share (diluted):
  As Reported..........................................  $  .20    $  (2.99)   $  .18
  Pro Forma............................................     .13       (3.14)      .12

     The effects of applying SFAS No. 123 in the pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards granted prior to 1995.

     The weighted average fair value of options granted was $5.66 for options granted during both fiscal 1999 and fiscal 1998. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, and 1998, respectively: risk free rates of approximately 5.5% and 5.4% during fiscal 1999 and fiscal 1998, respectively; no expected dividends; expected lives of 5.0 years; and expected volatility of 60.0% and 40% during fiscal 1999 and fiscal 1998, respectively.

     Trak Auto Corporation 1993 Stock Option Plan

     Trak may grant options for up to 1,250,000 shares under the Trak Auto Corporation 1993 Stock Option Plan (the "1993 Option Plan"). The 1993 Option Plan is for officers, directors and key employees and will terminate June 30, 2003. The option exercise price equals the market price on the date of grant. Options vest fully after three years and expire after five years.

     Information concerning the 1993 Option Plan:

                                                      NUMBER      OPTION PRICE     WEIGHTED AVERAGE
                                                    OF OPTIONS      PER SHARE       EXERCISE PRICE
                                                    ----------    ------------     ----------------
Outstanding at February 3, 1996...................     268,288    $12.50-16.125         $14.61
  Granted.........................................     193,800            16.75          16.75
  Exercised.......................................     (10,223)    12.50-16.125          13.13
  Forfeited.......................................     (15,585)     12.50-16.75          14.78
                                                    ----------    -------------         ------
Outstanding at February 1, 1997...................     436,280      12.50-16.75          15.59
  Granted.........................................     212,250      11.25-13.00          12.98
  Exercised.......................................        (400)           12.50          12.50
  Forfeited.......................................     (74,674)     12.50-16.75          12.50
                                                    ----------    -------------         ------
Outstanding at January 31, 1998...................     573,456      11.25-16.75          14.64
  Granted.........................................       3,000            10.00          10.00
  Exercised.......................................          --               --             --
  Expired.........................................     (29,108)           12.50          12.50
  Forfeited.......................................    (212,787)     12.50-16.75          14.48
                                                    ----------    -------------         ------
Outstanding at January 30, 1999...................     334,561    $ 10.00-16.75         $14.69
                                                    ----------    -------------         ------

     Options to purchase 212,737 shares were exercisable at January 30, 1999 and 881,606 options remained available for grant. At January 30, 1999, the weighted average contractual life of the options outstanding was 2.5 years.

     The Board has authorized certain officers and directors of Trak to apply for loans from Trak to exercise their vested stock options. Under the plan approved by the Board, the loans must bear interest at the prime rate, adjusted annually, be secured by all of the stock acquired by exercise of the options, be repaid out of the first proceeds of sale of the stock or at the end of three years, whichever is earlier, and the borrower must demonstrate to Trak's chief financial officer both that it would be difficult to dispose of the number of shares on the open market and that he or she presents a reasonable credit risk to Trak.

                               ANNEXED DOCUMENTS

     Important information related to Trak, HalArt, Merger Sub, their respective subsidiaries and the merger agreement is included in the materials attached to this proxy statement. these materials are specifically incorporated herein and made a part hereof. You should read these materials carefully. These materials are:

        Annex A     Agreement and Plan of Merger
        Annex B     Opinion of Donaldson, Lufkin & Jenrette Securities
                    Corporation
        Annex C     Voting Agreement
        Annex D     Section 262 of the Delaware General Corporation Law

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                HALART, L.L.C.,

                            HALART (DELAWARE), INC.

                                      AND

                             TRAK AUTO CORPORATION

                            ------------------------

                           DATED AS OF MARCH 11, 1999
                            ------------------------

                                   ARTICLE I
                                  DEFINITIONS

Section 1.1   Agreement...................................................   A-6
Section 1.2   Cash and Cash Equivalents...................................   A-6
Section 1.3   Class Actions...............................................   A-6
Section 1.4   Certificates................................................   A-6
Section 1.5   Closing; Closing Date.......................................   A-6
Section 1.6   Code........................................................   A-6
Section 1.7   Confidentiality Agreement...................................   A-6
Section 1.8   Contracts...................................................   A-7
Section 1.9   DG..........................................................   A-7
Section 1.10  DG Loan.....................................................   A-7
Section 1.11  DGCL........................................................   A-7
Section 1.12  DLJ.........................................................   A-7
Section 1.13  Effective Time..............................................   A-7
Section 1.14  ERISA.......................................................   A-7
Section 1.15  Exchange Act................................................   A-7
Section 1.16  GAAP........................................................   A-7
Section 1.17  Governmental Authority......................................   A-7
Section 1.18  HSR Act.....................................................   A-7
Section 1.19  Insurance Receivable........................................   A-7
Section 1.20  IRS.........................................................   A-7
Section 1.21  Knowledge of Target.........................................   A-7
Section 1.22  Law.........................................................   A-7
Section 1.23  Lease Amendments............................................   A-7
Section 1.24  Material Adverse Effect.....................................   A-7
Section 1.25  Material Contract...........................................   A-8
Section 1.26  Merger......................................................   A-8
Section 1.27  Merger Consideration........................................   A-8
Section 1.28  Merger Sub..................................................   A-8
Section 1.29  Nasdaq......................................................   A-8
Section 1.30  Other Filings...............................................   A-8
Section 1.31  Parent......................................................   A-8
Section 1.32  Parent System...............................................   A-8
Section 1.33  Partnership; Partnerships...................................   A-8
Section 1.34  Paying Agent................................................   A-8
Section 1.35  Permits.....................................................   A-8
Section 1.36  Permitted Investments.......................................   A-8
Section 1.37  Person......................................................   A-8
Section 1.38  Proxy Statement.............................................   A-8
Section 1.39  SEC.........................................................   A-8
Section 1.40  Securities Act..............................................   A-8
Section 1.41  Shares......................................................   A-8
Section 1.42  Special Committee...........................................   A-8
Section 1.43  Subsidiary; Subsidiaries....................................   A-9
Section 1.44  Target......................................................   A-9
Section 1.45  Target Benefit Plans........................................   A-9
Section 1.46  Target Common Stock.........................................   A-9

Section 1.47  Target Companies............................................   A-9
Section 1.48  Target SEC Reports..........................................   A-9
Section 1.49  Target System...............................................   A-9
Section 1.50  Target Stockholders' Meeting................................   A-9
Section 1.51  Tax Returns.................................................   A-9
Section 1.52  Taxes.......................................................   A-9
Section 1.53  Y2K Issue...................................................   A-9

                                   ARTICLE II
                                   THE MERGER

Section 2.1   The Merger..................................................  A-10
Section 2.2   Closing.....................................................  A-10
Section 2.3   Effective Time of the Merger................................  A-10
Section 2.4   Effects of the Merger.......................................  A-10

                                  ARTICLE III
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1   Effect on Capital Stock.....................................  A-11
Section 3.2   Conversion of Securities....................................  A-11
Section 3.3   Payment for Shares..........................................  A-11
Section 3.4   Stock Transfer Books........................................  A-13
Section 3.5   Stock Options...............................................  A-13
Section 3.6   Dissenting Shares...........................................  A-13
Section 3.7   Proxy Statement; Board Recommendation.......................  A-13
Section 3.8   Stockholders' Meeting.......................................  A-14

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1   Organization and Authority..................................  A-14
Section 4.2   Authority Relative to this Agreement........................  A-14
Section 4.3   Consents and Approvals; No Violations.......................  A-15
Section 4.4   Information Supplied........................................  A-15
Section 4.5   Financial Capability........................................  A-15
Section 4.6   Fees and Expenses of Brokers and Others.....................  A-15

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF TARGET

Section 5.1   Organization and Authority of the Target Companies..........  A-16
Section 5.2   Capitalization..............................................  A-16
Section 5.3   Authority Relative to this Agreement........................  A-16
Section 5.4   Consents and Approvals; No Violations.......................  A-17
Section 5.5   Reports.....................................................  A-17
Section 5.6   Absence of Certain Events...................................  A-18
Section 5.7   Litigation..................................................  A-18
Section 5.8   Material Contracts..........................................  A-19
Section 5.9   Labor Matters...............................................  A-19

Section 5.10  Employee Benefit Plans......................................  A-19
Section 5.11  Tax Matters.................................................  A-20
Section 5.12  Compliance with Law.........................................  A-21
Section 5.13  Fees and Expenses of Brokers and Others.....................  A-21
Section 5.14  Absence of Undisclosed Liabilities..........................  A-21
Section 5.15  Information Supplied........................................  A-21
Section 5.16  Financial Advisor Opinion...................................  A-22
Section 5.17  Insurance Receivable........................................  A-22
Section 5.18  Recent Financial Information................................  A-22

                                   ARTICLE VI
                                   COVENANTS

Section 6.1   Conduct of the Business of Target...........................  A-22
Section 6.2   No Solicitation.............................................  A-24
Section 6.3   Access to Information; Confidentiality Agreements...........  A-25
Section 6.4   Best Efforts................................................  A-26
Section 6.5   Consents....................................................  A-26
Section 6.6   Public Announcements........................................  A-26
Section 6.7   Indemnification; Insurance..................................  A-26
Section 6.8   Y2K Issue...................................................  A-27

                                  ARTICLE VII
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 7.1   Conditions Precedent to Each Party's Obligation to Effect
              the Merger..................................................  A-27
Section 7.2   Conditions Precedent to Obligation of Parent and Merger Sub
              to Effect the Merger........................................  A-27
Section 7.3   Conditions Precedent to Obligation of Target to Effect the
              Merger......................................................  A-28

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

Section 8.1   Termination.................................................  A-28
Section 8.2   Effect of Termination.......................................  A-29
Section 8.3   Termination Fee.............................................  A-29
Section 8.4   Amendment...................................................  A-29
Section 8.5   Extension; Waiver...........................................  A-29

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.1   Survival of Representations and Warranties..................  A-29
Section 9.2   Brokerage Fees and Commissions..............................  A-29
Section 9.3   Entire Agreement; Assignment................................  A-30
Section 9.4   Notices.....................................................  A-30
Section 9.5   Governing Law; Consent to Jurisdiction......................  A-30
Section 9.6   Descriptive Headings........................................  A-31
Section 9.7   Parties in Interest.........................................  A-31
Section 9.8   Counterparts................................................  A-31
Section 9.9   Specific Performance........................................  A-31
Section 9.10  Fees and Expenses...........................................  A-31

Section 9.11  Severability................................................  A-31
Section 9.12  Usage.......................................................  A-31
Section 9.13  Exhibits....................................................  A-32

                              ANNEXES AND EXHIBITS

Annex I
              Amended and Restated Certificate of Incorporation of Target
Annex II
              Amended and Restated Bylaws of Target
Exhibit 1.21
              Knowledge of Target
Exhibit 1.23
              Lease Amendments
Exhibit 5.2
              Target Companies' Outstanding Options, Warrants,
              Subscriptions or Other Rights
Exhibit 5.4
              Target Consents
Exhibit 5.5
              Certain SEC Reports
Exhibit 5.6
              Absence of Certain Events
Exhibit 5.7
              Target Litigation
Exhibit 5.9
              Target Labor Matters
Exhibit 5.10
              Target Benefit Plans
Exhibit 5.11
              Tax Matters Concerning Target
Exhibit 5.14
              Permitted Encumbrances
Exhibit 6.1A
              Conduct of the Business of Target
Exhibit 6.1C
              Representatives
Exhibit 6.7
              Indemnification Agreements
Exhibit 6.8
              Y2K Plan

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 11, 1999, by and among HalArt, L.L.C., a Michigan limited liability company ("Parent"), HalArt (Delaware), Inc., a Delaware corporation ("Merger Sub"), and Trak Auto Corporation, a Delaware corporation ("Target").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously approved the acquisition of Target by Parent, by means of the merger of Merger Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, the Board of Directors of Target has unanimously determined that the Merger is in the best interests of Target and its stockholders and has approved and adopted this Agreement and the Merger and declared them to be advisable; and

     WHEREAS, Parent, Merger Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 Agreement. "Agreement" shall mean this Agreement, with the Annexes and Exhibits attached hereto, as amended from time to time in accordance with the terms hereof.

     Section 1.2 Cash and Cash Equivalents. "Cash and Cash Equivalents" shall mean, as of any date of determination, the sum of (i) the amounts indicated on the line items "Cash," "Short-term instruments" and "Marketable debt securities" on the unaudited consolidated balance sheet of Target dated as of such date, prepared in accordance with GAAP consistently applied, (ii) the principal amount outstanding under the DG Loan as of such date and (iii) the amount of the Insurance Receivable.

     Section 1.3 Class Actions. "Class Actions" shall mean the class action litigation captioned Richard Amezcua, Augustin Dominquez, and other members of the general public similarly situated v. Trak Auto Corporation, Superior Court of the State of California, Action No. BC183900 and D'Artanyon Tett, Linda Wendt and individuals on behalf of themselves and all others similarly situated v. Trak Auto Corporation, Superior Court of the State of California, Action No. BC 186931.

     Section 1.4  Certificates.  "Certificates" shall have the meaning given in
Section 3.3.(b) hereof.

     Section 1.5 Closing; Closing Date. "Closing" shall mean the closing held pursuant to Section 2.2 hereof, and "Closing Date" shall mean the date on which the Closing occurs.

     Section 1.6 Code. "Code" shall mean, as appropriate, the Internal Revenue Code of 1954 or of 1986, each as amended.

     Section 1.7 Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement, dated as of December 8, 1998, between Target and Parent.

     Section 1.8 Contracts. "Contracts" shall mean written contracts, agreements, leases, licenses, arrangements, understandings, relationships and commitments.

     Section 1.9 DG. "DG" shall mean Dart Group Corporation, a Delaware corporation and the beneficial owner of a majority of the outstanding shares of Target Common Stock.

     Section 1.10 DG Loan. "DG Loan" shall mean the loan from Target to DG in the original principal amount of $15.0 million, as evidenced by that certain loan agreement dated January 27, 1998 between Target and DG, as amended on April 27, 1998, and as it may be further amended from time to time, which loan shall be repaid in its entirety on the first business day following the execution of this Agreement. The outstanding principal balance of the DG Loan as of February 3, 1999 was $3.5 million.

     Section 1.11 DGCL. "DGCL" shall mean the Delaware General Corporation Law, as amended.

     Section 1.12 DLJ. "DLJ" shall mean Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to Target.

     Section 1.13 Effective Time. "Effective Time" shall have the meaning given in Section 2.3 hereof.

     Section 1.14 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.15 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Section 1.16 GAAP. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

     Section 1.17 Governmental Authority. "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

     Section 1.18 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 1.19 Insurance Receivable. "Insurance Receivable" shall mean the amount of money that Target is entitled to receive from claims it has filed with certain Underwriters at Lloyd's of London Market Insurance Companies under policy number 823/DO 0109900 in connection with the settlement of the Class Actions.

     Section 1.20  IRS.  "IRS" shall mean the Internal Revenue Service.

     Section 1.21 Knowledge of Target. "Knowledge of Target" shall mean the actual knowledge, after due inquiry, of those officers of Target identified on
Exhibit 1.21 attached hereto.

     Section 1.22 Law. "Law" shall mean any federal, state, provincial, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

     Section 1.23 Lease Amendments. "Lease Amendments" shall mean the amendments to Target's leases for its Bridgeview, Illinois, and Landover, Maryland warehouses of even date herewith, in the form approved by Parent and delivered in escrow to Target to be effective as of the Effective Time. Copies of the Lease Amendments are attached to this Agreement as Exhibit 1.23.

     Section 1.24 Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect on the business, financial condition or results of operations of such entity or group of entities, taken as a whole, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating to the industries in which Target or Parent operate and not specifically relating to Target or Parent, (iii) set forth or described in the Target SEC Reports or (iv) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or any change in the value of Target Common Stock relating to such execution or announcement.

     Section 1.25 Material Contract. "Material Contract" shall have the meaning given in Section 5.8 hereof.

     Section 1.26 Merger. "Merger" shall mean the merger of Merger Sub with and into Target at the Effective Time.

     Section 1.27 Merger Consideration. "Merger Consideration" shall have the meaning given in Section 3.2. hereof.

     Section 1.28 Merger Sub. "Merger Sub" shall mean HalArt (Delaware), Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

     Section 1.29  Nasdaq.  "Nasdaq" shall mean The Nasdaq National Market.

     Section 1.30 Other Filings. "Other Filings" shall have the meaning given in Section 3.7 hereof.

     Section 1.31 Parent. "Parent" shall mean HalArt, L.L.C., a Michigan limited liability company.

     Section 1.32 Parent System. "Parent System" shall mean the system designed by or for Parent to address the Y2K Issue on its computer systems and software as provided by Small Business Solutions Inc.

     Section 1.33 Partnership; Partnerships. "Partnership" shall mean any limited or general partnership, joint venture or other business association, other than a Subsidiary, in which any party has a direct or indirect interest (collectively, "Partnerships").

     Section 1.34  Paying Agent.  "Paying Agent" shall have the meaning given in
Section 3.3 hereof.

     Section 1.35 Permits. "Permits" shall mean governmental permits, licenses, authorizations, registrations and approvals.

     Section 1.36 Permitted Investments. "Permitted Investments" shall have the meaning given in Section 3.3 hereof.

     Section 1.37 Person. "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     Section 1.38 Proxy Statement. "Proxy Statement" shall have the meaning given in Section 3.7 hereof.

     Section 1.39  SEC.  "SEC" shall mean the Securities and Exchange
Commission.

     Section 1.40 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Section 1.41  Shares.  "Shares" shall mean shares of Target Common Stock.

     Section 1.42 Special Committee. "Special Committee" shall mean the special committee of the Board of Directors of Target comprised solely of directors who are not employees of Richfood Holdings, Inc. or Target.

     Section 1.43 Subsidiary; Subsidiaries. "Subsidiary" shall mean (i) each corporate entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity, and (ii) each other corporate entity which constitutes a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X adopted under the Exchange Act (collectively, "Subsidiaries").

     Section 1.44 Target. "Target" shall mean Trak Auto Corporation, a Delaware corporation.

     Section 1.45 Target Benefit Plans. "Target Benefit Plans" shall have the meaning given in Section 5.10 hereof.

     Section 1.46 Target Common Stock. "Target Common Stock" shall mean the common stock, $0.01 par value per share, of Target.

     Section 1.47 Target Companies. "Target Companies" shall mean Target, together with its Subsidiaries and the Partnerships in which it has a majority of interests.

     Section 1.48 Target SEC Reports. "Target SEC Reports" shall mean (a) the Annual Report on Form 10-K of Target for the fiscal year ended January 31, 1998 and (b) all documents filed by Target with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to
Section 14 of the Exchange Act and any report filed pursuant to Section 15(d) of the Exchange Act, in each case following the filing of such Annual Report on Form 10-K and prior to the date hereof.

     Section 1.49 Target System. "Target System" shall mean the system designed by or for Target to address the Y2K Issue on its computer systems and software as provided by GSC Computer Services Inc.

     Section 1.50 Target Stockholders' Meeting. "Target Stockholders' Meeting" shall have the meaning given in Section 3.8 hereof.

     Section 1.51 Tax Returns. "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the Target Benefit Plans.

     Section 1.52 Taxes. "Taxes" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

     Section 1.53 Y2K Issue. "Y2K Issue" shall mean the means of adapting software, microcode or hardware systems or components, including any electric or electronically controlled systems or components, that process any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information ("Date Data"), to accurately process all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, but not limited to, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Target at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation and a direct wholly-owned subsidiary of Parent (Merger Sub and Target are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, Target is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Trak Auto Corporation."

     Section 2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the second business day following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of O'Melveny & Myers LLP, 555 13th Street, N.W., Suite 500W, Washington, D.C. 20004, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     Section 2.4  Effects of the Merger.

     (a) The Merger shall have the effects set forth in the applicable provisions of the DGCL.

     (b) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The officers of Target immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (c) The Certificate of Incorporation of Target immediately prior to the Effective Time shall be amended by virtue of the Merger to read in its entirety as set forth in Annex I attached hereto, until thereafter duly amended in accordance with the terms thereof and the DGCL.

     (d) The Bylaws of Target as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger to read in their entirety as set forth in Annex II attached hereto, until thereafter duly amended in accordance with the terms thereof, the Certificate of Incorporation and the DGCL.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Common Stock or the holder of any capital stock of Merger Sub:

     (a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Target Common Stock and all other shares of capital stock of Target that are owned by Target and all shares of Target Common Stock and other shares of capital stock of Target owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent or Target shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

     Section 3.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the shares thereof, subject to the other provisions of this
Section 3.2, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by Target or any wholly-owned Subsidiary of Target or by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent and excluding Dissenting Shares (as defined in Section 3.6 hereof)) shall be converted into the right to receive an amount in cash equal to $9.00 per share, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificates (as defined in Section 3.3.(b)hereof). All shares of Target Common Stock, when converted as provided in this Section 3.2, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Target Common Stock except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of Section 3.3 (but subject to Section 3.6), such Certificates shall represent only the right to receive for their Shares the Merger Consideration, without any interest thereon.

     Section 3.3  Payment for Shares.

     (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Target to act as the paying agent (the "Paying Agent") in the Merger. Parent and Target hereby agree that the Bank of New York is a mutually acceptable Paying Agent. Parent shall deposit or shall cause to be deposited with Paying Agent in a separate fund established for the benefit of the holders of shares of Target Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2 and this Section 3.3 to holders of shares of Target Common Stock (other than Target or any wholly-owned Subsidiary of Target or Parent, Merger Sub or any other wholly-owned Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make or cause to be made the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into such appropriate commercial arrangements, if any, as may be necessary to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Target Common Stock entitled thereto as contemplated by this Section. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Target Common Stock shall be entitled under this Section 3.3, Parent shall promptly restore such amount of the inadequacy to the Payment Fund, and in any event shall be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Target or any wholly-owned Subsidiary of Target or Parent, Merger Sub or any other wholly-owned Subsidiary of Parent) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Target Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Target Common Stock represented by such Certificate, and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3, after the Effective Time each Certificate (other than Certificates representing Shares owned by Target or any wholly-owned Subsidiary of Target or Parent, Merger Sub or any other wholly-owned Subsidiary of Parent) shall represent for all purposes only the right to receive the Merger Consideration.

     (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Target Common Stock for six months after the Effective Time shall be delivered to Target, upon demand, and any holders of Target Common Stock who have not theretofore complied with this
Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Target for payment of the Merger Consideration to which they are entitled; provided that if, but only if, Target shall have defaulted in its obligation to make such payment within a reasonable period of time after receipt of written request therefor from any such holder, such holder may thereafter look to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

     (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Target Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withholding Rights. Parent or Target shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (ii) Parent or Target shall provide, or cause the Paying Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

     Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers of shares of Target Common Stock thereafter on the records of Target.

     Section 3.5 Stock Options. After the Effective Time, each (i) then-outstanding option (collectively, the "Employee Options") to purchase Shares under the Target 1993 Stock Option Plan and the Option Agreements between Target and certain of its officers, directors, employees and consultants thereunder (the "Stock Option Plan"), or (ii) any other option, warrant or other right to acquire (upon purchase, exchange, conversion or otherwise) shares of Target Common Stock (collectively, the "Other Options" and, together with the Employee Options, the "Options") shall, assuming that at least 15 days' prior to the Effective Time written notice is delivered to the holders of unexercised Options under the Stock Option Plan, in accordance with the terms of the Stock Option Plan, accelerate and, if not exercised prior to the Effective Time, shall be cancelled.

     Section 3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Target Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shares instead shall, from and after the Effective Time, represent only the right to receive payment of the appraised value of such shares of Target Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Target Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Target Common Stock.

     Section 3.7 Proxy Statement; Board Recommendation. As promptly as practicable after the execution of this Agreement, Target will prepare and file with the SEC a proxy statement or Information Statement relating to the Merger and this Agreement (the "Proxy Statement"). Target will respond to any comments of the SEC and Target will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. Parent will provide to Target all information concerning Parent and Merger Sub as may be reasonably requested by Target in connection with the preparation of the Proxy Statement. As promptly as practicable after the date of this Agreement, each of Target and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, Blue Sky or related Laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Target will notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other Governmental Authorities and of any request by the SEC or its staff or any other Governmental Authorities for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. Each of Target and Parent will cause all documents that it is responsible for filing with the SEC or other Governmental Authorities under this Section 3.7 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in a supplement or amendment to the Proxy Statement or any Other Filing, Target or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Authority, and/or mailing to the stockholders of Target, such amendment or supplement.

     Section 3.8  Stockholders' Meeting

     (a) Promptly after the date hereof, Target will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Target Stockholders' Meeting") to be held (to the extent permissible under applicable law) as promptly as practicable after the mailing of the Proxy Statement for the purpose of voting upon this Agreement and the Merger unless the Merger is effected without a meeting of stockholders.

     (b) Subject to Section 6.2, (i) the Board of Directors of Target shall unanimously recommend that Target's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Target Stockholders' Meeting and
(ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Target has unanimously recommended that Target's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Target Stockholders' Meeting.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

     Parent and Merger Sub represent and warrant to Target as follows:

     Section 4.1 Organization and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     Section 4.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Sub are within the limited liability company or corporate power of Parent and Merger Sub. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Merger Sub, and by Parent as the sole stockholder of Merger Sub, and no other limited liability company, corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Parent or Merger Sub and (assuming the due authorization, execution and delivery hereof and thereof by Target) constitute or will constitute valid and binding agreements of Parent and

Merger Sub, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     Section 4.3 Consents and Approvals; No Violations. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, Nasdaq and any applicable filings under state securities, "Blue Sky" or takeover laws, and (ii) the filing of the Certificate of Merger as required by the DGCL, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Sub, or for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Sub will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets except, in the case of subsections (ii) and (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on Parent and that will not prevent or delay the consummation of the transactions contemplated hereby.

     Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.5 Financial Capability. (a) Merger Sub has received an executed binding commitment letter from Congress Financial Corporation (Central), copies of which have been delivered to Target, pursuant to which such lender has agreed to provide Merger Sub, subject to the conditions specified therein (which conditions do not include due diligence by the lender or the successful consummation of the acquisition of another acquisition target previously identified to Target (the "Other Target") by Parent) funds which, when combined with equity available to Parent and Merger Sub, shall provide Parent and Merger Sub sufficient funds to pay the Merger Consideration, consummate the transactions contemplated hereby and pay all related fees and expenses.

     (b) Parent has sufficient assets to indemnify Target and its directors, officers, employees, affiliates, agents and assigns from any and all Losses (as defined in Exhibit 6.8) described on Exhibit 6.8, if the obligation to provide such indemnity is triggered. Parent has provided Target with evidence, in form and substance satisfactory to Target, of its ability to pay the sums referred to in the preceding sentence.

     Section 4.6 Fees and Expenses of Brokers and Others. Neither Parent nor any of its affiliates (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF TARGET

     Target represents and warrants to Parent and Merger Sub as follows:

     Section 5.1 Organization and Authority of the Target Companies. Each of the Target Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Target Companies has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the Target Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Target Companies. The copies of the Certificate of Incorporation of Target, as amended, and the Amended and Restated By-laws of Target, which have been delivered to Parent, are complete and correct and in full force and effect on the date hereof.

     Section 5.2  Capitalization.

     (a) Target's authorized equity capitalization consists of 15,000,000 shares of Target Common Stock, par value $0.01 per share. As of the close of business on December 14, 1998, 5,909,179 shares of Target Common Stock were issued and outstanding. Such shares of Target Common Stock constituted all of the issued and outstanding shares of capital stock of Target as of such date. All issued and outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth on
Exhibit 5.2 attached hereto and except for the declaration and payment of dividends in the ordinary course of business, Target has not, subsequent to January 31, 1998, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Target Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time.

     (b) All of the outstanding shares of capital stock of Target's Subsidiaries are validly issued, fully paid and nonassessable. Except as disclosed on Exhibit
5.2 hereto, all of the outstanding shares of capital stock of Target's Subsidiaries and all of Target's interests in Target's Partnerships are owned by Target, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. Except as set forth on Exhibit 5.2 attached hereto, there are no outstanding securities, options, warrants, calls, subscriptions, rights or Contracts to which Target is a party or by which any Target Company is bound, granting to any third party the right to purchase or acquire any capital stock of or any partnership or membership interests in any of the Target Companies, and there are no put rights or Contracts pursuant to which any of the Target Companies is bound to repurchase any shares of its capital stock or partnership or membership interests.

     Section 5.3 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Target are within the corporate power of Target. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly recommended by the Special

Committee to the Board of Directors and duly authorized by the Board of Directors of Target, and no other corporate or stockholder proceedings on the part of Target are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval of the Merger and of this Agreement by a majority of the outstanding shares of Target Common Stock at the Target Stockholders' Meeting, unless the Merger is effected without a meeting of stockholders). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Target and (assuming the due authorization, execution and delivery hereof and thereof by Parent) constitute or will constitute valid and binding agreements of Target, enforceable against Target in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     Section 5.4  Consents and Approvals; No Violations.

     (a) Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, Nasdaq, and any applicable filings under state securities, "Blue Sky" or takeover laws, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed on Exhibit 5.4 attached hereto, no material filing or registration with, and no material Permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Target or for the consummation by Target of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Target will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, by-laws, partnership or joint venture agreements or other organizational documents of any of the Target Companies, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of the Target Companies with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the Target Companies is a party or by which it or any of them or any of their properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Target Companies or any of their properties or assets except, in the case of subsections (ii) or (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on the Target Companies and that will not prevent or materially delay the consummation of the transactions contemplated hereby.

     (b) Target's Board of Directors (at a meeting duly called and held) has (i) approved this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to elect not to be subject to any state anti-takeover law that is or purports to be applicable to the Merger or the transactions contemplated by this Agreement and taken all steps necessary to render Section 203 of the DGCL inapplicable to this Agreement, and the transactions contemplated hereby, including the Merger and (iii) subject to any applicable fiduciary duties of the Board of Directors, resolved to recommend that the holders of Target Common Stock approve the Merger.

     Section 5.5 Reports. The Target SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the Target SEC Reports fairly presented in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented in all material respects the consolidated results of operations and cash flows of the Target Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the Target SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (ii) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except as set forth in Exhibit 5.5 attached hereto, since January 31, 1998, Target has timely filed all reports, registration statements and other filings required to be filed by it with the SEC.

     Section 5.6 Absence of Certain Events. Except as set forth in the Target SEC Reports filed prior to the date of this Agreement or as otherwise specifically disclosed in Exhibit 5.6 attached hereto, since January 31, 1998, none of the Target Companies has suffered any change in its business, financial condition or results of operations that has had or will have a Material Adverse Effect upon the Target Companies. Except as disclosed in the Target SEC Reports or in Exhibit 5.6 attached hereto, or as otherwise specifically contemplated by this Agreement, there has not been since January 31, 1998: (i) any entry into any binding agreement or understanding or any amendment of any binding agreement or understanding between any of the Target Companies on the one hand, and any of their respective directors, officers or employees on the other hand, providing for employment of any such director, officer or employee or any general or material increase in the compensation, severance or termination benefits payable or to become payable by any of the Target Companies to any of their respective directors, officers or employees (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee; (ii) any labor dispute that has had or is expected to have a Material Adverse Effect upon the Target Companies; (iii) any entry by any of the Target Companies into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of any of the Target Companies) other than in the ordinary and usual course of business; (iv) any material change in the accounting policies or practices of any of the Target Companies; (v) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a Material Adverse Effect upon the Target Companies; or (vi) any agreement to do any of the foregoing.

     Section 5.7 Litigation. Except as set forth in Exhibit 5.7 attached hereto, as of the date hereof, there is no action, suit, proceeding or, to the Knowledge of Target, investigation pending or, to the Knowledge of Target, threatened against or relating to any of the Target Companies at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of Target, to have a Material Adverse Effect on the Target Companies or that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.8 Material Contracts. Prior to the date hereof, Target has provided Parent with access to true and correct copies of all of the Contracts to which any Target Company is a party as of the date hereof that constitute:
(i) a lease of any interest in any real property; (ii) a lease of any personal property with aggregate annual rental payments in excess of $100,000; (iii) an option to acquire or lease any interest in real property or a right of first refusal with respect thereto; (iv) an agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $100,000 or a right of first refusal with respect thereto; (v) an agreement relating to the borrowing or lending of money or the purchase or sale of securities; (vi) a guaranty, contribution agreement or other agreement that includes any indemnification, contribution or support obligation; (vii) an agreement limiting in any respect the ability of any Target Company to compete in any line of business or with any person; (viii) a supply or requirements agreement or an agreement with a vendor to which any of the Target Companies is a party or by which any of the Target Companies is bound; (ix) an employment or material consulting agreement to which any of the Target Companies is a party or by which any of the Target Companies is bound; and (x) any other agreement with a remaining term in excess of one year or involving an amount over its term in excess of $100,000 (each a "Material Contract"). The Target Companies have performed in all material respects and, to the Knowledge of Target, every other party has performed in all material respects, each material term, covenant and condition of each of the Material Contracts to which any Target Company is a party that is to be performed by any of them at or before the date hereof except where the failure to perform would not have a Material Adverse Effect on the Target Companies. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material default by any Target Company or, to the Knowledge of Target, any other party under any of the Material Contracts to which any Target Company is a party, except for defaults that would not have a Material Adverse Effect on the Target Companies. To the Knowledge of Target, no party to any of the Material Contracts to which any Target Company is a party intends to cancel, terminate or exercise any option under any of such Material Contracts.

     Section 5.9  Labor Matters.

     (a) Except as set forth in Exhibit 5.9 attached hereto, with respect to employees of the Target Companies: (i) there is no unfair labor practice charge or complaint against any Target Company pending or, to the Knowledge of Target, threatened before the National Labor Relations Board or any other comparable authority; (ii) no material grievance or any material arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of Target, no claims therefor exist or have been threatened; and (iii) there is no material litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of Target, proposed or threatened against any Target Company relating to employment, employment practices, terms and conditions of employment or wages and hours.

     (b) Except as described in Exhibit 5.9 attached hereto, no Target Company has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and no Target Company has recognized any Labor Organization as the collective bargaining representative of any of its employees.

     Section 5.10  Employee Benefit Plans.

     (a) For purposes of this Section, the term "Target Benefit Plans" shall mean all retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the

Target Companies or affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate. Any of the Target Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Target ERISA Plan."

     (b) All Target Benefit Plans are in compliance with the applicable provisions (including any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which would have a Material Adverse Effect on the Target Companies. No Target Benefit Plan provides for post-retirement medical benefit obligations (without regard to COBRA obligations). Target does not have any ERISA Plan which is a defined pension benefit plan.

     (c) Exhibit 5.10 attached hereto is a true and correct list of all Target Benefit Plans. Target has made available to Parent and will provide to Parent before the Effective Time true and correct copies of each governing document for each Target Benefit Plan, together with the most recent summary plan description, annual report and audited financial statement for each such plan and the actuarial report for any Target Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

     Section 5.11  Tax Matters.

     (a) Except as set forth on Exhibit 5.11:

          (i) Target and each of its Subsidiaries that is incorporated under the laws of the United States or of any of the United States are members of affiliated groups, within the meaning of Section 1504(a) of the Code, of which Target is the common parent, such affiliated groups file consolidated federal income tax returns and neither Target nor any of its Subsidiaries has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

          (ii) each of the Target Companies has timely filed or caused to be filed all material Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

          (iii) each of the Target Companies has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes covered by such Tax Returns;

          (iv) each of the Target Companies is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-8 and Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws, and such records identify with specificity all accounts subject to withholding under Section 1441, 1442 or 3406 of the Code or similar provisions of state, local or foreign laws;

          (v) none of the Target Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no material unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Target Companies by any Governmental Authority; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the Target Companies; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the Target Companies, the adverse outcome of which would have a Material Adverse Effect on the Target Companies; and any such assertion, assessment, proceeding or litigation disclosed on Exhibit 5.11 hereto is being contested in good faith through appropriate measures, and its status is described in Exhibit 5.11 hereto;

          (vi) none of the Target Companies has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder, or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder;

          (vii) none of the Target Companies is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state or local Law, and Target has no Knowledge that any Governmental Authority has proposed any such adjustment;

          (viii) none of the Target Companies has made or is obligated to make any payments, or has been or is a party to any Contract is reasonably likely to obligate it to make any payments, that would not be deductible by reason of Sections 162(m) or 280G of the Code;

          (ix) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which Target is the common parent which would have a Material Adverse Effect on the Target Companies if taken into account; and

          (x) the most recent audited consolidated balance sheet included in the Target SEC Reports fully and properly reflects, as of the date thereof, the material liabilities of Target and its Subsidiaries for all accrued Taxes and deferred liability for Taxes.

     Section 5.12 Compliance with Law. The conduct of the businesses of the Target Companies and their current use of their assets does not violate or conflict with any Law, which violation or conflict would reasonably be expected to have a Material Adverse Effect on the Target Companies.

     Section 5.13 Fees and Expenses of Brokers and Others. None of the Target Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Target has engaged DLJ to represent it in connection with such transactions, and shall pay all of DLJ's fees and expenses in connection with such engagement.

     Section 5.14 Absence of Undisclosed Liabilities. None of the Target Companies has, as of the date hereof, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of Target prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of Target as of January 31, 1998, included in the Target SEC Reports or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not have a Material Adverse Effect on the Target Companies. None of the Target Companies is a party to any Contract, or subject to any charter or other corporate or partnership restriction, or subject to any judgment, order, writ, injunction, decree, rule or regulation, which could reasonably be expected to have a Material Adverse Effect on the Target Companies. Except as set forth on Exhibit 5.14, all items reflected on the line item "Furniture, fixtures and equipment" on the consolidated balance sheet of Target as of October 31, 1998 are not subject to liens, claims, charges or encumbrances except for such liens, claims charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Target Companies.

     Section 5.15 Information Supplied. None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that no representation is made by Target with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

     Section 5.16 Financial Advisor Opinion. DLJ has delivered to the Board of Directors of Target its opinion dated the date of this Agreement (which opinion shall be updated within five (5) days prior to the mailing of the Proxy Statement and which opinion shall provide that the Special Committee is entitled to rely thereon) to the effect that the Merger Consideration to be received by the holders of Target Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.

     Section 5.17 Insurance Receivable. To the Knowledge of Target as of the date hereof, proceeds of the Insurance Receivable will be at least $3.8 million.

     Section 5.18 Recent Financial Information. As of October 31, 1998, Cash and Cash Equivalents of Target was at least $25.0 million, Net Worth (as defined below) was at least $62.0 million and net inventory of Target and its Subsidiaries, valued on a last in first out basis, was at least $62.0 million (subject, in each case, to normal year-end and audit adjustments). To the Knowledge of Target, based on information available to Target's management on the date hereof, as of December 31, 1998, Cash and Cash Equivalents of Target was at least $25.0 million, Net Worth was at least $62.0 million and net inventory of Target and its Subsidiaries, valued on a last in first out basis, was at least $61.8 million (subject, in each case, to normal year-end and audit adjustments). For purposes of this Section, "Net Worth" shall mean, as at any date of determination, the difference between Total Assets and Total Liabilities of Target and its Subsidiaries, each calculated on a consolidated basis determined in accordance with GAAP.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1  Conduct of the Business of Target.

     (a) Except as set forth in Exhibit 6.1A attached hereto, or as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Target shall, and shall cause each of its wholly-owned Subsidiaries and Partnerships to, conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and to use their respective reasonable best efforts to preserve intact their respective business organizations. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Target nor any of Target's wholly-owned Subsidiaries or Partnerships will, without the prior written consent of Parent which consent will not be unreasonably withheld or delayed:

          (i) amend its Articles or Certificate of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

          (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except as set forth on Exhibit 5.10, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement;

          (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than dividends in the ordinary course of business consistent with past practice), or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries and Partnerships;

          (iv) (A) incur or assume any Funded Debt (as defined below) not currently outstanding, except for borrowings or the issuance of letters of credit in the ordinary course of business under revolving credit agreements in effect on the date hereof, or permit any modifications or amendments of any agreements related to Funded Debt, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person (including, without limitation, the obligations of any other Target Company), or permit the renewal or extension of any contract or other obligation that is the subject of a guarantee or similar obligation, other than the endorsement of checks for deposit in the ordinary course of business, (C) make any loans, advances or capital contributions to, or investments in, any other person (including any other Target Company), (D) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement, (E) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract with a value in excess of $250,000 (even if in the ordinary course of business) without giving prior notice to and consulting with Parent; provided, however that, with respect to any Contract for advertising with a value in excess of $250,000, if requested by Parent, Target will use commercially reasonable efforts to renew such Contract on a month to month basis (as opposed to an annual basis), (F) enter into, or alter, amend, modify or exercise any option under, any supply or requirements agreement, other than in the ordinary course of business or (G) authorize any capital expenditures other than capital expenditures pursuant to Contracts entered into prior to the date hereof or capital expenditures related to necessary maintenance in the ordinary course of business;

          (v) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases to non-executive employees in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

          (vi) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

          (vii) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

          (viii) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

          (ix) except for the payment of professional fees, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Target SEC Reports, or incurred in the ordinary course of business since the date thereof;

          (x) hold any meeting of its stockholders except to the extent required by the request of the stockholders entitled to call a meeting under Target's bylaws or the DGCL;

          (xi) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied as of the Closing Date; or

          (xii) agree in writing or otherwise to take any of the foregoing actions.

     Notwithstanding the foregoing, nothing in this Section 6.1 shall prohibit Target and its Subsidiaries from implementing the Parent System or the Target System as contemplated by Exhibit 6.8.

For purposes of this Section, "Funded Debt" shall mean, without duplication, (i) all indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt to the extent the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all rentals payable under capitalized or synthetic leases, and (iii) all guaranties of Funded Debt of others.

     (b) Parent and Target agree that, during the period from the date of this Agreement to the Effective Time: (i) they will cause representatives of their respective companies to meet, no less frequently than monthly, to discuss the operations and business prospects of the Target Companies; (ii) Target will promptly advise Parent of the occurrence of any event having a Material Adverse Effect on the Target Companies, or any event that would constitute a material breach by Target of any of its representations, warranties, covenants or agreements set forth in this Agreement; and (iii) Parent will promptly advise Target of the occurrence of any event that would constitute a material breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (c) Parent hereby designates the two officers of Parent identified on
Exhibit 6.1C attached hereto, or such other officers as Parent may designate from time to time upon written notice to Target ("Parent's Representatives"), to be responsible for determining whether consent to any action prohibited by
Section 6.1.(a) shall be given by Parent. Target hereby designates the two officers of Target identified on Exhibit 6.1C attached hereto, or such other officers as Target may designate upon written notice to Parent ("Target's Representatives"), to contact Parent's Representatives with any requests for consent to any action prohibited by Section 6.1.(a). Parent's Representatives shall respond promptly (either orally or in writing) to any request for consent (which may be oral or written) to the taking of any action under Section 6.1.(a). If Parent's Representatives do not respond to any request within three business days of its receipt, such consent will be deemed to have been given. Target may rely on any consent given orally or in writing by either of Parent's Representatives. The time periods within which Parent's Representatives must respond shall commence on the date either of Parent's Representatives receive an oral or written request for consent.

     Section 6.2  No Solicitation.

     (a) Target agrees that it shall not, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage submission of proposals, offers or expressions of interest from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in (including by way of a tender offer), any Target Company or any business combination involving any Target Company (any of the foregoing proposals, offers or expressions of interest being referred to herein as an "Acquisition Proposal"), or (ii) participate in any negotiations or discussions regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Acquisition Proposal; provided, however, that Target may participate in negotiations or discussions with, and provide nonpublic information to, any person concerning an Acquisition Proposal submitted in writing by such person to the Board of Directors of Target after the date of this Agreement if (A) such Acquisition Proposal was not solicited, initiated or encouraged in violation of this Agreement and (B) the Board of Directors of Target, in its good faith judgment, believes that such Acquisition Proposal is reasonably likely to result in a bona fide Acquisition Proposal that the Board of Directors of Target believes, in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the stockholders of Target than the proposal set forth in this Agreement (a "Superior Proposal").

     (b) Until such time, if any, that Target's Board of Directors has determined that an Acquisition Proposal constitutes a Superior Proposal, Target shall notify Parent as promptly as practicable (and in any event within 48 hours) if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the person making such Acquisition Proposal and the terms and conditions of such Acquisition Proposal, and shall keep Parent promptly advised of all material developments relating to such Acquisition Proposal which could reasonably be expected to culminate in the Board of Directors of Target withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated in this Agreement in a manner adverse to Merger Sub.

     (c) If, pursuant to Section 6.2.(a), Target provides nonpublic information to any person who makes an Acquisition Proposal, Target shall require such person to enter into a confidentiality agreement on terms substantially similar to the Confidentiality Agreement as a condition to and before providing any such information (except as to the standstill provisions thereof, provided that if under the aforementioned circumstances Target enters into any confidentiality agreement without standstill provisions substantially similar to those contained in the Confidentiality Agreement, then Parent shall to the extent of the difference be relieved of compliance with the Confidentiality Agreement's standstill provisions).

     (d) Target shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Proposal. Target may waive the provisions of any "standstill" agreements between Target and any party to the extent necessary to permit such party to submit an Acquisition Proposal that the Board of Directors of Target believes, in its good faith judgment, is reasonably likely to result in a Superior Proposal.

     Section 6.3  Access to Information; Confidentiality Agreements.

     (a) Between the date of this Agreement and the Effective Time, Target will give Parent and its authorized representatives reasonable access during normal business hours to all plants, offices, warehouses and other facilities and to all books and records of the Target Companies, will permit Parent to make such inspections as it may reasonably request and will cause its officers and those of its Subsidiaries and Partnerships to furnish such financial and operating data and other information with respect to their businesses and properties as may from time to time reasonably be requested by Parent. All such information shall be kept confidential by Parent in accordance with the Confidentiality Agreement.

     (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.

     Section 6.4 Best Efforts. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Parent and Target will execute any additional instruments necessary to consummate the transactions contemplated hereby.

     Section 6.5 Consents. Target and Parent each will use its best efforts to obtain consents of all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Section 6.6 Public Announcements. The parties hereto have agreed upon the text of their respective press releases announcing, among other things, the execution of this Agreement, which press releases shall be disseminated promptly following the execution hereof. Target and Parent will consult with each other before issuing any additional press releases or otherwise making any additional public statement with respect to this Agreement, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law based on the advice of such party's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

     Section 6.7  Indemnification; Insurance.

     (a) From and after the Effective Time and for a period of six (6) years thereafter, Parent shall cause Target and its wholly-owned Subsidiaries to maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of the present and former directors, officers, employees and agents of Target and such Subsidiaries (collectively, the "Indemnified Parties") on terms no less favorable than those provided in the certificates of incorporation and bylaws of such entities on the date of this Agreement with respect to matters occurring prior to the Effective Time. In addition, Parent shall and shall cause each of Target and its Subsidiaries (or any of their successors) to perform all of their respective obligations under those Indemnification Agreements listed on Exhibit 6.7 attached hereto. Parent acknowledges that all directors, officers and employees of Subsidiaries of Target that are not wholly-owned Subsidiaries who are also directors, officers or employees of Target are serving in their capacities at such Subsidiaries at the direction and request of Target.

     (b) Parent shall cause to be maintained in effect from the Effective Time until six (6) years thereafter the current policies for directors' and officers' liability insurance maintained by Target for the benefit of the Indemnified Parties, including coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous), with respect to matters occurring prior to the Effective Time, to the extent such insurance is available to Parent in the market. If such insurance is not available to Parent in the market, Parent will provide such level of insurance as is then provided to directors and officers of Parent.

     (c) In the event Parent or Target or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or Target, as the case may be, honor the indemnification obligations set forth in this Section 6.7.

     (d) The obligations of Target and Parent under this Section 6.7 shall not be terminated, modified or assigned in such a manner so as to adversely affect any Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.7).

     Section 6.8 Y2K Issue. Parent and Target agree to implement procedures to address the Y2K Issue and to undertake the obligations substantially as set forth on Exhibit 6.8.

                                  ARTICLE VII

               CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

     Section 7.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

     (a) this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of Shares entitled to vote thereon if such vote is required under the DGCL;

     (b) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States Governmental Authority which prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed; and

     (c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

     Section 7.2 Conditions Precedent to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

     (a) the representations and warranties of Target set forth in this Agreement shall be true and correct on and as of the Effective Time (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date), except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on the Target Companies;

     (b) Target shall have performed all obligations and complied with all covenants necessary to be performed or complied with by it at or prior to the Effective Time, except for such failures to perform that would not reasonably be expected to have a Material Adverse Effect on the Target Companies; and

     (c) the Lease Amendments shall be in full force and effect.

     Section 7.3  Conditions Precedent to Obligation of Target to Effect the
Merger

     (a) the representations and warranties of Parent and Merger Sub set forth in the Agreement shall be true and correct on and as of the Effective Time (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date), except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on Parent; and

     (b) Parent and Merger Sub shall have performed all obligations and complied with all covenants necessary to be performed or complied with by it at or prior to the Effective Time, except for such failures to perform that would not reasonably be expected to have a Material Adverse Effect on Parent.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the respective stockholders of Target and Merger Sub, but prior to the Effective Time:

     (a) by mutual written consent of Target and Parent;

     (b) by Target or Parent, if the Effective Time shall not have occurred on or before October 15, 1999 (provided that the right to terminate this Agreement under this Section 8.1.(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Effective Time to occur on or before the applicable date set forth above);

     (c) by Target if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within twenty (20) business days following notice to Parent of such breach;

     (d) by Parent if (i) there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within twenty (20) business days following notice to Target of such breach and which breach would reasonably be expected to have a Material Adverse Effect on the Target Companies; or (ii) the Board of Directors of Target should fail to recommend to its stockholders approval and adoption of the transactions contemplated by this Agreement, including the Merger, or such recommendation shall have been made and subsequently withdrawn, modified or amended in any manner materially adverse to Parent;

     (e) by Target if, prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a Superior Proposal so long as
(i) if a component of such Superior Proposal is cash consideration, then the party making such Superior Proposal has cash on hand or financing in place to provide such cash consideration, which financing is committed and/or underwritten substantially to the same extent as Parent's financing is on the date hereof and (ii) the Board of Directors of Target intends to enter into a definitive agreement relating to such Superior Proposal immediately following the termination of this Agreement pursuant to this Section 8.1.(e);

     (f) by Target or Parent, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (g) by Target or Parent, if the required vote of stockholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Target Stockholders' Meeting, including any postponement or adjournment thereof.

     Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 and the Merger is not consummated, this Agreement shall forthwith become void and have no effect; provided, however, that the provisions of Section 6.8, this Section 8.2, Section 8.3 and Article IX shall survive any such termination. In the event of any such termination, no party hereto (or its directors, officers, managers, stockholders or members) will have any liability to any other party hereto, except as expressly provided in Section 8.3 hereof; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for any material breach of this Agreement, which liability shall survive any termination of this Agreement (it being understood that Parent and Merger Sub shall not be entitled to consequential damages in the event of a breach by Target).

     Section 8.3 Termination Fee. If this Agreement is terminated by Target pursuant to Section 8.1.(e) hereof, and if Target is not entitled to terminate this Agreement by reason of Section 8.1.(c) or (f) hereof, then Target shall promptly (and in any event within two days of receipt by Target of written notice from Parent) pay to Parent (by wire transfer of immediately available funds to an account designated by Parent) (A) a termination fee of $1.25 million, plus (B) Parent's reasonable actual out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by Parent in connection with the transactions contemplated in this Agreement, upon the receipt of supporting documentation in form reasonably satisfactory to Target, not to exceed $500,000 in the aggregate. This Section 8.3.(a) shall be the sole remedy of Parent and Merger Sub in the event of any termination of this Agreement pursuant to Section 8.1.(e).

     Section 8.4 Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after approval of the Merger by the stockholders of Target but, after any such approval, no amendment shall be made that would have any of the effects specified in DGCL Section 251(d) without the approval of the stockholders of Target. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub on the one hand, and Target on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (c) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

     Section 9.2 Brokerage Fees and Commissions. No broker, finder or investment banker (other than DLJ, whose fees shall be paid by Target) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target; and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     Section 9.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.3.(b) hereof, all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided that Parent may assign its rights and obligations under this Agreement to the Other Target at any time; so long as the assignee has at the time of assignment a net worth and available cash of no less than $2 million, as certified by the president of the Other Target.

     Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by nationally recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to Parent or Merger Sub:
     HalArt, LLC
     1520 Surria Court
     Bloomfield Hills, MI 48304
     Attention: Arthur Hawkins

     with a copy to:
     John Rickel
     63 Kercheval, Suite 100
     Grosse Pointe Farms, MI 48236

     if to Target:
     Trak Auto Corporation
     3300 75th Avenue
     Landover, MD 20785
     Attention: Keith R. Green

     with a copy to:
     David G. Pommerening
     O'Melveny & Myers
     555 13th Street, NW, Suite 500 West
     Washington, DC 20004-1109

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 9.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises between the parties hereto out of this Agreement or any of the transactions contemplated by this Agreement, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction in any dispute between the parties hereto by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     Section 9.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6.7.

     Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 9.10 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.12 Usage. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof", "herein", "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date hereof" or words of like import shall mean March 11, 1999. References in an instrument to "Article", "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa..

     Section 9.13 Exhibits. Each exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although exhibits need not be attached to each copy of this Agreement. The mere inclusion of an item in an Exhibit as an exception to representation or warranty shall not be deemed an admission by Target that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on the Target Companies. Further, any fact or item which is clearly disclosed on any Exhibit to this Agreement in such a way as to make its relevance or applicability to information called for by another Exhibit or other Exhibits to this Agreement reasonably apparent shall be deemed to be disclosed on such other Exhibit or Exhibits, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

                                          HalArt, L.L.C.

                                          /s/ ALAN E. GAUTHIER
                                          --------------------------------------
                                          By: Alan E. Gauthier
                                          Its: Chief Financial Officer

                                          HalArt (Delaware), Inc.

                                          /s/ ALAN E. GAUTHIER
                                          --------------------------------------
                                          By: Alan E. Gauthier
                                          Its: Chief Financial Officer

                                          Trak Auto Corporation

                                          /s/ R. KEITH GREEN
                                          --------------------------------------
                                          By: R. Keith Green
                                          Its: President

                                                                         ANNEX I

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             TRAK AUTO CORPORATION

     Trak Auto Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Trak Auto Corporation. Trak Auto Corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on March 9, 1983. A Certificate of Amendment of the Certificate of Incorporation of Trak Auto Corporation was filed with the Secretary of State of Delaware on November 13, 1987.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation.

     3. The text of the Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

     FIRST: The name of the corporation (hereinafter some-times referred to as the "Corporation") is:

                             TRAK AUTO CORPORATION

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 100 West Tenth Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in, promote and carry on any and all lawful acts or activities for which a corporation is or may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of one cent ($0.01) per share.

     No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time-to time be issued, sold or offered for sale by the Corporation; provided, however, that, in connection with the issuance or sale of any such shares or securities, the Board of Directors of the Corporation may, in its sole discretion, offer such shares or securities, or any part thereof, for purchase or subscription by the holders of shares of the Corporation, except as may otherwise be provided by this Certificate of Incorporation as from time to time amended.

     At all times, each holder of common stock of the Corporation shall be entitled to one vote for each share of common stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

     FIFTH:  The Corporation is to have perpetual existence.

     SIXTH: Election of Directors need not be by written ballot except and to the extend provided in the Bylaws of the Corporation.

     SEVENTH: The provisions for the regulation of the internal affairs of the Corporation are to be stated in the Bylaws of the Corporation, as the same may be amended or repealed from time to time by the Board of Directors.

     EIGHTH: In addition to the rights, powers, privileges and discretionary authority expressly conferred by statute upon the Board of Directors, it is hereby authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation and to exercise any and all powers and privileges and to do any and all acts and things as may at any time or from time to time be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and of any Bylaws of the Corporation from time to time made; provided, however, that no Bylaw so made shall serve to invalidate any prior action of the Board of Directors which would have been valid if such Bylaw had not been made.

     NINTH: The Corporation shall indemnify each person who may be indemnified (the "Indemnities") pursuant to Section 145 of the General Corporation Law of the State of Delaware (or any successor provision thereto) to the full extent permitted thereby. In each and every situation where the Corporation may do so under such section, the Corporation hereby obligates itself to so indemnify the Indemnitees, and in each case, if any, where the Corporation must make certain investigations on a case-by-case basis prior to indemnification, the Corporation hereby obligates itself to pursue such investigations diligently, it being the specific intention of this Article NINTH to obligate the Corporation to indemnify each person whom it may indemnify to the fullest extent permitted by law at any time and from time to time. To the extent not prohibited by Section 145 of the General Corporation Law of the State of Delaware (or any other provision of the General Corporation Law of the State of Delaware), the Indemnitees shall not be liable to the Corporation except for their own individual willful misconduct or actions taken in bad faith.

     TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stock-holders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said re-organization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     ELEVENTH: The Corporation reserves the right to amend, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred upon stockholders or directors herein are granted subject to this reservation.

     FOURTEENTH: A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any improper personal benefits. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director of a corporation, then a Director of the Corporation, in addition to the circumstances in which a Director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Fourteenth by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                                                        ANNEX II

                                     BYLAWS
                                       OF
                             TRAK AUTO CORPORATION

                                   ARTICLE I

                                    OFFICES

     The Corporation may have such office(s) at such place(s), both within and without the State of Delaware, as the Board of Directors from time to time determines or as the business of the Corporation from time to time requires.

                                   ARTICLE II

                          MEETINGS OF THE STOCKHOLDERS

     Section 1. Annual Meetings. Annual meetings of the stockholders shall be held on such date in the month of June of each year and at such place (within or without the State of Delaware) as is designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting, the stockholders shall elect a Board of Directors and shall transact such other business as may properly be brought before the meeting.

     Section 2. Special Meetings. Unless otherwise prescribed by law, the Certificate of Incorporation or these Bylaws, special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board, if any, or by the President, or by the Secretary upon the written request of a majority of the total number of directors of the Corporation or of holders owning not less than one-quarter (1/4) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote at any such meeting. Requests for special meetings shall state the purpose or purposes of the proposed meeting.

     Section 3.  Notices of Annual and Special Meetings.

     (a) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, written notice of any annual or special meeting of the stockholders shall state the place, date and time thereof and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and shall be given to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days prior to the meeting.

     (b) Notice of any meeting of stockholders (whether annual or special) to act upon an amendment of the Certificate of Incorporation, a reduction of stated capital or a plan of merger, consolidation or sale of all or substantially all of the Corporation's assets shall be given to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of such meeting. Any such notice shall be accompanied by a copy of the proposed amendment or plan of reduction, merger, consolidation or sale.

     Section 4. List of Stockholders. At least ten (10) days (but not more than fifty (50) days) before any meeting of the stockholders, the officer or transfer agent in charge of the stock transfer books of the Corporation shall prepare and make a complete alphabetical list of the stockholders entitled to vote at such meeting, which list shows the address of each stockholder and the number of shares registered in the name of each stockholder. The list so prepared shall be maintained at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held and shall be open to inspection by any stockholder, for any purpose germane to the meeting, during ordinary business hours during a period of no less than ten (10) days prior to the meeting. The list also shall be produced and kept open at the meeting (during the entire duration thereof) and, except as otherwise provided by law, may be inspected by any stockholder or proxy of a stockholder who is present in person at such meeting.

     Section 5.  Presiding Officers; Order of Business

     Meetings of the stockholders shall be presided over by the Chairman of the Board, if any, or, if the Chairman is not present (or, if there is none), by the President, or, if the President is not present, by such person who is chosen by the Board of Directors, or, if none is so chosen, by a chairperson to be chosen at the meeting by stockholders present in person or by proxy who own a majority of the shares of capital stock of the Corporation entitled to vote and represented at such meeting. The secretary of meetings shall be the Secretary of the Corporation, or, if the Secretary is not present, an Assistant Secretary, or, if an Assistant Secretary is not present, such person as may be chosen by the Board of Directors, or, if none is so chosen, by such person who is chosen by the chairperson at the meeting.

     Section 6.  Quorum; Adjournments.

     (a) The holders of a majority of the shares of capital stock of the Corporation issued and outstanding and entitled to vote at any given meeting present in person or by proxy shall be necessary to and shall constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise provided by law or by the Certificate of Incorporation.

     (b) If a quorum is not present in person or by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, until a quorum is present in person or by proxy.

     (c) Even if a quorum is present in person or by proxy at any meeting of the stockholders, the stockholders entitled to vote thereat present in person or by proxy shall have the power to adjourn the meeting from time to time for good cause, without notice of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, until a date which is not more than thirty (30) days after the date of the original meeting.

     (d) Any business which might have been transacted at a meeting as originally called may be transacted at any meeting held after adjournment as provided in this Section 6 at which reconvened meeting a quorum is present in person or by proxy. Anything in paragraph (b) of this Section 6 to the contrary notwithstanding, if an adjournment is for more than thirty (30) days, or if after an adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

     Section 7.  Voting.

     (a) At any meeting of stockholders every stockholder having the right to vote shall be entitled to vote in person or by proxy. Except as otherwise provided by law or by the Certificate of Incorporation, each stockholder of record shall be entitled to one vote (on each matter submitted to a vote) for each share of capital stock registered in his, her or its name on the books of the Corporation.

     (b) All elections of directors, and except as otherwise provided by law or by the Certificate of Incorporation, all other matters, shall be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such other matters.

     Section 8. Action by Consent. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All written consents shall be filed with the minutes of the meetings of the stockholders.

                                  ARTICLE III

                                   DIRECTORS

     Section 1. General Power; Number; Tenure. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors, which may exercise all powers of the Corporation and perform or authorize the performance of all lawful acts and things which are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or performed by the stockholders. The number of directors of the Corporation shall be at least one but not more than fifteen, the number to be set from time to time by the Board of Directors. The directors shall be elected at the annual meeting of the stockholders (except as otherwise provided in Section 2 of this Article III), and each director elected shall hold office until the next succeeding annual meeting of the stockholders or until his or her successor has been elected and has qualified or until his or her earlier resignation or removal. Directors need not be stockholders nor residents of the State of Delaware.

     Section 2. Vacancies. Vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, although less than a quorum, or a sole remaining director, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next annual meeting of the stockholders or until his successor has been elected and has qualified.

     Section 3.  Removal; Resignation.

     (a) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at any meeting of the stockholders called expressly for such purpose any director may be removed, with or without cause, by a vote of stockholders holding a majority of the shares issued and outstanding and entitled to vote at an election of directors.

     (b) Any director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the President, or the Secretary of the Corporation. Unless otherwise specified in such written notice, a resignation shall take effect upon delivery thereof to the Board of Directors or the designated officer. A resignation need not be accepted in order for it to be effective.

     Section 4. Place of Meetings. The Board of Directors may hold both regular and special meetings either within or without the State of Delaware, at such place as the Board from time to time determines.

     Section 5. Annual Meetings. The annual meeting of each newly elected Board of Directors shall be held as soon as is practicable (but in no event more than ten (10) days) following the annual meeting of stockholders, and no notice to the newly elected directors of such meeting shall be necessary for such meeting to be lawful, provided that a quorum is present thereat.

     Section 6. Regular Meetings. Additional regular meetings of the Board of Directors may be held without notice, at such time and place as from time to time may determined by the Board of Directors.

     Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or by the President or by a majority of the directors upon two (2) days' notice to each director if such notice is delivered personally or sent by telegram or telecopy, or upon five (5) days' notice if sent by mail.

     Section 8. Quorum: Adjournments. A majority of the number of directors then in office shall constitute a quorum for the transaction of business at each and every meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may otherwise specifically be provided by law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting, from time to time, without notice other than announcement at the meeting.

     Section 9. Compensation. Directors shall be entitled to such compensation for their services as directors as from time to time may be fixed by the Board of Directors and in any event shall be entitled to reimbursement of all reasonable expenses incurred by them in attending Board meetings. Any director may waive compensation for any meeting. No director who receives compensation as a director shall be barred from serving the Corporation in any other capacity or from receiving compensation and reimbursement of reasonable expenses for any or all such other services.

     Section 10. Action by Consent. Any action required or permitted be taken at any meeting of the Board of Directors may be taken without a meeting and without prior notice if a written consent setting forth the action so taken is signed either before or after such action by all directors. All written consents shall be filed with the minutes of the Board's proceedings.

     Section 11. Meetings by Telephone or Similar Communications. The Board of Directors may participate in meetings by means of conference telephone or similar communications equipment, whereby all directors participating in the meeting can hear each other at the same time, and participation in any such meeting shall constitute presence in person by such director at such meeting. A written record shall be made of all actions taken at any meeting conducted by means of a conference telephone or similar communications equipment.

                                   ARTICLE IV

                                   COMMITTEES

     Section 1. Appointment of Committees. The Board of Directors, by resolution duly adopted by a majority of the directors at a meeting at which a quorum is present, may appoint such committee or committees as it shall deem advisable and with such authority as the Board of Directors shall from time to time determine and may designate a chairman of each committee so appointed.

     Section 2.  Other Provisions Regarding Committees.

     (a) The Board of Directors shall have the power at any time to fill vacancies in, change the membership of, or discharge any committee.

     (b) Members of any committee shall be entitled to compensation for their services as such, as from time to time may be fixed by the Board of Directors and in any event shall be entitled to reimbursement of all reasonable expenses incurred in attending committee meetings. Any member of a committee may waive compensation for any meeting. No committee member who receives compensation as a member of one or more committees shall be barred from serving the Corporation in any other capacity or from receiving compensation and reimbursement of reasonable expenses for any or all such other services.

     (c) Unless prohibited by law, the provisions of Section 10 ("Action by Consent") and Section 11 ("Meetings by Telephone or Similar Communications") of
Article III shall apply to all committees from time to time created by the Board of Directors .

                                   ARTICLE V

                                    OFFICERS

     Section 1. Positions. The officers of the Corporation shall be chosen by the Board of Directors and shall consist of a Chairman of the Board, a President, one or more Vice Presidents (if and to the extent required by law or if not required, if the Board of Directors from time to time appoints a Vice President or Vice Presidents), a Secretary and a Treasurer. The Board of Directors also may choose one or more Assistant Secretaries and/or Assistant Treasurers and such other officers and/or agents as the Board from time to time deems necessary or appropriate. The Board of Directors may delegate to the Chairman of the Board the authority to appoint any officer or agent of the Corporation and to fill a vacancy other than the Chairman of the Board, President, Secretary or Treasurer. The election or appointment of any officer of the Corporation in itself shall not create contract rights for any such officer. All officers of the Corporation shall exercise such powers and perform such duties as from time to time shall be determined by the Board of Directors. Any two or more offices may be held by the same person except the offices of President and Secretary and of President and Vice President. No person shall be precluded from being an officer of the Corporation by virtue of holding office in any other corporation, partnership or other business entity.

     Section 2. Term of Office; Removal. Each officer of the Corporation shall hold office at the pleasure of the Board and any officer may be removed, with or without cause, at any time by the affirmative vote of a majority of the directors then in office, provided that any officer appointed by the Chairman of the Board pursuant to authority delegated to the Chairman of the Board by the Board of Directors may be removed, with or without cause, at any time whenever the Chairman of the Board in his or her absolute discretion shall consider that the best interests of the Corporation shall be served by such removal. Removal of an officer by the Board or by the Chairman of the Board, as the case may be, shall not prejudice the contract rights, if any, of the person so removed. Vacancies, however caused, in any office may be filled for the unexpired portion of the term by the Board of Directors (or by the Chairman of the Board in the case of a vacancy occurring in an office to which the Chairman of the Board has been delegated the authority to make appointments).

     Section 3. Compensation. The salaries of all officers of the Corporation shall be fixed from time to time by the Chairman of the Board, except for that of the Chairman of the Board which shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving a salary by reason of the fact that he or she also receives from the Corporation compensation in any other capacity.

     Section 4. Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Corporation and subject to the direction of the Board of Directors, shall have general charge of the business, affairs and property of the Corporation and general supervision over its other officers and agents. In general, the Chairman of the Board shall perform all duties incident to the office of chief executive officer of a stock corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. Unless otherwise prescribed by the Board of Directors, the Chairman of the Board shall have full power and authority on behalf of the Corporation to attend, act and vote at any meeting of security holders of other corporations in which the Corporation may hold securities. At any such meeting the Chairman of the Board shall possess and may exercise any and all rights and powers incident to the ownership of such securities which the Corporation possesses and has the power to exercise. The Board of Directors from time to time may confer like powers upon any other person or persons. The Chairman of the Board, if present, shall preside at all meetings of the stockholders and all meetings of the Board of Directors.

     Section 5. President. The President shall be the chief operating officer of the Corporation and, subject to the direction of the Board of Directors, shall perform such executive, supervisory and management functions and duties as from time to time may be assigned to him or her by the Board. Unless the Chairman of the Board is present (in person or by proxy) at such meeting, the President shall have the same power and authority as the Chairman of the Board to attend, act and vote at any meeting of security holders of other corporations in which the Corporation may hold securities.

     Section 6. Vice President. In the absence or disability of the President, the Vice President, if any (or in the event there is more than one, the Vice Presidents in the order designated, or in the absence of any designation, in the order of their election), shall perform the duties and exercise the powers of the President. The Vice President(s) also generally shall assist the Chairman of the Board and the President and shall perform such other duties and have such other powers as from time to time may be prescribed by the Board of Directors, the Chairman of the Board or the President; provided, however, that, unless specifically authorized by the Board of Directors, no Vice President shall have any authority to attend, act or vote on behalf of the Corporation at any meeting of security holders of other corporations in which the Corporation may hold securities.

     Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and of the stockholders and shall record all votes and the proceedings of all meetings in a book to be kept for such purposes. The Secretary also shall perform like duties for any committee, if required by any such committee. The Secretary shall give (or cause to be given) notice of all meetings of the stockholders and all special meetings of the Board of Directors and shall perform such other duties as from time to time may be prescribed by the Board of Directors, the Chairman of the Board or the President. The Secretary shall have custody of the seal of the Corporation, and shall have authority (as shall any Assistant Secretary) to affix the same to any instrument requiring it, and to attest the seal by his or her signature. The Board of Directors may give general authority to officers other than the Secretary or any Assistant Secretary to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

     Section 8. Assistant Secretary. The Assistant Secretary, if any (or in the event there is more than one, the Assistant Secretaries in the order designated, or in the absence of any designation, in the order of their election), in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary. An Assistant Secretary shall perform such other duties and have such other powers as from time to time may be prescribed by the Board of Directors.

     Section 9. Treasurer. The Treasurer shall have the custody of the corporate funds, securities, other similar valuable effects, and evidences of indebtedness, shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as from time to time may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation in such manner as may be ordered by the Board of Directors from time to time and shall render to the Chairman of the Board, the President and the Board of Directors, at regular meetings of the Board or whenever any of them may so require, an account of all transactions and of the financial condition of the Corporation.

     Section 10. Assistant Treasurer. The Assistant Treasurer, if any (or in the event there is more than one, the Assistant Treasurers in the order designated, or in the absence of any designation, in the order of their election), in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer. An Assistant Treasurer shall perform such other duties and have such other powers as from time to time may be prescribed by the Board of Directors.

                                   ARTICLE VI

                                    NOTICES

     Section 1. Form; Delivery. Any notice required or permitted to be given to any director, officer, stockholder or committee member shall be given in writing, either personally or by mail with postage prepaid, in either case addressed to the recipient at his or her address as it appears in the records of the Corporation. Personally delivered notices shall be deemed to be given at the time they are delivered at the address of the named recipient as it appears in the records of the Corporation, and mailed notices shall be deemed to be given at the time they are deposited in the United States mail. Notice to a director also may be given by telegram or telecopy sent to his or her address as it appears on the records of the Corporation and shall be deemed given at the time delivered at such address.

     Section 2. Waiver; Effect of Attendance. Whenever any notice is required to be given by law, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be the equivalent of the giving of such notice. In addition, any stockholder who attends a meeting of stockholders in person, or who is represented at such meeting by a proxy, or any director or committee member who attends a meeting of the Board of Directors or a committee thereof shall be deemed to have had timely and proper notice of the meeting, unless such stockholder (or his or her proxy) or director or committee member attends for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

                                  ARTICLE VII

                         INDEMNIFICATION AND INSURANCE

     Section 1.  Indemnification.

     (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by Judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

     (c) Notwithstanding the other provisions of Section of Article VII of these Bylaws, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Section 1(a) and (b) of Article VII of these Bylaws, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

     (d) Any indemnification under Section 1(a) and (b) of Article VII of these Bylaws (unless ordered by a court) shall be paid by the Corporation unless a determination is made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders, that indemnification of the director, officer, employee or agent is not proper in the circumstances because he or she has not met the applicable standards of conduct set forth in Section 1(a) and (b) of Article VII of these Bylaws.

     (e) Costs, charges, and expenses (including attorneys' fees) incurred by a person referred to in Section 1(a) and (b) of Article VII of these Bylaws in defending a civil or criminal action, suit or proceeding (including investigations by any government agency and all costs, charges and expenses incurred in preparing for any threatened action, suit or proceeding) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation pursuant to this Article VII. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient's financial ability to make repayment. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. The Board of Directors may, in the manner set forth above, and subject to the approval of such director, officer, employee or agent of the Corporation, authorize the Corporation's counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

     (f) Any indemnification under Section 1(a), (b) or (c) of Article VII or advance of costs, charges and expenses under Section 1(e) of Article VII of these Bylaws shall be made promptly, and in any event within sixty (60) days, upon the written request of the director, officer, employee or agent directed to the Secretary of the Corporation. The right to indemnification or advances as granted by this Article VII shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction if the Corporation denies such request in whole or in part, or if no disposition thereof is made within sixty (60) days. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification or advances, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 1(e) of Article VII of these Bylaws where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 1(a) or (b) of Article VII of these Bylaws, but the burden of proving that such standard of conduct has not been met shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1(a) and (b) of Article VII of these Bylaws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standards of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (g) The indemnification and advancement of expenses provided by, or granted pursuant to, other Sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of costs, charges and expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under Article VII of these Bylaws shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while Article VII of these Bylaws is in effect. No amendment or repeal of this Article VII of these Bylaws or any relevant provisions of the Delaware General Corporation Law or any other applicable laws shall adversely affect or deny to any director, officer, employee or agent any rights to indemnification which such person may have, or change or release any obligations of the Corporation, under Article VII of these Bylaws with respect to any costs, charges, expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement which arise out of an action, suit or proceeding based in whole or substantial part on any act or failure to act, actual or alleged, which takes place before or while Section 1 of Article VII of these Bylaws is in effect. The provisions of this subsection (g) shall apply to any such action, suit or proceeding whenever commenced, including any such action, suit or proceeding commenced after any amendment or repeal of
Article VII of these Bylaws.

     (h) For purposes of this Article VII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this Article VII, references to "other enterprises" shall include employee benefit plans including but not limited to any employee benefit plan of the Corporation; references to "fines" shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries including acting as a fiduciary thereof; a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII; and service as a partner, trustee or member of management or similar committee of a partnership or joint venture, or as a director, officer, employee or agent of a corporation which is a partner, trustee or joint venture, shall be considered service as a director, officer, employee or agent of the partnership, joint venture, trust or other enterprise.

     Section 2. Insurance for Indemnification. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law and these Bylaws, provided that such insurance is available on acceptable terms as determined by a vote of a majority of the entire Board of Directors.

                                  ARTICLE VIII

                          INTERESTED DIRECTORS; QUORUM

     Section 1. Common or Interested Officers and Directors. The officers and directors shall exercise their powers and duties in good faith and with a view to the best interests of the Corporation. No contract or other transaction between the Corporation and one or more of its officers or directors, or between the Corporation and any corporation, firm, association, or other entity in which one or more of the officers or directors of the Corporation are officers or directors, or are pecuniary or otherwise interested, shall be either void or voidable because of such common directorate, officership or interest, because such officers or directors are present at the meeting of the Board of Directors or any committee thereof which authorizes, approves or ratifies the contract or transaction, or because his, her or their votes are counted for such purpose, if (unless otherwise prohibited by law) any of the conditions specified in the following paragraphs exist:

     (a) the material facts of the common directorate or interest or contract or transaction are disclosed or known to the Board of Directors or committee thereof and the Board or committee authorizes or ratifies such contract or transaction in good faith by the affirmative vote of a majority of the disinterested directors, even through the number of such disinterested directors may be less than a quorum; or

     (b) the material facts of the common directorate or interest or contract or transaction are disclosed or known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

     (c) the contract or transaction is fair and commercially reasonable to the Corporation at the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders, as the case may be.

     Section 2. Quorum. Common or interested directors may be counted in determining whether a quorum is present at any meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies any contract or transaction, and may vote thereat to authorize any contract or transaction with like force and effect as if he, she or they were not such officers or directors of such other corporation or were not so interested.

                                   ARTICLE IX

                               STOCK CERTIFICATES

     Section 1. Form, Signatures. Each stockholder who has fully paid for any shares of capital stock of the Corporation shall be entitled to receive a certificate representing such shares and such certificate shall be signed by the Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant secretary of the Corporation. Signatures on the certificate may be facsimile, in the manner prescribed by law. Each certificate shall exhibit on its face the number and class (and series, if any) of the shares it represents. Each certificate also shall state upon its face the name of the person to whom it is issued and that the Corporation is organized under the laws of the State of Delaware. Each certificate may (but need not) be sealed with the seal of the Corporation or facsimile thereof. In the event any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate ceases to be such officer, transfer agent or registrar before the certificate is issued, the certificate nevertheless may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue of the certificate. All stock certificates representing shares of capital stock which are subject to restrictions on transfer or to other restrictions may have imprinted thereon a notation of such restriction.

     Section 2. Registration of Transfer. Upon surrender to the Corporation or to any transfer agent or registrar of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation, or its transfer agent or registrar, shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation's books.

     Section 3. Registered Stockholders. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person who is registered on its books as the owner of shares of its capital stock to receive dividends or other distributions (to the extent otherwise distributable or distributed), to vote (in the case of voting stock) as such owner, and to hold such registered owner liable for calls and assessments. The Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person. The Corporation (or its transfer agent or registrar, if any) shall not be required to send notices or dividends to a name or address other than the name or address of the stockholders appearing on the stock ledger maintained by the Corporation (or by the transfer agent or registrar, if any), unless any such stockholder shall have notified the Corporation (or by the transfer agent or registrar, if any) in writing, of another name or address at least ten (10) days prior to the mailing of such notice or dividend.

     Section 4. Record Date. In order that the Corporation may determine the stockholders of record who are entitled (i) to notice of or to vote at any meeting of stockholders or any adjournment thereof, (ii) to express written consent to corporate action in lieu of a meeting, (iii) to receive payment of any dividend or other distribution, or (iv) to allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or in order that the Corporation may make a determination of the stockholders of record for any other lawful purpose, the Board of Directors, in advance, may fix a date as the record date for any such determination. Such date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to the date of any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting taken pursuant to Section 6 of Article II; provided, however, that the Board of Directors, in its discretion, may fix a new record date for the adjourned meeting.

     Section 5. Lost, Stolen or Destroyed Certificate. The Secretary or the Treasurer may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation which is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Secretary or the Treasurer, in his or her discretion, may require as a condition precedent to issuance that the owner of such lost, stolen or destroyed certificate, or his or her legal representative, advertise the same in such manner as the Secretary or the Treasurer shall require and/or give the Corporation a bond in such sum, or other security in such form, as the Secretary or the Treasurer may direct, as indemnity against any claim that may be made against the Corporation with respect to the certificate claimed to have been lost, stolen or destroyed.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 1. Dividends. Subject to the General Corporation Law of the State of Delaware and to any provisions of the Certificate of Incorporation relating to dividends, dividends upon the outstanding capital stock of the Corporation or other distributions may be declared by the Board of Directors at any annual, regular or special meeting and may be paid in cash, in property or in shares of the Corporation's capital stock.

     Section 2. Reserves. The Board of Directors, in its sole discretion, may fix a sum which may be set aside or reserved over and above the paid in capital of the Corporation for working capital or as a reserve for any proper purpose, and from time to time may increase, diminish or vary such fund or funds.

     Section 3. Fiscal Year. The fiscal year of the Corporation shall be as determined from time to time by the Board of Directors.

     Section 4. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "State of Delaware."

     Section 5. Amendment of the Bylaws. To the extent not prohibited by law, the Board of Directors shall have the power to adopt, amend and repeal these Bylaws, and to adopt new bylaws, in all cases by an affirmative vote of a majority of the directors, provided that notice of the proposal to adopt, amend or repeal these Bylaws, or to adopt new bylaws, is included in the notice of the meeting of the Board of Directors at which such action takes place.

                                                                         ANNEX B

                          DONALDSON, LUFKIN & JENRETTE
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
           277 PARK AVENUE, NEW YORK, NEW YORK 10172 - (212) 892-3000

                                                                  April 28, 1999

Board of Directors
Trak Auto Corporation
3300 75(th) Avenue
Landover, Maryland 20785

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the common stock, par value $0.01 per share, (the "Shares") of Trak Auto Corporation (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 11, 1999 (the "Agreement"), by and among HalArt, L.L.C. ("HalArt"), HalArt (Delaware), Inc., a wholly-owned subsidiary of HalArt, and the Company, pursuant to which HalArt (Delaware), Inc. will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, each Share of the Company will be converted into the right to receive $9.00 per share in cash (the "Consideration").

     In arriving at our opinion, we have reviewed the draft dated March 10, 1999 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management was certain financial projections of the Company for the period beginning January 31, 1999 and ending January 31, 2004 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. This opinion is being

Board of Directors
April 28, 1999
Page 2

delivered to the Board of Directors of the Company and may be relied upon by the Special Committee of the Board established to review certain aspects of the Agreement and Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the holders of the Shares pursuant to the Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:  /s/ CHRISTOPHER H. WOFFORD
                                            ------------------------------------
                                            Christopher H. Wofford
                                            Vice President

                                                                         ANNEX C

                             DART GROUP CORPORATION
                                3300 75TH AVENUE
                            LANDOVER, MARYLAND 20785

                                                                  March 11, 1999

Board of Managers
HalArt, L.L.C.
1520 Surria Court
Bloomfield Hills, Michigan 48304

                          Agreement to Vote Shares of
                             Trak Auto Corporation

Gentlemen:

     The undersigned shareholder of Trak Auto Corporation, a Delaware corporation ("Target"), to induce HalArt, L.L.C., a Michigan limited liability company ("Parent"), to enter into the Agreement and Plan of Merger, dated as of March 11, 1999, by and among Parent, HalArt (Delaware), Inc. and Target (the "Agreement"), hereby agrees as follows:

          1. to vote 3,962,245 shares of Target Common Stock over which Dart Group Corporation, a Delaware corporation, exercises voting control (the "Shares") for approval of the Agreement at the Target Stockholders' Meeting, unless and until the Board of Directors of Target recommends to its shareholders a Superior Proposal or otherwise, in the exercise of its fiduciary duties upon the advice of counsel, withdraws, amends or modifies in any manner adverse to Parent its favorable recommendation of the Agreement;

          2. that I will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer (including any transfer by operation of law or by will or by the laws of descent and distribution) any of my voting rights with respect to the Shares, except to a person who is a party to a voting agreement with Parent in the form of this letter;

          3. irreparable damage would occur in the event any of the provisions of this agreement were not performed in accordance with the terms hereof and Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity;

          4. this agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors, assigns, heirs, executors and personal representatives (as applicable) of the parties hereto;

          5. this agreement will be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; and

          6. capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

Board of Managers
March 11, 1999
Page  2

          7. this agreement shall automatically terminate upon the termination (prior to closing) of the Agreement.

                                          Very truly yours,

                                          DART GROUP CORPORATION

Dated: March 11, 1999                     By:      /s/ JOHN C. BELKNAP
                                            ------------------------------------

                                          Its: Executive Vice President
                                            ------------------------------------

                                                                         ANNEX D

            DELAWARE CODE ANNOTATED -- SECTION 262. APPRAISAL RIGHTS

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                             8 DEL. C. SECTION 262

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     [_______________]

Trak's directors recommend a vote FOR approval and adoption of the Agreement and Plan of Merger, the Merger, and the other transactions contemplated in the Agreement and Plan of Merger.

1. Approval and adoption of the Agreement and Plan of Merger, the Merger, and the other transactions contemplated in the Agreement and Plan of Merger.

        FOR [X]          AGAINST [X]        ABSTAIN [X]

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.


                                         Change of Address and
                                         or Comments Mark Here   [X]

                                     If You Plan to Attend the
                                     Special Meeting Mark Here   [X]


                        Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

                        DATED                                        , 1999
                              ---------------------------------------

                        SIGNED
                              ---------------------------------------

                        SIGNED (if held jointly)
                                                ---------------------

                        VOTES MUST BE INDICATED
                        (X) IN BLACK OR BLUE INK.  [X]

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE
ENCLOSED ENVELOPE, IF MAILED IN THE UNITED STATES.



                             TRAK AUTO CORPORATION
            PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, MAY 27, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF TRAK AUTO CORPORATION

    The undersigned hereby appoints R. Keith Green and David B. MacGlashan, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Trak Auto Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting of its stockholders to be held on May 27, 1999, and at any adjournment thereof, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, THE MERGER, AND THE OTHER TRANSACTIONS CONTEMPLATED IN THE AGREEMENT AND PLAN OF MERGER.


THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THIS PROXY WILL NOT BE USED.


Continued and to be signed and                      TRAK AUTO CORPORATION
dated on reverse side.                              P.O. BOX 11367
                                                    NEW YORK, N.Y. 10203-0367